Exhibit 10.11

AGREEMENT OF LEASE between 440 WHEELERS FARM ROAD, L.L.C.,
Landlord,
and

THE WINTHROP CORPORATION,
Tenant.

440 Wheelers Farms Road
Milford, Connecticut

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS, DEMISE, PREMISES, TERM,
FIXED RENT

-i-

ARTICLE 5
REPAIRS

5.1	Landlord's Repairs	12
5.2	Tenant's Repairs	13
5.3	Limitations	13
5.4	Landlord's Obligation to Minimize Interference	13

ARTICLE 6
REQUIREMENTS OF LAW

6.1	Tenant's Obligation to Comply with Requirements	13
6.2	Landlord's Obligation to Comply with Requirements	14
6.3	Tenant's Right to Contest Requirements	14
6.4	Rent Control	14

ARTICLE 7
SUBORDINATION

7.1	Subordination and Non-Disturbance	15
7.2	Attornment	15
7.3	Tenant's Estoppel Certificate	16
7.4	Landlord's Estoppel Certificate	17
7.5	Rights to Cure Landlord's Default	17

ARTICLE 8
RULES AND REGULATIONS

8.1	Adoption; Enforcement	17

ARTICLE 9
INSURANCE

9.1	Tenant's Insurance	17
9.2	Landlord's Insurance	18
9.3	Waiver of Subrogation	18
9.4	Evidence of Insurance	19

ARTICLE 10
CASUALTY

10.1	Landlord's Obligation to Restore	19
10.2	Landlord's Termination Right	19
10.3	Tenant's Termination Right	20
10.4	Termination Rights at End of Term	20
10.5	No Other Termination Rights	20

-ii-

ARTICLE 11
EMINENT DOMAIN

11.1	Effect of Condemnation	20
11.2	Condemnation Award	21
11.3	Temporary Taking	21

ARTICLE 12
ASSIGNMENT, SUBLETTING, MORTGAGING

12.1	General Limitation	21
12.2	Landlords Expenses	22
12.3	No Release	22
12.4	Certain Permitted Transfers	22
12.5	Replacement Lease	22
12.6	Certain Rights to Sublease	23
12.7	Sublease Profit	24
12.8	Certain Rights to Assign	24
12.9	Assignment Profit	25
12.10	Certain Permitted Occupants	25
12.11	Landlord's Recapture	26
12.12	Required Documents	27

ARTICLE 13
ELECTRICITY

13.1	Service	27
13.2	Electricity Additional Rent	28
13.3	Termination of Electric Service	28

ARTICLE 14
ACCESS TO PREMISES

14.1	Ducts, Pipes and Conduits	28
14.2	Access	29
14.3	Keys	29
14.4	Building Changes	29

ARTICLE 15
DEFAULT

15.1	Events of Default	29
15.2	Termination	30

ARTICLE 16
REMEDIES AND DAMAGES

16.1	Certain Remedies	31
16.2	Certain Waivers	31
16.3	Damages.	31

-iii-

ARTICLE 17
	LANDLORD FEES AND EXPENSES

17.1	Landlord's Costs After Event of Default	32
17.2	Interest on Late Payments	32

ARTICLE 18
CONDITION OF PREMISES

18.1	No Representations	33

ARTICLE 19
END OF TERM

19.1	Condition of Premises at End of Term	33
19.2	Holding Over	33

ARTICLE 20
QUIET ENJOYMENT

20.1	Landlord's Covenant	33

ARTICLE 21
'POSSESSION

21.1	Delivery	33

ARTICLE 22
" NO WAIVER

22.1	No Surrender	34
22.2	No Waiver by Landlord	34
22.3	No Waiver by Tenant	34

ARTICLE 23
WAIVER OF TRIAL BY JURY

23.1	Waiver	34

ARTICLE 24
SERVICES

24.1	Passenger Elevators	35
24.2	Freight Elevators	35
24.3	HVAC	35
24.4	Cleaning	36
24.5	Water	36
24.6	Directory; Monument Signs	37
24.7	Building Security	37
24.8	Cafeteria; Private Dining Room	37

-iv-

24.9	Locker Facilities	38
24.10	Fiber Optic Cable	38

ARTICLE 25
INABILITY TO PERFORM

25.1	Unavoidable Delays	38
25.2	Rent Credit	39

ARTICLE 26
BILLS AND NOTICES

26.1	Means of Notice	39

ARTICLE 27
OUTSIDE OF PREMISES

27.1	Outside of Premises	39

ARTICLE 28
SECURITY

28.1	Security Deposit	40

ARTICLE 29
BROKER

29.1	Commission	40

ARTICLE 30
INDEMNITY

30.1	Tenant's Indemnification of Landlord	41
30.2	Landlord's Indemnification of Tenant	41
30.3	Indemnification Procedure	41

ARTICLE 31
ADDITIONAL PROVISIONS

31.1	Not Binding Until Execution	41
31.2	Extent of Landlord's Liability	41
31.3	Rent Under Section 502(b)(7) of the Bankruptcy Code	42
31.4	Survival	42
31.5	No Recording	42
31.6	Landlord's Consents and Approvals	42
31.7	Merger; Written Supplements	43
31.8	Submission to Jurisdiction	43
31.9	Captions	43
31.10	Parties Bound	43
31.11	Schedules and Exhibits	43
31.12	Gender	43
31.13	Divisibility	44
31.14	Adjacent Excavation	44

-v-

31.15	Parking	44
31.16	Lease Renewal	44
31.17	Freight Access	45
31.18	Termination Option	46
31.19	Right of First Offer	46
31.20	Hazardous Substances	47
31.21	Representations	48
31.22	Outside Business Installation	48
31.23	Common Areas	50
31.24	Year 2000 Compliance	50
31.25	Contraction Option	50

EXHIBIT "A"
DEFINITIONS
EXHIBIT "B"
HVAC SPECIFICATIONS
EXHIBIT "B-1"
WORK LETTER
EXHIBIT "C"
CLEANING SPECIFICATIONS
EXHIBIT "D"
FIXED RENT SCHEDULE
EXHIBIT "E"
INTENTIONALLY OMITTED
SCHEDULE 1
PREMISES (INCLUDING ANY OPTION SPACE)
SCHEDULE 2
RULES & REGULATIONS
SCHEDULE 3
PRESENT MORTGAGEE'S NON-DISTURBANCE AGREEMENT
SCHEDULE 4
RESERVED PARKING SPACES
SCHEDULE 5
CONTRACTION SPACE
SCHEDULE 6
SECURITY DEPOSIT INSTRUMENTS

-vi-

                 THIS AGREEMENT OF LEASE (the "Lease"), made as of the 16th day of July, 1999, between 440 WHEELERS FARM ROAD, L.L.C. ("Initial Landlord"), a Delaware limited liability company, having an office at 440 Wheelers Farms Road, Milford, Connecticut 06460, and THE WINTHROP CORPORATION ("Initial Tenant"), a Connecticut corporation, having an office at 1000 Lafayette Boulevard, Bridgeport, Connecticut 06604.

WITNESSETH:

WHEREAS, Initial Landlord wishes to demise and let unto Initial Tenant, and Initial Tenant wishes to hire and take from Initial Landlord, certain premises on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Initial Landlord and Initial Tenant hereby agree as follows:

ARTICLE 1.
DEFINITIONS, DEMISE, PREMISES, TERM, FIXED RENT

Section 1.1. Definitions. Capitalized terms used and not separately defined herein shall have the respective meanings indicated in Exhibit "A" attached hereto and made a part hereof.

Section 1.2. Demise. Subject to the terms hereof, Landlord hereby demises and lets to Tenant, and Tenant hereby hires and takes from Landlord, the Premises for the Term.

Section 1.3. Fixed Rent; Initial Free Fixed Rent and Escalation Rent Period. The annual base rental for the Premises (the "Fixed Rent") shall be payable at the rates set forth in Exhibit "D" attached hereto and made a part hereof, which Fixed Rent Tenant shall pay in equal monthly installments in advance, on the first (1st) day of each calendar month during the Term commencing on the Rent Commencement  Date, at the office of Landlord or such other place as Landlord may designate, without any set-off, offset, abatement or deduction whatsoever (except to the extent otherwise expressly provided herein). The Fixed Rent shall be increased annually as provided in said Exhibit "D". In addition, notwithstanding anything to the contrary contained herein, provided Tenant is not in breach of its obligations under this Lease during the time same applies, Tenant shall be entitled to an initial abatement of Fixed Rent and Escalation Rent commencing on the Commencement Date and continuing through and including the date preceding the August 1, 2000 Rent Commencement Date; provided, however, in no event shall such free Fixed Rent and Escalation Rent period affect Tenant's other Lease obligations (including, without limitation, Tenant's obligations to pay Electricity Additional Rent and Cafeteria Additional Rent hereunder). In addition, said free Fixed Rent and Escalation Rent period shall be extended on a per diem basis for each day a "Landlord Delay" causes a delay to the "Construction Period" and thereby results in the Commencement Date occurring after the estimated Commencement Date of December 15, 1999 (as such terms are defined in Exhibit "B-1"  hereto). At Landlord's request, Tenant shall promptly execute and deliver a reasonable statement prepared by Landlord accurately fixing the Commencement Date, Fixed Expiration Date and Rent Commencement Date in accordance with this Lease, but any failure to prepare, execute or deliver such statement shall not affect such dates, respectively. In the event of any dispute between Landlord and Tenant regarding the free Fixed Rent period hereunder, Tenant shall nonetheless commence payment of Fixed Rent on the date determined by Landlord, without prejudice to Tenant's position, and such dispute shall be resolved by binding arbitration pursuant to the provisions of Section 31.6(B) of this Lease.

Section 1.4. Partial Months. If the Rent Commencement Date occurs on a day which is not the first day of a calendar month, or if the Expiration Date occurs on a day which is not the last day of a calendar month, then the Fixed Rent payable under this Lease for such month shall be approximately adjusted so that Tenant pays Fixed Rent only for the portion of such calendar month occurring on or after the Rent Commencement Date and within the Term.

Section 1.5. Additional Rent. Any sums payable by Tenant under this Lease other than Fixed Rent shall be deemed "additional rent" under this Lease, and shall, except as otherwise provided in this Lease, be paid to Landlord within ten (10) days after Landlord gives notice or demand for payment therefor. Landlord shall have the same rights and remedies for Tenant's breach of its additional rent obligations as for a breach of Tenant's Fixed Rent obligations.

ARTICLE 2.
ESCALATION

Section 2.1. Certain Definitional Matters.

          (A) (1)Subject to the provisions of this Section 2.1 (A), "Operating Expenses" shall mean the aggregate of those costs and expenses (and taxes, if any, thereon) incurred by or on behalf of Landlord in respect of the Operation of the Property, but specifically excluding:
(i) Taxes,

(ii) Excluded Amounts,

(iii) debt service on Mortgages,

(iv) depreciation and the cost of capital improvements (except as otherwise provided herein),

(v) the cost of electricity furnished to portions of the Building which are leased to tenants,

(vi) the cost of providing special or unusual services to other tenants in the Building to the extent such services exceed the services provided to Tenant determined on a per square foot basis,

(vii) any expenses, wages, benefits and taxes related to personnel above the grade of property manager,

(viii) rent paid under Superior Leases (other than in the nature of rent consisting of Taxes or Operating Expenses),

(ix) legal fees incurred in connection with any negotiation

of, or disputes arising out of, any lease for space in the Building,

(x) advertising and promotional costs for the Building,

(xi) the wages, benefits and taxes for employees of Landlord or its agents to the extent such employees provide services unrelated to the Real Property,

(xii) expenses relating to leasing space (including, without limitation, tenant improvements, rent concessions, takeover expenses, leasing commissions and advertising expenses),

(xiii) the cost of repairs and replacements incurred by reason of fire or other casualty (other than the amount of Landlord's deductible) or condemnation (to the extent covered by a condemnation award or payment made to Landlord in lieu thereof),

(xiv) expenses, including legal fees, in connection with financing or refinancing of the Building or Landlord's interest therein,

(xv) costs and expenses otherwise includable in Operating Expenses, to the extent that Landlord is reimbursed from other sources (including, without limitation, through insurance proceeds) for such costs and expenses (other than through escalation rent payments made by other tenants in the Building),

(xvi) the cost of providing HVAC to tenants or occupants of the rentable portions of the Building during Overtime Periods,

(xvii) payments made by Landlord to Landlord's Affiliates for goods and services (including, without limitation, real estate management services) to the extent that such payments exceed the amount that would have been paid to independent third parties for goods and services of like-kind,

(xviii) costs incurred by Landlord for the abatement, encapsulation or removal of asbestos or asbestos-containing materials,

(xix) costs incurred by Landlord to acquire air or development rights,

(xx) costs incurred by Landlord in connection with the conveyance or hypothecation of Landlord's interest in the Building,

(xxi) costs incurred by Landlord to remedy legal violations on the Real Property, existing on or prior to the date hereof, and

(xxii) costs incurred by Landlord resulting from Landlord's default hereunder.

(xxiii) overhead and administrative costs of Landlord not directly attributable to the management, operation, servicing, maintenance or repair of the Real Property,

(xxiv) costs incurred for the replacement of any items then currently under warranty,

(xxv) accounting and legal fees incurred in connection with leasing, financing or selling the Building,

(xxvi) costs of renting or leasing any fixtures, equipment or components which is/are not used in connection with the servicing, operation, repair, management, or maintenance of the Real Property (including the Building),

(xxvii) any costs incurred in the removal, encapsulation, abatement, testing, clean-up or other treatment of Hazardous Materials, or any compliance work in connection therewith (provided, however, that any such items are not caused by Tenant or Tenant's agents, employees, contractors, subcontractors, licensees or invitees, the cost of such items being Tenant's sole responsibility),

(xxviii) any contributions to Operating Expense Reserves, or

(xxix) any bad debt loss or rent loss or any reserves therefor.

(2) Any insurance proceeds received with respect to any item previously included as an Operating Expense shall be deducted from Operating Expenses for the Operating Year in which such proceeds are received (to the extent such item was previously included in Operating Expenses).

(3) If less than the entire rentable area of the Building has been occupied by tenants at any time during any Operating Year, then Landlord shall determine Operating Expenses that are directly proportional to occupancy for such Operating Year to be an amount equal to the like expenses which would normally be expected to be incurred if the entire Building rentable area was occupied by tenants throughout such Operating Year. If Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, then Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which reasonably would have been incurred during such period by Landlord if it had at its own expense furnished such work or services to such tenant. Notwithstanding the foregoing, in no event shall Landlord collect in total, from Tenant and all other tenants of the Building, an amount greater than 100% of the actual Operating Expenses allocable to the Real Property for any such period. Nothing in this subsection (3) shall negate the Annual Cap on Controllable Operating Expenses provided in Section 2.6 hereof.

(4)    (a)   If any capital improvement is made during any Operating Year in compliance with a Requirement (other than any such capital improvement made to remedy presently existing violations at the Building, whether or not a Governmental Authority has issued a notice of violation on or prior to the date hereof), then regardless of whether such Requirement is valid or mandatory, the cost of such improvement shall be amortized over the useful economic life of such improvement as reasonably determined by Landlord in accordance with commercially reasonable and accepted commercial real estate management standards and practices, and the annual amortization of such improvement together with interest thereon at the then Base Rate, shall be an Operating Expense in each of the Operating Years during which the cost of such improvement is amortized.

    (b)   If any capital improvement is made during any Operating Year which saves or reduces Operating Expenses (as, for example, a labor-saving improvement), then the cost of such improvement shall be amortized over such period of time as such savings or reduction in Operating Expenses will equal the cost of such improvement, together with interest thereon at the then Base Rate, and the annual amortization (and such interest) shall be deemed an Operating Expense in each of the Operating Years during which such cost of the improvement is amortized (it being agreed that in no event shall the amount included in Operating Expenses for any particular Operating Year exceed the savings or reduction in Operating Expenses for such Operating Year resulting from such improvement).

             (B)   "Taxes" shall mean the aggregate amount of real estate taxes and any general or special assessments (exclusive of penalties and interest thereon) imposed upon the Real Property (including, without limitation, (i) assessments made upon or with respect to any "air" and "development" rights now or hereafter appurtenant to or affecting the Real Property, (ii) any taxes or assessments levied after the date of this Lease in whole or in part for public benefits to the Real Property or the Building without taking into account (x) any discount that Landlord may receive by virtue of any early payment of Taxes, or (y) any Excluded Amounts; provided, however, that if because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax), is imposed upon Landlord or the owner of the Real Property or the Building, or the occupancy, rents or income therefrom, in substitution for any of the foregoing Taxes, such other tax or assessment shall be deemed part of Taxes computed as if Landlord's sole asset were the Real Property. With respect to any Tax Year, all expenses, including attorneys' fees and disbursements, experts' and other witnesses' fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for such Tax Year.

Section 2.2 Tax Payment. (A)Subject to the provisions of this Section 2.2, Tenant shall pay to Landlord, within thirty (30) days after Landlord gives a Tax Statement to Tenant, an amount equal  to the quotient obtained by dividing (x) the Tax Payment for the Tax Year covered by such Tax Statement, by (y) two (2) (the "Tax Amount"). If Landlord gives a Tax Statement to Tenant at any time after the end of the sixth (6th) month of any Tax Year covered thereby, then Tenant, within thirty (30) days after receiving Landlord's statement therefor, shall pay to Landlord an amount equal to the entire Tax Payment for such Tax  Year. Landlord shall bill Tenant for Tenant's Tax Amount on approximately the same schedule as the Town of Milford bills Landlord for Taxes on the Real Property, as such schedule may be changed from time to time by the Town of Milford and with appropriate adjustments to (y) above. Any Tax Payment for any Tax Year during the Term for which Tenant leases the Premises for only a portion of such Tax Year, shall be prorated on a per diem basis (for a three hundred sixty five (365) day year) to reflect such partial year. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to make any Tax Payments allocable to time periods prior to the Rent  Commencement Date.
             (B)    Landlord shall provide Tenant with a copy of Landlord's most recent tax bill for the Real Property within thirty (30) days after Landlord's receipt of Tenant's written request therefor. Tenant shall timely make the Tax Payment regardless of whether Tenant is exempt from the payment of Taxes for any reason, including, without limitation, Tenant's diplomatic status. Landlord's failure or delay in rendering any Tax Statements or tax bills shall not release or discharge Tenant's liability for making Tax Payments under this Lease; except that in no event shall Tenant be responsible for any Taxes known to and quantifiable by Landlord at the time Landlord should have billed Tenant therefor and for which Landlord failed to bill Tenant due to Landlord's neglect, errors, omissions or misconduct beyond one (1) year after the date Landlord should have rendered an accurate Tax Statement therefor (this 1-year limitation on Tenant's liability having no application, however, to Tenant's breaches under this Lease or to readjustments in Taxes resulting from reassessments or contests to reduce Taxes).

Section 2.3. Tax Reduction Proceedings. If, after a Tax Statement has been sent to Tenant, an Assessed Valuation which had been used in computing the Taxes for a Tax Year is reduced and, as a result thereof, a refund of Taxes is received by or on behalf of Landlord for a period in which Tenant has duly paid its Tax Payments hereunder, then, on or prior to the twentieth (20th) day after the date when such refund is made, Landlord shall send Tenant a Tax Statement adjusting the Taxes for such Tax Year (taking into account the expenses mentioned in Section 2.1(B) hereof) and setting forth Tenant's share of such refund. Tenant, at Tenant's sole option, shall be entitled to elect, by notice to Landlord, within thirty (30) days of its receipt of such Tax Statement, either to receive payment by Landlord, within thirty (30) days of such election, of its share of such refund or to receive a credit against the Rental thereafter coming due in an aggregate amount equal to Tenant's share of such refund; provided, however, that (x) Tenant's share of such refund shall in no event exceed the Tax Payment, if any, which Tenant had theretofore paid to Landlord attributable to the Tax Year to which the refund is applicable, and (y) if at the expiration or earlier termination of the Term, any such credit remains unused, then Landlord shall make payment thereof to Tenant (net of any amounts owing by Tenant to Landlord in connection with any termination of the Term). Landlord shall advise Tenant if Landlord intends to commence such tax appeal proceedings Landlord shall so advise Tenant not later than the date which is ten (10) Business Days after Landlord has received notice of the Assessed Valuation for the Real Property. If (i) Landlord, on or prior to such date, advises Tenant that it does not intend to commence such proceedings, (ii) Tenant requests Landlord to institute such proceedings by giving notice to Landlord not later than the tenth (10th) day before the date when Landlord's right to commence such proceedings lapses, and (iii) tenants in the Building which together with Tenant occupy at least fifty percent (50%) of the aggregate rentable area of the Building (excluding any rentable area occupied by Landlord or Landlord's Affiliates) join Tenant in such request, then Landlord shall institute, and in good faith prosecute (which shall include the right of Landlord to settle any such proceeding in its sole but reasonable discretion), tax certiorari or tax appeal proceedings with respect to the Real Property. Tenant shall pay to or on behalf of Landlord any costs incurred by Landlord in connection with any such proceedings instituted at Tenant's request, promptly after Landlord's request therefor (and such obligation shall survive the Expiration Date), unless the Assessed Valuation of the Real Property is reduced as a result of the institution of such proceedings, in which event the cost and expense of such proceedings shall be paid by Landlord to the extent of any tax savings obtained as a result of such reduction, subject to reimbursement pursuant to the provisions of Section 2.2 hereof.

             Section 2.4. Operating Expense Payment. (A) Subject to the provisions of this Section 2.4(A), Tenant shall pay to Landlord, on the first day of the calendar month following the calendar month during which Landlord gives to Tenant the first Operating Statement, which shall set forth the estimated Operating Payment for the applicable Operating Year (but in no event upon less than fifteen (15) days advance notice) (an "Operating Statement"), and on the first day of each succeeding calendar month during the Term (until Landlord gives Tenant an additional Operating Statement pursuant to Section 2.4(B) hereto, an amount equal to the quotient obtained by dividing (x) the Operating Payment for the Operating Year covered by such Operating Statement, by (y) twelve (12) (the "Initial Monthly Operating Amount"). If Landlord gives such Operating Statement to Tenant after the first day of the Operating Year covered thereby, then Tenant, on the first day of the following calendar month (but in no event upon less than fifteen (15) days advance notice), shall also pay to Landlord an amount equal to the product obtained by multiplying (i) the Initial Monthly Operating Amount, by (ii) the number of calendar months which have elapsed since the beginning of such Operating Year. Any Operating Payment for any partial calendar months during the Term shall be prorated on a per diem basis (for a three hundred sixty five (365) day year) to reflect such partial calendar months. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to make any Operating Payments allocable to time periods prior to the Rent Commencement Date.

             (B)    Subject to the provisions of this Section 2.4, Tenant shall pay to Landlord, on the first day of the calendar month immediately following the calendar month during which Landlord gives to Tenant an additional Operating Statement (after having given the initial Operating Statement to Tenant, as aforesaid) (but in no event upon less than fifteen (15) days advance notice, and on the first day of each succeeding calendar month during the Term (until Landlord gives Tenant an additional Operating Statement pursuant to this Section 2.4(B)), an amount equal to the quotient obtained by dividing (x) the Operating Payment for the Operating Year covered by such Operating Statement, by (y) twelve (12) (the "Subsequent Monthly Operating Amount"). If the Subsequent Monthly Operating Amount exceeds the Initial Monthly Operating Amount, or the Subsequent Monthly Operating Amount calculated using the previous Operating Statement most recently given to Tenant, as the case may be (the amount of any such excess being referred to herein as a "Monthly Operating Deficiency"), then, on the first day of the calendar month immediately following the calendar month during which Landlord gives to Tenant such additional Operating Statement, Tenant shall also pay to Landlord an amount equal to the product obtained by multiplying (i) the Monthly Operating Deficiency, by (ii) the number of calendar months which have elapsed since the beginning of the Operating Year covered by such additional Operating Statement. If the Initial Monthly Operating Amount, or the Subsequent Monthly Operating Amount calculated using the previous Operating Statement most recently given to Tenant, as the case may be, exceeds the Subsequent Monthly Operating Amount (the amount of any such excess being referred to herein as a "Monthly Operating Surplus"), then Tenant, at Tenant's sole option, shall be entitled to elect, by notice to Landlord within thirty

(30) days of its receipt of such Operating Statement, either to receive payment by Landlord, within thirty (30) days of such election, of its share of such excess or to receive a credit to apply against the Rental thereafter coming due in an aggregate amount equal to the product obtained by multiplying (i) the Monthly Operating Surplus, by (ii) the number of calendar months which have elapsed since the beginning of the Operating Year covered by such additional Operating Statement; provided, however, that if at the expiration or earlier termination of the Term, any such credit remains unused, then Landlord shall make payment thereof to Tenant (net of any amounts owing by Tenant to Landlord in connection with such termination of the Term). It is contemplated hereunder that once annually, Landlord shall endeavor to make said adjustments for any Monthly Operating Deficiency or Monthly Operating Surplus, as the case may be.

             (C)    Landlord shall give an Annual Operating Statement to Tenant, in respect of each Operating Year, on or before the one hundred eightieth (180th) day of the immediately following such Operating Year. If the aggregate Operating Payments made by Tenant in respect of a particular Operating Year pursuant to an Operating Statement are less than the Operating Payment set forth on Landlord's Annual Operating Statement, then Tenant shall pay such difference to Landlord on or before the thirtieth (30th) day after Tenant's receipt of such Annual Operating Statement. If the aggregate Operating Payments made by Tenant in respect of a particular Operating Year pursuant to an Operating Statement are greater than the Operating Payment set forth on Landlord's Annual Operating Statement, then Tenant shall be entitled to elect, within thirty (30) days of its receipt of such Annual Operating Statement, either to receive payment by Landlord, within thirty (30) days of such election, of its share of such excess or to receive a credit for such difference against the then next installments of Rental due from Tenant under the Lease. Landlord's failure or delay in rendering any initial Operating Statement or subsequent Operating Statements shall not release or discharge Tenant's liability for making Operating Payments under this Lease; except that in no event shall Tenant be responsible for those Operating Expenses known to and quantifiable by Landlord at the time Landlord should have billed Tenant therefor and for which Landlord failed to bill Tenant due to Landlord's neglect, errors, omissions or misconduct, beyond one (1) years after the date Landlord should have rendered an accurate Annual Operating Statement therefor (this 1-year limitation on Tenant's liability having no application to Tenant's breaches under this Lease).

             Section 2.5. Right to Audit. Any Annual Operating Statement sent to Tenant shall be conclusively binding upon Tenant unless, within sixty (60) days after Landlord gives to Tenant such Annual Operating Statement, Tenant gives a notice to Landlord objecting to such Annual Operating Statement and specifying the respects in which Tenant disputes such Annual Operating Statement. If Tenant gives Landlord such notice, then Tenant and Tenant's agents (together, at Tenant's option, with its Qualified Accountant) may examine Landlord's books and records relating to the Operating Expenses and the Operation of the Property to determine the accuracy of the Annual Operating Statement. Tenant recognizes the confidential nature of such books and records and agrees to maintain (and to cause its agents and Qualified Accountant to maintain) the information obtained from such examination in strict confidence. If, after such examination, Tenant still disputes such Annual Operating Statement, then either party may refer the decision of the issues raised to an independent Qualified Accountant, selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld or delayed, and the decision of such Qualified Accountant shall be conclusively binding upon the parties. The fees and expenses involved in such decision shall be borne by the unsuccessful party (and if both parties are partially successful, then such fees and expenses shall be apportioned between Landlord and Tenant in inverse proportion to the amount by which such decision is favorable to each party). Notwithstanding the giving of such notice by Tenant, and pending the resolution of any such dispute, Tenant shall pay to Landlord when due the amount shown on any such Annual Operating Statement, as provided in Section 2.4 hereof.

             Section 2.6. Estimated Operating Expenses and Taxes for 1999; Annual Cap on  Controllable Operating Expenses. As of the date of this Lease, Landlord's estimate of the Operating Expenses and Taxes for the Operating Year of 1999 is $ 7.00 per rentable square foot of the rentable area of the Building (or $1,230,964.00), based on a 95% occupancy. As of the date of this Lease, Landlord and

Tenant hereby agree that those Operating Expenses, the cost increases for which are within Landlord's reasonable control (the "Controllable Operating Expenses"), for the Operating Year of 1999, equal $3.75 per rentable square foot of the rentable area of the Building (or $659,445.00), based on a 95% occupancy. Notwithstanding anything to the contrary contained in this Lease, the annual Controllable Operating Expenses per rentable square foot portion of each annual Operating Payment of Tenant shall be subject to an annual cap (the "Annual Cap") so that such Controllable Operating Expenses portion shall never exceed the Annual Cap for the Operating Year in question. For purposes hereof, the Annual Cap shall equal the aforementioned  sum of $3.75 per rentable square foot, which sum (and each corresponding Annual Cap) shall be increased annually as of the start of each Operating Year by the percentage increase, if any, in the "Index" (as hereinafter defined), plus two percent (2%), so that such sum (and each corresponding Annual Cap) equals "X" in accordance with following formula:

  $X      A
( $3.75 = B    )  x 102%, where,

"A" equals the then current "Index" (as hereinafter defined), for the last quarter immediately preceding the month of January in the ensuing Operating Year; and "B" equals the base Index for the second quarter of 1999.

Any failure or delay by Landlord in calculating the Annual Cap shall not impair the continuing obligation of Tenant to pay its Operating Payment retroactive to the applicable date due under this Lease.

As used above, the "Index" shall mean the "GDP Implicit Price Deflator" (as published quarterly by the U.S. Department of Commerce, Bureau of Economic Analysis (1992=100)) for the last quarter immediately preceding the month of January in the ensuing year in question, except that "B" in the above formula shall always be the base Index for the second quarter of 1999. If such Index is no longer published or available, then Landlord shall select a commercially reasonable substitute index therefor (such as, without limitation, the Consumer Price Index for All Urban Consumers, published monthly by the U.S. Department of Labor, Bureau of Labor Statistics), which substitute index is subject to Tenant's approval, which approval shall not to be unreasonably withheld or delayed (Tenant hereby agreeing to such Consumer Price Index to the extent same is required to be used as a substitute index). By way of example only, since such Controllable Operating Expenses portion of the Operating Payment for the Operating Year 1999 equals $3.75 per rentable square foot, if the Controllable Operating Expenses portion of the Operating Payment for the Operating Year 2003 equals $5.25 per rentable square foot, and the then current Index for the fourth calendar quarter of 2002 equals 110, and the base Index for the second quarter of 1999 equals 90, and the Annual Cap for the Operating Year 2002 equals $4.75 per rentable square foot, then the Annual Cap for Controllable Operating Expenses for the Operating Year 2003 shall equal $4.67 per rentable square foot (i.e., ($X / $3.75 = 110 / 90) x 102% = $4.67 per rentable square foot).

ARTICLE 3.
USE AND OCCUPANCY

            Section 3.1. Permitted Use. Subject to Section 3.2 hereof, Tenant shall use and occupy the Premises only as general and executive offices, and for lawful purposes incidental thereto (including, but not limited to, financial services, computerized printing, off-set printing, and publishing, data processing and worldwide telecommunications).

             Section 3.2. Limitations. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (1) for the business of photographic, multilith or multigraph reproductions or offset printing, except to the extent related to Tenant's own business being conducted in the Premises, (2) for any enterprise which conducts business in the Premises with the general public on an off-the-street retail basis, (3) by any Governmental Authority or any other Person having sovereign or diplomatic immunity, (4) as an employment agency, executive search firm or similar enterprise, labor union, or vocational training center (except for the training of employees of Tenant to be employed at the Premises), (5) as a health care facility, (6) as a television or radio studio, (7) in a manner which may cause a nuisance to others at the Building or which may otherwise interfere with the Building Systems, parking or Operation of the Property, or (8) as a kitchen, cafeteria or restaurant, except that Tenant, subject to Article 4 hereof, may install a customary office pantry unit in the Premises to warm food and prepare light meals solely for Tenant's officers, employees and guests.

             Section 3.3. Advertising. Tenant shall not use advertising which (i) identifies the Building, and (ii) impairs the reputation of the Building as a first-class office building.

ARTICLE 4.
ALTERATIONS

             Section 4.1. General. Subject to Section 4.12 hereof, Tenant shall not make any Alterations without Landlord's prior consent. Landlord shall not unreasonably withhold or delay its consent to Tenant's proposed Alterations, provided that such Alterations (i) are not visible, at street level, from the outside of the Building, (ii) do not require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Real Property other than the Premises, (iii) do not affect the proper functions of any Building System, (iv) do not affect the validity of the certificate of occupancy for the Building or any part thereof, and (v) do not constitute Alterations to the structural components of the Building (any Alterations which satisfy the requirements described in clauses (i) through (v) above being referred to herein as "Qualified Alterations"). Landlord agrees to use its good faith, reasonable judgment in its determination of whether a proposed alteration constitutes a Qualified Alteration.

            Section 4.2. Procedure for Alterations. Tenant, before making any Alterations, shall submit to Landlord detailed plans and specifications therefor (including layout, architectural, mechanical and structural drawings). If (x) Tenant is required to obtain Landlord's consent to an Alteration pursuant to this Article 4, and (y) Landlord fails to disapprove Tenant's plans and specifications for such Alteration within fifteen (15) Business Days after Landlord's receipt thereof, then Landlord shall be deemed to have approved such plans and specifications. Landlord shall include with any disapproval of Tenant's aforesaid plans and specifications a statement of the reasons for such disapproval. Landlord shall have the right to (a) disapprove any plans and specifications in part, (b) reserve approval of items shown thereon pending Landlord's review and approval of other plans and specifications, or (c) condition Landlord's approval on Tenant making revisions to the plans and specification or supplying additional information. Any review or approval by Landlord of any plans or specifications or any preparation or design of any plans by any architect or engineer designated by Landlord for any Alteration is solely for Landlord's benefit, and without any representation or warranty whatever with respect thereto.

             Section 4.3. Permits and Insurance for Alterations. Tenant at Tenant's expense, shall obtain all permits, approvals and certificates required by any Governmental Authority in connection with each Alteration. Tenant, at Tenant's expense, shall also furnish to Landlord, in connection with each Alteration, duplicate original policies of worker's compensation insurance (covering all persons to be employed by Tenant, and Tenant's contractors and subcontractors, in connection with such Alteration) and commercial general liability insurance (including property damage coverage), in either case in such form, with such companies, for such periods and in such amounts (not to be less than Two Million Dollars ($2,000,000) in the aggregate with respect to general contractors and One Million Dollars ($1,000,000) with respect to subcontractors) as Landlord may reasonably approve, naming Landlord, any Lessor and any Mortgagee as additional insureds (it being agreed that Tenant, in lieu of providing Landlord with such insurance policies, may deliver to Landlord certificates thereof in form and substance reasonably acceptable to Landlord). Upon completion of each Alteration, Tenant, at Tenant's expense, shall obtain for each Alteration any certificates of final approval and/or certificates of occupancy required by any Governmental Authority and shall furnish Landlord with copies thereof, together with the "as-built" plans and specification for such Alterations (or, if "as-built" plans and specifications are not available, appropriate record drawings or shop drawings and specifications). Upon the request of Tenant, Landlord shall join in any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration and shall otherwise cooperate with Tenant in connection with such applications, provided that (x) Landlord shall not be obligated to incur any cost or expense, including, without limitation, attorneys' fees and disbursements, or suffer any liability, in connection therewith, and (y) the applicable Requirement requires Landlord to join in such application.

             Section 4.4. Financial Integrity. Tenant shall not permit any materials or equipment to be incorporated in the Premises in connection with any Alterations to be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement. Tenant shall not make any Alteration at a cost for labor and materials (as reasonably estimated by Landlord's architect, engineer or contractor) in excess of One Hundred Thousand Dollars ($100,000), either individually or in the aggregate with any other Alteration constructed in any twelve (12) month period, prior to Tenant's delivering to Landlord a performance bond and labor and materials payment bond (issued by a surety company and in form reasonably satisfactory to Landlord), each in an amount equal to such estimated cost. This Section 4.4 shall not apply to Tenant's Initial Alterations.

             Section 4.5. Effect on Building. If, as a result of any Alterations performed by Tenant, any alterations, installations, improvements, additions or other physical changes are then required to be made to any portion of the Building or the Real Property other than the Premises in order to comply with any Requirements, which alterations, installations, improvements, additions or other physical changes would not otherwise have had to be made pursuant to applicable Requirements at such time, then (x) Landlord may make such alterations, installations, improvements, additions or other physical changes, and (y) Tenant shall pay to Landlord the commercially reasonable costs incurred by Landlord in performing such alterations, installations, improvements, additions or other physical changes, (given the nature, timing and scope of such work), not later than the thirtieth (30th) day after the date when Landlord gives to Tenant Landlord's statement therefor. In addition, Tenant, within thirtieth (30) days after demand by Landlord, shall provide Landlord with such security as Landlord may reasonably require, in an amount equal to the reasonable cost of such alterations, installations, improvements, additions or other physical changes, as reasonably estimated by Landlord's architect, engineer or contractor.

             Section 4.6. Time for Performance of Alterations; Rules. Tenant shall not perform Alterations during the hours of 8:00 a.m. to 6:00 p.m. on Business Days to the extent such work interferes with or interrupts the Operation of the Property. Tenant, in connection with Tenant's performance of Alterations, shall comply with reasonable rules adopted by Landlord from time to time to minimize the impact of the performance of Alterations on the Operation of the Property and other tenants' use of the Building.

            Section 4.7. Removal of Alterations and Tenant's Property. On or prior to the Expiration Date, Tenant, at Tenant's sole cost and expense, (x) shalt remove Tenant's Property from the Premises, and (y) may remove any Alterations (or any trade fixtures paid for by Tenant as part of the Initial Alterations). Tenant shall repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by such removal. Landlord may require Tenant to remove any Specialty Alterations, and to repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by such removal, by giving notice thereof to Tenant not later than the one hundred twentieth (120th) day before the Fixed Expiration Date, or, if the Expiration Date is not the Fixed Expiration Date, the one hundred twentieth (120th) day after the Expiration Date. Tenant shall perform any work required by this Section 4.7 in accordance with the provisions of this Article 4. Notwithstanding the foregoing, in the event that, at the time Tenant requests Landlord's consent for the installation of any proposed Specialty Alterations, Tenant also specifically requests, in writing , that Landlord also consent to the Tenant's non-removal of such proposed Specialty Alteration from the Premises at the expiration or termination of this Lease, then in the event Landlord shall consent to the making of such proposed Specialty Alteration the Landlord shall also indicate which aspects (if any) of such alterations or installations (i) must be removed by Tenant on or prior to the expiration or termination of this Lease, in which case the affected area(s) of the Premises must be restored to good order and condition, subject to reasonable wear and tear, damage due to fire or other casualty and landlord's obligations under this Lease and (ii) may remain upon the Premises at the expiration or termination of this Lease. The provisions of this Section 4.7 shall survive the expiration or earlier termination of the Term.

            Section 4.8. Contractors; Architectural Supervision. Tenant shall perform Alterations using contractors, subcontractors or mechanics approved by Landlord (which approval shall not be unreasonably withheld or delayed); provided, however, that if any such Alteration affects a Building System, then (i) Tenant shall select a contractor therefor from a list of approved contractors furnished by Landlord to Tenant (containing at least three (3) contractors, with all of said listed parties being reputable contractors having commercially reasonable experience and pricing) and (ii) the Alteration shall be designed, at Tenant's expense, by Landlord's engineer for the relevant Building System. All Alterations requiring the consent of Landlord shall be performed only under the supervision of an independent licensed architect approved by Landlord, which approval Landlord shall not unreasonably withhold or delay.

            Section 4.9. Mechanics' Liens. Any mechanic's lien filed against the Premises or the Real Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within thirty (30) days after Tenant receives notice thereof, at Tenant's expense, by payment, filing the bond required by law, or making a deposit into a court of competent jurisdiction as provided by applicable law.

             Section 4.10. Labor Conflicts. Tenant at any time prior to or during the Term, shall not directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises if such employment interferes or causes any conflict with other contractors, mechanics or laborers engaged in the Operation of the Property.

             Section 4.11. Landlord's Expenses. Tenant shall pay to Landlord, from time to time, the reasonable out-of-pocket costs incurred by Landlord for reasonably necessary third parties engaged by Landlord in connection with Alterations (including, without limitation, the reasonable out-of-pocket costs incurred by Landlord or a Mortgagee or Lessor (but not more than one (1) of such parties) in reviewing Tenant's plans and specifications for a proposed Alteration (or inspecting the construction of such Alteration) for which Landlord's consent is required hereunder). This Section 4.11 shall not apply to the Initial Alterations.

            Section 4.12. Alterations Without Landlord's Consent. Landlord's consent shall not be required with respect to any Qualified Alteration (other than the Initial Alterations), provided that the estimated cost of the labor and materials therefor does not exceed One Hundred Thousand Dollars ($100,000), either individually or in the aggregate with other Qualified Alterations constructed within any twelve (12) month period without Landlord's consent pursuant to this Section 4.12.

Section 4.13. Initial Alterations; Building-Standard Fit-up Fund; Moving Allowance.

             (A)    Provided no Event of Default has occurred and is continuing, and subject to the provisions of this Section 4.13 and the Work Letter attached hereto as Exhibit B-1, Landlord shall pay for the construction costs incurred for the Initial Alterations (and the architectural and/or engineering fees therefor), provided the Initial Alterations consist solely of the Building-Standard items and quantities set forth in Schedule A to Exhibit B-1 hereto (Landlord not being responsible for the incremental costs related to any upgrades, substitutions or excess quantities of Building-Standard items or change orders elected by Tenant, except as otherwise specifically provided in Section 4.13(B) hereof). As of the date of this Lease, Landlord expects that Landlord's costs for providing the Building-Standard items and quantities set forth in Schedule A to Exhibit B-1 hereto shall not exceed the sum of $1,283,688.00 (the "Building-Standard Fit-up Fund"). As part of the costs of such Initial Alterations, Landlord shall obtain a commercially reasonable, 1- year warranty from the contractor warranting against defects in the construction and installation of the Building-Standard items.

             (B)   Furthermore, notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, Landlord shall reimburse Tenant for up to $342,317.00 towards the reasonable, out-of-pocket costs incurred by Tenant for moving expenses, design costs, Landlord-approved upgrades, substitutions or excess quantities of Building-Standard items, any communications and/or related information technology or wiring costs, and/or reasonable professional/consultant fees incurred in connection with this Lease and/or the Initial Alterations.

             (C)   Provided no Event of Default has occurred and is continuing, (I) in the event there is any unused portion of the Building-Standard Fit-up Fund (or the related allowance provided in Section 4.13(B) hereof) following the completion of the Initial Alterations, then upon Tenant's request to Landlord, Tenant, at Tenant's sole option, shall be entitled to receive payment from Landlord of such unused portion, within thirty (30) days of such request, or a credit against its Fixed Rent next due and payable equal to (but not exceeding) the amount of such unused portion, and (2) in the event Landlord defaults in its obligations to pay the Building-Standard Fit-up Fund (or such related allowance) pursuant to the terms hereof, and such default continues for thirty (30) days after Tenant's notice of same, Tenant shall be entitled to cure such default and receive a corresponding credit against its Fixed Rent next due and payable equal to (but not exceeding) the amount of such cured but unpaid Building-Standard Fit-up Fund and/or related allowance.

ARTICLE 5.
REPAIRS

             Section 5.1. Landlord's Repairs. Subject to Article 10 and Article 11 hereof, and also subject to Landlord recoupment to the extent allowed under Article 2 hereof, and also subject to Tenant's obligations under this Lease, Landlord shall operate, maintain and make all necessary repairs or replacements to (i) the part of the Building Systems which provide service to the Premises, and (ii) the exterior and foundations of the Building and the public portions and Common Areas of the Building, both exterior and interior, in either case in conformance with standards applicable to first-class office buildings in the Milford, Connecticut, area. Subject to any Tenant Delays and/or Unavoidable Delays, Landlord shall proceed in a commercially reasonable and prompt manner in making Landlord's repairs hereunder, and Landlord will use all good faith, commercially reasonable efforts to commence such repairs within two (2) Business Days after its receipt of notice of the need for such Landlord-required repairs hereunder. Notwithstanding anything to the contrary contained herein, unless Landlord elects otherwise, Landlord shall not be responsible for the repair of any Alteration made by Tenant or other installations made by or for Tenant which materially deviate from Building-Standard items made by Tenant or for any repairs caused by the negligence or misconduct of Tenant or Tenant's agents, employees, contractors, subcontractors, invitees or licensees (Landlord agreeing to proceed reasonably and in good faith in connection therewith). In the event Landlord fails, for a period of ten (10) days after receipt of written notice from Tenant, to make any repair affecting the Premises that Landlord is required to make under this Lease (and which repair can reasonably be made within such 10-day period), then provided Tenant is not in breach of its Lease obligations, Tenant may, but shall not be obligated, to cure such problem in a good faith, reasonable manner (and so as not unreasonably to interfere with other tenancies at the Building or the Operation of the Property) and Landlord shall reimburse Tenant's reasonable, out-of-pocket costs of doing so, within thirty (30) days after Landlord's receipt of Tenant's bill (and confirming statement(s) and invoices) therefor. If Landlord fails to reimburse such costs within such thirty (30) day period, Tenant shall be entitled to off-set such costs against its Rental next due and payable.

             Section 5.2. Tenant's Repairs. Subject to Article 10 and Article 11 hereof, Tenant, at Tenant's sole cost and expense, shall take good care of the Premises and the fixtures, equipment and appurtenances therein (subject to Landlord's repair obligations hereunder for Building Systems located within the Premises), and shall make all nonstructural repairs or replacements thereto as and when needed to preserve them in good working order and condition, except for reasonable wear and tear, damage caused by Landlord or Landlord's agents or employees or any contractor engaged by Landlord and obsolescence. Tenant shall perform any repairs required to be performed by Tenant pursuant to this Article 5 in accordance with the provisions of Article 4 hereof. If Tenant fails after twenty (20) days' prior notice (or such shorter period as may be required due to an emergency) to proceed with due diligence to make repairs required to be made by Tenant, then Landlord may make such repairs, and the expenses thereof incurred by Landlord shall be forthwith paid to Landlord as additional rent not later than the thirtieth (30th) day after Landlord gives Tenant an invoice therefor. Tenant shall give Landlord prompt notice of any defective condition in the Premises of which Tenant has knowledge.

             Section 5.3. Limitations. Notwithstanding the provisions of Section 5.1 hereof and Section 5.2 hereof, (x) all damage or injury to the Premises or to any other part of the Building and Building Systems, whether requiring structural or nonstructural repairs, to the extent caused by or resulting from negligence or willful misconduct of Tenant, or Alterations made by Tenant, shall be repaired, at Tenant's sole cost and expense, by Tenant to the reasonable satisfaction of Landlord (if the required repairs are nonstructural in nature and do not affect any Building System), or by Landlord (if the required repairs are structural in nature or affect any Building System), and (y) all damage or injury to the Premises, whether requiring structural or nonstructural repairs, to the extent caused by or resulting from the negligence or willful misconduct of Landlord, or repairs or replacements made by Landlord, shall be repaired within a commercially reasonable period, at Landlord's sole cost and expense, by Landlord to the reasonable satisfaction of Tenant; provided, however, that nothing contained in this Section 5.3 limits the provisions of Section 9.3 hereof.

             Section 5.4. Landlord's Obligation to Minimize Interference. Landlord shall use commercially reasonable efforts under the circumstances to minimize interference with Tenant's use and occupancy of the Premises in making any repairs or replacements pursuant to this Article 5; provided, however, that Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates or to incur any other overtime costs or expenses whatsoever, except that Landlord, at its expense (but subject to recoupment pursuant to Article 2 hereof), shall employ contractors or labor at overtime or other premium pay rates if necessary to make any repair required to be made by Landlord hereunder to remedy any condition that either (i) results in a denial of access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant's ability to conduct its business in the Premises.

ARTICLE 6.
REQUIREMENTS OF LAW

             Section 6.1. Tenant's Obligation to Comply with Requirements. Subject to Section 6.3 hereof, Tenant, at Tenant's expense, shall comply with all Requirements applicable to or arising by virtue of (x) the specific manner and nature of the use of the Premises by Tenant ("Tenant's Specific Use"), or (y) Alterations, or (z) Tenant's Plans. Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with a standard "all-risk" insurance policy. If, by reason of Tenant's

Specific Use or Alterations, the fire insurance rate for the Building is higher than it otherwise would be, then Tenant shall reimburse Landlord, as additional rent hereunder, for the amount of such excess. Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Premises or for the Building. Tenant shall not place a load upon any floor of the Premises which exceeds the 80 lbs per square foot live load currently permitted by the certificate of occupancy for the Premises. Promptly following Tenant's written request, Landlord shall provide to Tenant a copy of the certificate of occupancy for the Building.

             Section 6.2. Landlord's Obligation to Comply with Requirements. Landlord, at its sole cost and expense (but subject to recoupment as provided in Article 2 hereof), shall comply with (or cause compliance with) all Requirements applicable to the Premises, the Building and the Building Systems other than those Requirements with which Tenant is required to comply, to the extent non-compliance therewith interferes with Tenant's use and occupancy of the Premises or Tenant's use of other facilities of the Real Property, as provided for in this Lease. Furthermore, it shall be the sole responsibility of the Landlord to make any required modifications to the Building to reasonably comply with the present requirements of the Americans with Disabilities Act (the "ADA"). Subject to Article 10 hereof, and subject to Tenant's completion of the Initial Alterations, Landlord covenants that from and after the Commencement Date, to the best of Landlord's knowledge as of the date hereof, that the Premises may be lawfully used as offices, provided, however, (i) nothing contained herein constitutes Landlord's covenant, representation or warranty that the Premises, or any part thereof, lawfully may be used or occupied for any particular purpose or in any particular manner, as opposed to "office" use, and (ii) Landlord shall have no liability to Tenant under this Section 6.2 to the extent any certificate of occupancy is not in force by reason of Tenant's default hereunder or by reason of Tenant's Alterations.

             Section 6.3. Tenant's Right to Contest Requirements. Subject to the provisions of this Section 6.3, Tenant, at its sole cost and expense and after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith the legality or applicability of any Requirement affecting the Premises (any such proceedings instituted by Tenant being referred to herein as a "Compliance  Challenge"). Tenant shall not institute any Compliance Challenge if, by reason of such Compliance Challenge, the Real Property or any part thereof is subject to being condemned or vacated, or the certificate of occupancy for the Premises or the Building is subject to being suspended. If any Landlord Indemnitee may be subject to any civil fines or penalties or criminal penalties, or if any Landlord Indemnitee may be liable to any independent third party, in either case as a result of such Compliance Challenge, then, prior to instituting such Compliance Challenge, Tenant shall furnish to Landlord a bond of a surety company reasonably satisfactory to Landlord, in form and substance reasonably satisfactory to Landlord, and in an amount equal to one hundred percent (100%) of the sum of A) the cost of such compliance, B) the criminal or civil penalties or fines that may accrue by reason of such non-compliance (as reasonably estimated by Landlord), and C) the amount of such liability to independent third parties (as reasonably estimated by Landlord). If Tenant initiates any such Compliance Challenge, then Tenant shall keep Landlord regularly advised as to the status thereof. Landlord and/or Landlord's agents may participate in any Compliance Challenge and Tenant shall not settle or resolve any Compliance Challenge in any binding manner without Landlord's prior written approval, which Landlord shall not unreasonably withhold or delay.

             Section 6.4. Rent Control. If at the commencement of this Lease, or at any time or times during the Term, the Rental reserved in this Lease is not fully collectible by reason of any Requirement, then Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (a) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to (i) the items of Rental which would have been paid pursuant to this Lease but for such legal rent restriction, less (ii) the items of Rental paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

ARTICLE 7.
SUBORDINATION

             Section 7.1. Subordination and Non-Disturbance. Provided Landlord delivers to Tenant a "Non-Disturbance Agreement" (as hereinafter defined) from the Mortgagee of any Mortgage, as the case may be, and, if applicable, the Lessor under any Superior Lease, as the case may be, then this Lease is subject and subordinate to each and every Superior Lease and to each and every Mortgage. This clause shall be self operative and no further instrument of subordination shall be required to make the interest of any Lessor or Mortgagee superior to the interest of Tenant hereunder; however, Tenant shall execute and deliver promptly any commercially reasonable certificate that Landlord may request in confirmation of such subordination. Landlord shall use diligent, good faith efforts to provide to Tenant a non-disturbance agreement from Landlord's present Mortgagee with reasonable promptness following the parties' execution and delivery of this Lease, said non-disturbance agreement to be in the form of Schedule 3 hereto, and Landlord and Tenant agree to accept, execute and deliver such agreement in such form, notwithstanding anything to the contrary contained in this Lease. Provided Tenant duly executes and delivers such non-disturbance agreement to Landlord upon Tenant's execution and delivery of this Lease, if Tenant has not received a non-disturbance agreement in the form of Schedule 3 executed by Landlord's present Mortgagee within forty (40) days of the date of this Lease, then, if Tenant has still not received such a non-disturbance agreement following five (5) Business Days written notice to Landlord given after the expiration of said forty (40) day period, Tenant shall have the option, without liability, to terminate this Lease by delivering written notice of such termination to Landlord within ten (10) days after the expiration of said five (5) Business Day period, time being of the essence with respect to said termination notice. Landlord shall likewise use diligent, good faith, commercially reasonable efforts to provide to Tenant a commercially reasonable Non-Disturbance Agreement from any future Lessor(s) or Mortgagee(s) in form and substance reasonably satisfactory to Landlord, Tenant and such future Mortgagee or Lessor. and Tenant's subordination to said future Mortgagee(s) or Lessor(s) shall be subject to Tenant receiving such a commercially reasonable Non-Disturbance Agreement. For purposes hereof, a "Non-Disturbance Agreement" from any future Mortgagee or future Lessor shall be an agreement in such Mortgagee's or Lessor's standard form (subject to commercially reasonable comments by Landlord and Tenant), whereby such Mortgagee under any Mortgage, and/or the Lessor under any Superior Lease, as the case may be, agrees, inter alia, that if any such party forecloses, takes title by a deed in lieu of foreclosure or otherwise exercises its rights under a Mortgage, or if such Lessor terminates or otherwise exercises its rights under such Superior Lease, as the case may be (or any party acquires Landlord's interest in this Lease), then as long as Tenant is not in breach of its obligations under this Lease, such party shall not disturb Tenant's possession of the Premises, and shall attom to Tenant (and Tenant shall likewise attom to such party) under the then remaining terms of this Lease, and such party shall perform Landlord's obligations under this Lease thereafter accruing. In addition, any Non-Disturbance Agreement hereunder may expressly include, inter alia, the provisions of Section 7.2(1) through (6) inclusive hereof. If, in connection with the financing of the Real Property, the Building or the interest of the lessee under any Superior Lease, any lending institution shall request reasonable modifications of this Lease that do not increase the obligations or adversely affect the rights of Tenant under this Lease, then Tenant promptly shall make such modifications, at no cost or expense to Tenant. If the date of expiration of any Superior Lease is the same day as the Expiration Date, then the Term shall end and expire twelve (12) hours prior to the expiration of the Superior Lease.

             Section 7.2. Attornment. Subject to Tenant receiving a Non-Disturbance Agreement from such party, if at any time prior to the expiration of the Term, any Superior Lease shall terminate or be terminated for any reason or any Mortgagee comes into possession of the Real Property or the Building or the estate created by any Superior Lease by receiver or otherwise, then Tenant, at the election and upon demand of any owner of the Real Property or the Building, or of the Lessor, or of any Mortgagee in

possession of the Real Property or the Building, shall attorn, from time to time, to any such owner, Lessor or Mortgagee or any person acquiring the interest of Landlord as a result of any such termination, or as a result of a foreclosure of the Mortgage or the granting of a deed in lieu of foreclosure, upon the then executory terms and conditions of this Lease, subject to the provisions of this Article 7, for the remainder of the Term, provided that such owner, Lessor or Mortgagee, as the case may be, or receiver caused to be appointed by any of the foregoing, shall then be entitled to possession of the Premises and provided further that such owner, Lessor or Mortgagee, as the case may be, or anyone claiming by, through or under such owner, Lessor or Mortgagee, as the case may be, including a purchaser at a foreclosure sale, shall not be:

                (1)   liable for any act or omission of any prior landlord (including, without limitation, the then defaulting Landlord), or

                (2)   subject to any defense or offsets which Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord), or

                (3)   bound by any payment of Rental which Tenant may have made to any prior landlord (including, without limitation, the then defaulting Landlord) more than thirty (30) days in advance of the date upon which such payment was due, or

                (4)   bound by any obligation to make any payment to or on behalf of Tenant (except the Building-Standard Fit-up Fund and the related allowance provided in Section 4.13(B) hereof) (but this clause shall not operate to impair any abatement rights specifically granted to Tenant (and then applicable) under this Lease), or

                (5)   bound by any obligation to perform any work or to make improvements to the Premises, except for (i) repairs and maintenance pursuant to the provisions of this Lease, the need for which repairs and maintenance first arises or continues after the date when such owner, Lessor, or Mortgagee succeeds to Landlord's interest in the Real Property, (ii) repairs to the Premises or any part thereof as a result of damage by fire or other casualty pursuant to Article 10 hereof, but only to the extent that such repairs can be reasonably made from the net proceeds of any insurance actually made available to such Lessor or Mortgagee, and (iii) repairs to the Premises as a result of a partial condemnation pursuant to Article 11 hereof, but only to the extent that such repairs can be reasonably made from the net proceeds of any award made available to such Lessor or Mortgagee, or

                (6)   bound by any amendment or modification of this Lease made without the consent of such Mortgagee or Lessor, as the case may be, provided Tenant shall have received written notice (containing such party's address) prior to the date such amendment or modification was entered into. (Landlord and Tenant hereby agree to obtain such consents from such parties as a precondition to the effectiveness of any such amendments or modifications).

The provisions of this Section 7.2 shall inure to the benefit of any such owner, Lessor or Mortgagee, shall apply notwithstanding any unintended merger of any Superior Lease and this Lease, and shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Tenant, however, upon demand of any such owner, Lessor or Mortgagee, shall execute, from time to time, commercially reasonable instruments, in recordable form, in confirmation of the foregoing provisions of this Section 7.2, reasonably satisfactory to any such owner, Lessor or Mortgagee, acknowledging such attornment and setting forth the terms and conditions of its tenancy.

             Section 7.3. Tenant's Estoppel Certificate. Tenant, within seven (7) days after Landlord's request from time to time (but not more than three (3) times during any twelve (12) month period), shall deliver to Landlord a commercially reasonable written statement executed by Tenant, in form reasonably satisfactory to Landlord, (1) stating that this Lease is then in full force and effect and has not been modified

(or if modified, setting forth all modifications), (2) setting forth the date to which the Fixed Rent, additional rent and other items of Rental have been paid, (3) stating whether or not, to the best knowledge of Tenant (but without having made any investigation), Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, and (4) as to any other matters reasonably requested by Landlord and related to this Lease. Tenant acknowledges that any statement delivered by Tenant pursuant to this Section 7.3 may be relied upon by (x) any purchaser or owner of the Real Property or the Building, or Landlord's interest in the Real Property or the Building, (y) any Mortgagee, or (z) any Lessor.

             Section 7.4. Landlord's Estoppel Certificate. Landlord, within seven (7) days after Tenant's request from time to time (but not more than three (3) times during any twelve (12) month period), shall deliver to Tenant a commercially reasonable written statement executed by Landlord, in form reasonably satisfactory to Tenant, (i) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which the Fixed Rent, all additional rent and any other items of Rental have been paid, (iii) stating whether or not, to the best knowledge of Landlord (but without having made any investigation), Tenant is in default under this Lease, and, if Tenant is in default, setting forth the specific nature of all such defaults, and (iv) as to any other matters reasonably requested by Tenant and related to this Lease.

             Section 7.5. Rights to Cure Landlord's Default. If (i) a Mortgage or Superior Lease is in effect, and (ii) Tenant has theretofore received notice thereof and of the address for each Mortgagee or Lessor, then Tenant shall not seek to terminate this Lease by reason of Landlord's default hereunder until the thirtieth (30th) day after the date when Tenant has given written notice of such default to such Lessors and Mortgagees at such addresses; provided, however, that if, during such thirty (30) day period, any such Lessor or Mortgagee either (a) remedies such default, or (b) in respect of any such default by Landlord which can be remedied but cannot with due diligence be remedied during such thirty (30) day period, institutes action to remedy such default (and thereafter diligently prosecutes such remedy to completion), then Tenant shall not have the right to terminate this Lease by reason of such default.

ARTICLE 8.
RULES AND REGULATIONS

             Section 8.1. Adoption; Enforcement. Tenant shall comply with the Rules and Regulations attached hereto as Schedule 2, and any reasonable additions or reasonable modifications thereto. Tenant shall have the right to dispute the reasonableness of any additional or modified Rule or Regulation hereafter adopted by Landlord solely by instituting the arbitration procedure described in Section 31.6(B) hereof on or prior to the ninetieth (90th) day after the day when Landlord gives Tenant notice of any such additional Rule or Regulation. Nothing in this Lease shall impose upon Landlord any duty to enforce the Rules and Regulations against any other tenant in the Building, but Landlord shall, upon written request of Tenant, provided no Event of Default has occurred and is continuing, use commercially reasonable efforts under the circumstances to enforce the Rules and Regulations against other tenants of the Building. Landlord shall not enforce any Rule or Regulation against Tenant which Landlord is not then enforcing against other office tenants in the Building (other than Landlord or its Affiliates) using space similar in size and configuration to the Premises. If a conflict or inconsistency exists between the Rules and Regulations and the provisions of the remaining portion of this Lease, then the provisions of the remaining portion of this Lease shall control.

ARTICLE 9.
INSURANCE

             Section 9.1. Tenant's Insurance. Tenant, at Tenant's sole cost and expense, shall maintain in force and effect throughout the Term, commencing on the date which Tenant commences its occupancy of the Premises (i) an "all-risk" insurance policy for Tenant's Property at the Premises, and (ii) a policy of commercial general liability and property damage insurance on an occurrence basis, with a broad form contractual liability endorsement (the insurance policy described in this clause (ii) being referred to herein as the "Liability Policy"). Such policies shall name Tenant as the insured. Landlord, Landlord's managing agent, and any Lessors and any Mortgagees (whose names have been furnished to Tenant) shall be named as additional insureds on such policies, as their respective interests may appear. The Liability Policy shall contain a provision that the policy shall be non-cancelable with respect to Landlord, Landlord's managing agent, and such Lessors and Mortgagees, unless written notice has been given to Landlord, which notice shall contain the policy number and the names of the insured and additional insureds, at least thirty (30) days prior to the effective date of any such cancellation for any reason other than the non-payment of premium, or at least ten (10) days prior to the effective date of any such cancellation by reason of non-payment of premium. If (i) any insurance obtained by Tenant covers Alterations, and (ii) this Lease does not terminate after the occurrence of a fire or other casualty, then (a) Tenant, promptly after the occurrence of such fire or other casualty, shall make an appropriate claim against its insurer in respect thereof, (b) Tenant shall not settle, adjust or compromise any such claim without Landlord's prior approval, which approval Landlord shall not unreasonably withhold or delay, and (c) Tenant shall pay to Landlord any amounts recovered from Tenant's insurer for damage to such Alterations caused by such fire or other casualty, promptly after Tenant's receipt thereof from such insurer (it being agreed, however, that Landlord's obligation to restore such Alterations to the extent otherwise provided herein shall be unaffected by the inadequacy of such insurance to cover the cost of such restoration). Tenant shall deliver promptly to Landlord a copy of any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under any policy of insurance described in this Section 9.1. The minimum amounts of liability under the Liability Policy shall be a combined single limit with respect to each occurrence in an amount of [One Million Dollars ($1,000,000)] for injury (or death) to persons and damage to property, which amount may be increased from time to time to that amount of insurance which in Landlord's reasonable judgment is then being customarily required by prudent landlords of first-class buildings in the New Haven County and Fairfield County, Connecticut, areas from tenants leasing space similar in size, nature and location to the Premises. All insurance required to be carried by Tenant pursuant to the terms of this Lease shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of Connecticut, and rated in Best's Insurance Guide, or any successor thereto (or if there is none, an organization having a national reputation) as having a general policyholder rating of "A" and a financial rating of at least "XIII."

             Section 9.2. Landlord's Insurance. Landlord, at Landlord's expense (but subject to recoupment pursuant to Article 2 hereof), shall obtain and keep in full force and effect (x) insurance against loss or damage by fire and other casualty to the Building, including Alterations, as may be insurable under then available standard forms of "all-risk" insurance policies, in an amount equal to one hundred percent (100%) of the replacement cost thereof or in such lesser amount as will avoid co-insurance (including an "agreed amount" endorsement), and (y) a policy of commercial general liability and property damage insurance on an occurrence basis, with a broad form contractual liability endorsement, in such amount which in Landlord's reasonable judgment is then customary for landlords of comparable first-class office buildings in the New Haven County and Fairfield County, Connecticut areas. Notwithstanding the foregoing, Landlord shall not be liable to Tenant for any failure to insure any Alterations unless Tenant has notified Landlord of the completion of such Alterations and of the cost thereof, and shall have maintained adequate records with respect to such Alterations to facilitate the adjustment of any insurance claims with respect thereto. Tenant shall reasonably cooperate with Landlord and Landlord's insurance companies (provided Tenant shall not be required to incur any out-of-pocket cost or expense in connection therewith) in the adjustment of any claims for any damage to the Building or such Alterations.

            Section 9.3. Waiver of Subrogation. Subject to the provisions of this Section 9.3, Landlord and Tenant shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Premises, the Building and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurer waives subrogation, or consents to a waiver of right of recovery. Landlord and Tenant, having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, shall not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such fire and extended coverage insurance; provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery. If the payment of an additional premium is required for the inclusion of such waiver of subrogation provision, then each party shall advise the other of the amount of any such additional premium and such other party may, but shall not be obligated to, pay such additional premium. If such other party does not elect to pay such additional premium, then the first party shall not be required to obtain such waiver of subrogation provision. If either party is unable to obtain the inclusion of such clause even with the payment of an additional premium, then such party shall attempt to name the other party as an additional insured (but not a loss payee) under the policy. If the payment of an additional premium is required for naming the other party as an additional insured (but not a loss payee), then each party shall advise the other of the amount of any such additional premium and the other party at its own election may, but shall not be obligated to, pay such additional premium. If such other party does not elect to pay such additional premium or if it is not possible to have the other party named as an additional insured (but not loss payee), even with the payment of an additional premium, then (in either event) such party shall so notify the first party and the first party shall not have the obligation to name the other party as an additional insured.

             Section 9.4. Evidence of Insurance. On or prior to the date of Landlord's execution and delivery of this Lease, in the case of Landlord, and on or prior to the date Tenant or Tenant's agents, contractors or employees access the Premises for purposes of performing any Initial Alterations or related work, in the case of Tenant, Landlord and Tenant shall deliver to the other party appropriate certificates of insurance, including evidence of waivers of subrogation required pursuant to Section 9.3 hereof. Evidence of each renewal or replacement of a policy shall be delivered by such party to the other party at least twenty (20) days prior to the expiration of such policy.

ARTICLE 10.
CASUALTY

             Section 10.1. Landlord's Obligation to Restore. Tenant shall notify Landlord promptly of any fire or other casualty in the Premises. If the Premises (including Alterations) are damaged by fire or other casualty, then, subject to the provisions of this Article 10, Landlord shall diligently repair the damage, with such modifications required to comply with Requirements, to substantially the condition which existed immediately prior to such fire or other casualty (it being agreed that Landlord shall have no liability to Tenant for Landlord's failure to commence any such repair to the extent Tenant fails to give such notice to Landlord of such fire or other casualty). Until such repairs which are required to be performed by Landlord are Substantially Completed, the Fixed Rent and the Escalation Rent shall be reduced in the proportion which the area of the part of the Premises which is not usable by Tenant bears to the total area of the Premises immediately prior to such casualty. Landlord shall have no obligation to repair any damage to, or to replace, any Tenant's Property. Landlord shall not be obligated to repair any damage to, or to replace, any Alterations if Landlord's insurer fails to make insurance proceeds available to Landlord to cover the cost of repairing such Alterations (excluding Landlord's deductible) by reason of the failure of Tenant to have notified Landlord of the completion of such Alterations and the cost thereof or to have maintained adequate records with respect to such Alterations. Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use and occupancy in making any repairs pursuant to this Section 10.1.

             Section 10.2. Landlord's Termination Right. If (x) the Building is damaged by fire or other casualty, and (y) Landlord determines that substantial alteration, demolition, or reconstruction of the Building is required (regardless of whether the Premises have been damaged or rendered untenantable), then Landlord may terminate this Lease by giving Tenant notice thereof on or prior to the ninetieth (90th) day following such damage; provided, however, that if the Premises are not substantially damaged or rendered substantially untenantable, then Landlord may not terminate this Lease unless such fire or other casualty affects materially at least fifty percent (50%) of the rentable area of the Building. If Landlord elects to terminate this Lease, as aforesaid, then the Term shall expire upon a date set by Landlord, but not sooner than the sixtieth (60th) day after Landlord gives such notice and Tenant, on such date, shall vacate and surrender possession of the Premises to Landlord in accordance with the provisions of Article 19 hereof. Upon the termination of this Lease under the conditions provided in this Section 10.2, the Fixed Rent and Escalation Rent shall be apportioned and any prepaid portion of Fixed Rent and Escalation Rent for any period after the Termination date shall be refunded by Landlord to Tenant. For the purposes of Section 10.2, the phrase "substantial alteration, demolition and reconstruction" shall mean that the estimated cost of performing such alteration, demolition and reconstruction would exceed twenty-five percent (25%) of the replacement cost of the Building.

             Section 10.3. Tenant's Termination Right. Within thirty (30) days after Tenant gives Landlord notice of damage to the Premises by fire or other casualty pursuant to Section 10.1 hereof, Landlord shall deliver to Tenant a statement prepared by a reputable independent contractor setting forth such contractor's good faith estimate as to the time required to Substantially Complete the repair of such damage. If the estimated time period exceeds six (6) months from the date of such statement, then Tenant may elect to terminate this Lease by notice to Landlord not later than the thirtieth (30th) day after the date when Landlord gives such statement to Tenant. If Tenant makes such election, then the Term shall expire on the thirtieth (30th) day after notice of such election is given by Tenant, and Tenant, on or prior to such thirtieth (30th) day, shall vacate and surrender possession of the Premises to Landlord in accordance with the provisions of Article 19 hereof.

             Section 10.4. Termination Rights at End of Term. If the Premises are substantially damaged during the last eighteen (18) months of the Term, then Landlord or Tenant may elect by notice, given to the other party within forty-five (45) days after the occurrence of such damage, to terminate this Lease. If either party makes such election, then the Term shall expire upon the sixtieth (60th) day after notice of such election is given by such party, and, accordingly, Tenant, on or prior to such date, shall vacate and surrender possession of the Premises to Landlord in accordance with the provisions of Article 19 hereof. The Premises shall be deemed to be substantially damaged for purposes of this Section 10.4 if (i) a fire or other casualty (A) precludes Tenant from using more than twenty-five percent (25%) of the Premises for the conduct of business, or (B) prevents Tenant from having any reasonable means of access to the Premises, and (ii) Tenant's inability to use the Premises (or the applicable portion thereof) is reasonably expected to continue until at least the earlier to occur of (a) the Fixed Expiration Date, or (b) the ninetieth (90th) day after the date when such fire or other casualty occurs.

             Section 10.5 No Other Termination Rights. Tenant shall have no options to cancel this Lease by virtue of a fire or other casualty except to the extent specifically set forth herein.

ARTICLE 11.
EMINENT DOMAIN

             Section 11.1. Effect of Condemnation. Subject to Section 11.3 hereof, if the whole of the Real Property, the Building or the Premises is acquired or condemned for any public or quasi-public use or purpose, then this Lease and the Term shall end as of the date of the vesting of title. If only a part of the Real Property and not the entire Premises is so acquired or condemned, then (1) except as hereinafter provided in this Section 11.1, this Lease and the Term shall continue in force and effect, but, (x) if a part of the Premises is included in the part of the Real Property so acquired or condemned then, from and after the date of the vesting of title the Fixed Rent and the Space Factor shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned has to the total area of the Premises immediately prior to such acquisition or condemnation; (y) Tenant's Operating Share shall be redetermined based upon the proportion which the rentable area of the Premises remaining after such acquisition or condemnation bears to the rentable area of the Building remaining after such acquisition or condemnation; and (z) Tenant's Tax Share shall be redetermined based upon the proportion which the rentable area of the Premises remaining after such acquisition or condemnation bears to the rentable area of the Building remaining after such acquisition or condemnation; (2) if at least fifty percent (50%) of the rentable area of the Building is affected thereby, then Landlord may give to Tenant, within sixty (60) days following the date when Landlord receives notice of vesting of title, a notice of termination of this Lease; and (3) if the part of the Real Property so acquired or condemned contains more than fifteen percent (15%) of the total area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises (or the reasonable ability to conduct its business operations therein), then Tenant shall have the right to terminate this Lease by giving notice thereof to Landlord on or prior to the sixtieth (60th) day after the date when Tenant receives notice of vesting of title. If Landlord or Tenant gives any such notice to terminate this Lease, then this Lease and the Term shall come to an end and expire upon the sixtieth (60th) day after the date when such notice is given. If a part of the Premises is so acquired or condemned and this Lease and the Term is not terminated pursuant to the foregoing provisions of this Section 11.1, then Landlord, at Landlord's expense, shall restore the part of the Premises not so acquired or condemned to a self-contained rental unit inclusive of Alterations. Upon the termination of this Lease and the Term pursuant to the provisions of this Section 11.1, the Fixed Rent and Escalation Rent shall be apportioned and any prepaid portion of Fixed Rent and Escalation Rent for any period after such date shall be refunded by Landlord to Tenant within thirty (30) days of such termination.

             Section 11.2. Condemnation Award. Subject to Section 11.3 hereof, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation of all or any part of the Real Property. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 11.2 shall be deemed to prevent Tenant from making a separate lawful claim in any condemnation proceedings for the then value of any Tenant's Property included in such taking, and for any moving expenses, relocation costs and other lawful damages.

             Section 11.3. Temporary Taking. If the whole or any part of the Premises is acquired or condemned temporarily during the Term for any public or quasi-public use or purpose, then the Term shall not be reduced or affected in any way, however, during the period of such temporary taking, the Fixed Rent and the Escalation Rent shall be reduced in the proportion which the area of the part of the Premises which is not usable bears to the total area of the Premises immediately prior to such temporary taking. Landlord shall be entitled to receive for itself any award or payment for such use. Landlord, at Landlord's sole cost and expense, shall make Alterations to restore the Premises to the condition existing prior to any such temporary acquisition or condemnation. For the purposes of this Section 11.3, a temporary condemnation or temporary taking shall mean a condemnation or taking of less than three (3) months in duration.

ARTICLE 12.
ASSIGNMENT, SUBLETTING, MORTGAGING

             Section 12.1. General Limitation. Except as expressly permitted herein, Tenant, without the prior written consent of Landlord in each instance, shall not (a) assign its rights or delegate it duties under this Lease (whether by operation of law or otherwise), or mortgage or encumber its interest in this Lease, in either case in whole or in part, (b) sublet or permit the subletting of the Premises, or (c) permit the Premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise, by any Person other than Tenant or Tenant's Affiliates. Either a transfer (including the issuance of treasury stock or the creation and issuance of new stock or a new class of stock) of a controlling interest in the shares of Tenant (if Tenant is a corporation or trust) or a transfer of a majority of the total interest in Tenant (if Tenant is a partnership or other entity) at any one time or over a period of time through a series of transfers during the Term, directly or indirectly, shall be deemed an assignment of this Lease and shall be subject to all of the provisions of this Article 12; provided, however, that the transfer or issuance of shares of Tenant (if Tenant is a corporation or trust) for purposes of this Section 12.1 shall not include the sale of shares by persons other than those deemed "insiders" within the meaning of the Securities Exchange Act of 1934, as amended, which sale is effected through the "over-the-counter market" or through any recognized stock exchange.

             Section 12.2. Landlord's Expenses. Tenant shall reimburse Landlord on demand for any reasonable out-of-pocket costs that Landlord incurs in connection with any proposed assignment of Tenant's interest in this Lease or any proposed subletting of the Premises, including, without limitation, reasonable attorneys' fees and disbursements and the reasonable costs of making investigations as to the acceptability of the proposed subtenants or the proposed assignee.

             Section 12.3. No Release. Neither an assignment of Tenant's interest in this Lease nor any subletting, occupancy or use of the Premises or any part thereof by any Person other than Tenant, nor any collection of Rental by Landlord from any Person other than Tenant shall, in any circumstances, relieve, release or discharge Tenant of its obligations under this Lease on Tenant's part to be observed and performed.

             Section 12.4. Certain Permitted Transfers. Subject to the provisions of this Section 12.4, Tenant, upon first obtaining the consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed), shall have the right to assign its interest in this Lease (in whole but not in part) (i) to any corporation which is a successor to Tenant either by merger or consolidation, (ii) to a purchaser of all or substantially all of Tenant's assets (provided such purchaser also assumes substantially all of Tenant's liabilities), or (iii) to Tenant's Affiliate. Subject to the provisions of this Section 12.4, Tenant, upon first obtaining the consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed), also shall have the right to sublease all or any portion of the Premises to Tenant's Affiliate. Tenant hereby acknowledges that it shall not be unreasonable for Landlord to withhold its consent if (x) the principal purpose of the transaction comprising such assignment is to transfer the tenant's interest in this Lease, or (y) the assignee has a net worth and annual net income and cash flow, determined in accordance with either generally accepted accounting principles or generally accepted auditing standards, in either case consistently applied, after giving effect to such assignment, materially less than Tenant's net worth and annual net income and cash flow on the day immediately preceding the effective date of any such assignment. If Tenant makes an assignment of this Lease with Landlord's consent pursuant to this Section 12.4, then Tenant shall deliver to Landlord, on or prior to the fifth (5th) day after the effective date of such assignment, an instrument, in form and substance reasonably satisfactory to Landlord, duly executed by Tenant and the assignee, pursuant to which (I) Tenant makes such assignment to such assignee, and (II) such assignee assumes all of the obligations of Tenant arising hereunder from and after the effective date of such assignment. Tenant shall also submit to Landlord, simultaneously with Tenant's submission of such instrument to Landlord, reasonable evidence to the effect that Tenant has complied with the provisions of clauses (x) and (y) above. If Tenant subleases all or any portion of the Premises, then Tenant shall deliver to Landlord, on or prior to the fifth (5th) day after the date of such sublease, a copy of such sublease.

             Section 12.5. Replacement Lease. If, at any time after Initial Tenant herein has assigned Tenant's interest in this Lease, this Lease is disaffirmed or rejected in connection with the occurrence of an Insolvency Event, or is terminated by reason of the occurrence of an Event of Default, then any prior Tenant, including, without limitation, Initial Tenant, upon request of Landlord, shall (1) pay to Landlord all Rental due and owing by the assignee to Landlord under this Lease to and including the day of such disaffirmance, rejection or termination, and (2) as "tenant," enter into a new lease with Landlord for the Premises for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Fixed Expiration Date, unless sooner terminated as provided in such lease, at the same Fixed Rent and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (a) Tenant's rights under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any person claiming through or under such assignee or by virtue of any statute or of any order of any court, and (b) such new lease shall require all defaults existing under this Lease to be cured by Tenant with due diligence.

             Section 12.6. Certain Rights to Sublease.

             (A)    Landlord shall not unreasonably withhold or delay its consent to any subletting of the Premises, provided that:

                (1)   the Premises have not been publicly advertised or publicized for subletting at a rental rate less than the prevailing rental rate set by Landlord for comparable space in the Building or, if there is no comparable space, the prevailing rental rate reasonably determined by Landlord;

                (2)   no Event of Default has occurred and is continuing;

                (3)   the proposed subtenant has a financial standing (taking into consideration the obligations of the proposed subtenant under the sublease) reasonably satisfactory to Landlord, and be of a character, be engaged in a business, and propose to use the Premises in a manner in keeping with the standards in such respects of the other tenancies in the Building;

                (4)   if Landlord has or within six (6) months thereafter reasonably expects to have comparable space available in the Building, the proposed subtenant (or any Affiliate of the proposed subtenant) is neither a tenant or subtenant of any space in the Building, nor a Person with whom Landlord is engaged in bona fide negotiations regarding the leasing or subleasing of space in the Building;

                (5)   the subletting is not for a term of less than two (2) years unless it commences less than two (2) years before the Fixed Expiration Date;

                (6)   the subletting is not for less than ten thousand (10,000) contiguous rentable square feet of the Premises;

                (7)   Tenant and the subtenant execute and deliver an agreement, in form and substance reasonably satisfactory to Landlord, pursuant to which Landlord grants Landlord's consent to such sublease on terms which are consistent with the provisions hereof; and

                (8)   such sublease expressly provides that it is subject and subordinate to this Lease (and all instruments to which this Lease may be subordinate), and further expressly provides that, in the event of termination, reentry or dispossess of Tenant by Landlord under this Lease, then, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant, at Landlord's option, shall attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be:

                                                                                                  (i)    liable for any act or omission of Tenant under such sublease, or

                                                                                                  (ii)   subject to any defense or offsets which such subtenant may have against Tenant, or

                                                                                                  (iii)            bound by any previous payment which such subtenant may have made to Tenant of more than thirty (30) days in advance of the date upon which such payment was due, unless previously approved by Landlord, or

            (iv)    bound by any obligation to make any payment to or on behalf of such subtentant, or

(v) bound by any obligation to perform any work or to make improvements to the Premises, or portion thereof demised by such sublease, or

(vi) bound by any amendment or modification of such sublease made without its consent, or

(vii) bound to return such subtenant's security deposit, if any, until such deposit has come into Landlord's actual possession and such subtenant would be entitled to such security deposit pursuant to the terms of such sublease.

(B)   Tenant hereby agrees that any sublease approved by Landlord shall not be modified without the prior written consent of Landlord, or assigned, encumbered or otherwise transferred, or the subleased premises further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the subtenant to be used or occupied by others, without the prior written consent of Landlord in each instance.

(C)   If Tenant seeks to sublease the Premises pursuant to this Section 12.6, then, in connection with Tenant's request for Landlord's consent, Tenant shall submit to Landlord a statement containing the following information: (a) the name and address of the proposed subtenant, (b) a copy of the proposed sublease, duly executed by Tenant and the proposed subtenant, (c) the nature and character of the use and business of the proposed subtenant, and (d) any other information that Landlord may reasonably request. If Landlord fails to consent or withhold consent to any proposed subletting within thirty (30) days after receipt of such statement, Landlord's consent shall be deemed granted. If Landlord withholds its consent, Landlord shall reasonably specify the reasons therefor in writing.

             Section 12.7. Sublease Profit. Tenant shall pay to Landlord from time to time an amount equal to fifty percent (50%) of Sublease Profit promptly after Tenant receives funds that constitute Sublease Profit. This Section 12.7 shall not apply to a sublease permitted hereunder to a Tenant Affiliate (or to a Permitted Occupant sublease which, when taking into account all other subleases and/or permitted occupancies in the Premises, in the aggregate, does not cover space exceeding 25% of the Premises).

             Section 12.8. Certain Rights to Assign.

             (A)          Landlord shall not unreasonably withhold or delay its consent to an assignment of this Lease in its entirety provided that:

(I)    No Event of Default has occurred and is continuing;

(2)   The proposed assignee (i) has a net worth (determined in accordance with generally accepted accounting principles, or generally accepted auditing standards, in either case consistently applied, taking into consideration the obligations of the proposed assignee under the Lease) which is reasonably satisfactory to Landlord, and (ii) is of a character, is engaged in a business, and proposes to use the Premises in a manner in keeping with the standards in such respects of the other tenancies in the Building;

(3)   If Landlord has or within six (6) months thereafter reasonably expects to have comparable space available in the Building, the proposed assignee (or any Affiliate of the proposed assignee) is neither a tenant or subtenant of any space in the Building, nor a person or entity with whom Landlord is engaged in bona fide negotiations regarding the leasing or subleasing of space in the Building; and

(4)    The assignee agrees to unconditionally assume all of the obligations of Tenant under this Lease from and after the date of the assignment.

(B)   If Tenant seeks to assign this Lease in its entirety pursuant to this Section 12.8, then, in connection with Tenant's request for Landlord's consent, Tenant shall submit to Landlord a statement containing the following information (the "Assignment Statement"): (i) the name and address of the proposed assignee, (ii) the terms and conditions of the proposed assignment, including, without limitation, the consideration payable for such assignment and the value (including cost, overhead and supervision) of any improvements (including any demolition to be performed) to the Premises proposed to be made by Tenant to prepare the Premises for occupancy by such assignee, (iii) the nature and character of the use and business of the proposed assignee, and (iv) any other information that Landlord may reasonably request. If Landlord fails to consent or withhold consent to any proposed assignment within thirty (30) days after receipt of such statement, Landlord's consent shall be deemed granted. If Landlord withholds its consent, Landlord shall reasonably specify the reasons therefor in writing.

(C)   If Tenant does not consummate any such assignment of this Lease (for which Landlord has granted Landlord's consent under this Section 12.8) within sixty (60) days after Tenant's receipt of Landlord's consent thereto, then Tenant shall not have the right to thereafter consummate such assignment without first again complying with the provisions of this Section 12.8.

(D)   If Tenant assigns this Lease, then Tenant shall deliver promptly to Landlord, (x) a duplicate original instrument of assignment in form and substance reasonably satisfactory to Landlord, duly executed by Tenant, and (y) an instrument in form and substance reasonable satisfactory to Landlord, duly executed by the assignee, in which such assignee assumes observance and performance of, and agrees to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed from and after the date thereof.

             Section 12.9. Assignment Profit. Tenant shall pay to Landlord from time to time an amount equal to fifty percent (50%) of Assignment Profit promptly after Tenant receives funds that constitute Assignment Profit. This Section 12.9 shall not apply to an assignment permitted hereunder to a Tenant Affiliate.

             Section 12.10. Certain Permitted Occupants. Tenant may permit portions of the Premises to be occupied, at any time and from time to time, by individuals who are not officers or employees of Tenant (such individuals who are permitted to occupy portions of the Premises pursuant to this Section 12.10 being each referred to individually as a "Permitted Occupant," and collectively as the "Permitted Occupants"), without the consent of Landlord, provided that (i) no demising wall(s) are erected in the Premises separating the space used by a Permitted Occupant from the remainder of the Premises, (ii) the Permitted Occupants use the Premises in conformity with all applicable provisions of this Lease, (iii) in no event shall the use of any portion of the Premises by any Permitted Occupant create or be deemed to create any right, title or interest of the Permitted Occupant in or to the Premises, (iv) the occupancy by a Permitted Occupant does not materially increase the traffic through the lobby or common areas of the Building, the Operating Expenses or the burden on the elevators serving the Premises, in each case beyond that which would reasonably be expected to occur if Tenant used the entire Premises for the normal conduct of its business, (v) the portion of the Premises used by all Permitted Occupants shall not exceed twenty-five percent (25%), and (vi) at least ten (10) days prior to a Permitted Occupant taking occupancy of portion of the Premises, Tenant shall give notice to Landlord advising Landlord of (1) the name and address of such Permitted Occupant, (2) the character and nature of the use and business to be conducted by such Permitted Occupant, (3) the usable square footage to be occupied by such Permitted Occupant, and (4) the duration of such occupancy. Within thirty (30) days after request by Landlord, Tenant shall provide Landlord with a list of the names of all Permitted Occupants then occupying any portion of the Premises. Not-withstanding anything to the contrary contained in this Lease, Landlord acknowledges that, provided Tenant complies with conditions (ii), (iii), (iv) and (v) contained in this Section 12.10, Worldscope, Primark, Disclosure, Inc., Worldscope/Disclosure L.L.C. and/or The School for Ethical Education may occupy portions of the Premises as Permitted Occupants, and such entities may, subject to the terms of this Lease, erect a reasonable number of Building-Standard demising walls separating the space used by them from the remainder of the Premises.

             Section 12.11. Landlord's Recapture. Notwithstanding anything to the contrary contained in this Lease, except with respect to any assignment or subletting to an Affiliate of the Initial Tenant (in which case this Section 12.11 shall not apply), if Tenant desires to assign this Lease or to sublet all or any portion of the Premises, it shall first submit in writing to Landlord the documents described in Section 12.12 hereof, and shall offer in writing, (a) with respect to a prospective assignment, to assign this Lease to Landlord without any payment of monies or other consideration therefor, or, (b) with respect to a prospective subletting, to sublet to Landlord the portion of the Premises involved ("Leaseback Area") for the term specified by Tenant in its proposed sublease and at the lower of (i) Tenant's proposed subrental, or (ii) at the same rate of Fixed Rent and additional rent, and otherwise on the same terms, covenants and conditions (including provisions relating to escalation rents), as are contained herein and as are allocable and applicable to the portion of the Premises to be covered by such subletting. The offer shall specify the date (the "Effective  Date") when the assignment will be effective or the Leaseback Area will be made available to Landlord, as the case may be, which date shall in no event be earlier than thirty (30) days nor later than ninety (90) days following the acceptance of the offer. If an offer of sublease is made, and if the proposed sublease will result in all or substantially all of the Premises being sublet, then Landlord shall have the option, exercised within thirty (30) days after Landlord's receipt of Tenant's offer of sublease, to extend the terms of its proposed sublease for the balance of the Term of this Lease less one (1) day. Alternatively, within thirty (30) days of the receipt of an offer from Tenant to assign this Lease or to sublease all or substantially all of the Premises (except with respect to any assignment or subletting to such Affiliate), Landlord may elect to terminate this Lease as to any assignment of the Lease (and with respect to the portion of the Premises proposed to be sublet, in connection with any such sublease) by delivering written notice of such election to Tenant.

             Landlord, in any event, shall have a period of thirty (30) days from the receipt of any such assignment or subletting offer from Tenant to either accept or reject the same.

             If Landlord shall accept such offer, Tenant shall then execute and deliver to Landlord, or to anyone designated or named by Landlord, an assignment or sublease, as the case may be, which assignment or sublease, as the case may be, is in form and substance reasonably satisfactory to Landlord's counsel.

             If a sublease is so made, it shall expressly:

(A)   permit Landlord to make further subleases of all or any part of the Leaseback Area and (at no cost or expense to Tenant) to make and authorize any and all changes, alterations, installations and improvements in such space as necessary;

(B)   provide that Tenant will at all times permit reasonably appropriate means of ingress and egress from the Leaseback Area;

(C)   negate any intention that the estate created under such sublease be merged with any other estate held by either of the parties;

(D)   provide that Landlord shall accept the Leaseback Area "as is" except that Landlord, at Tenant's expense, shall perform all such work and make all such alterations as may be required to separate the Leaseback Area physically from the remainder of the Premises and to permit lawful occupancy, it being intended that Tenant shall have no other fit-up cost or expense in connection with Landlord's subletting of the Leaseback Area;

               (E)    provide that at the expiration of the term of such sublease, Tenant will accept the Leaseback Area in its then existing condition, subject to the obligations of Landlord to make such repairs thereto as may be necessary to preserve the Leaseback Area in good order and condition, ordinary wear and tear excepted.

             Landlord shall indemnify and save Tenant harmless from all obligations under this Lease as to the Leaseback Area during the period of time it is so sublet, except for Fixed Rent and additional rent, if any, due under this Lease, which are in excess of the rents due under such sublease.

             Subject to the foregoing, performance by Landlord or its designee under a sublease of the Leaseback Area shall be deemed performance by Tenant of any similar obligation under this Lease and any default by Landlord under such sublease shall not be deemed a default by Tenant under a similar obligation contained in this Lease, nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease.

             If Landlord shall have elected to terminate this Lease pursuant to this Section 12.11, such termination shall be effective as of the Effective Date and thereupon the Term of this Lease shall cease and come to an end on that day with the same force and effect as though that were the original date set forth as the Expiration Date, and Tenant shall deliver broom-clean possession of the Premises to Landlord, in accordance with the terms of this Lease. Thereafter, neither party shall have any obligation to the other hereunder, except for any Fixed Rent or additional rent due and owing to the Landlord up to and including the termination of this Lease, and except as the parties hereto may have agreed otherwise in this Lease or by a separate writing.

             Section 12.12. Required Documents. Notwithstanding anything to the contrary contained in this Lease, if Tenant plans or proposes any specific assignment or subletting to any parties, it shall first submit in writing to Landlord (a) the name and address of the proposed assignee or subtenant, (b) a statement of the rent, additional rent and a description of the other material terms of the proposed transaction, (c) reasonably satisfactory information as to the nature of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space, and (d) other information relating to the proposed assignee or subtenant, reasonably sufficient to enable Landlord to determine if such proposed assignee or subtenant satisfies the relevant requirements of Sections 12.6 and 12.8 herein. Section 12.12(d) shall not apply, however, to assignments or sublettings to a Tenant Affiliate or Permitted Occupant.

ARTICLE 13.
ELECTRICITY

             Section 13.1. Service. Subject to the provisions of this Article 13, Landlord shall provide to the electrical closet on the floor of the Building where the Premises are located 6.0 watts of electrical capacity (connected load) per rentable square foot of the Premises (the "Maximum Capacity"). Tenant shall not use any electrical equipment in the Premises (or otherwise permit any use therein) which causes Tenant's demand for electricity to exceed the Maximum Capacity. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric service furnished to the Premises (except to the extent such failure or defect results from Landlord's negligence or willful misconduct). Notwithstanding the foregoing, Tenant, at Tenant's sole cost and expense, may reasonably increase the Maximum Capacity, provided Tenant makes the necessary and appropriate installations and/or Alterations to support such increase, and further provided Tenant complies with Article 4 hereof with respect to such installations and/or alterations.

             Section 13.2. Electricity Additional Rent. Tenant shall pay to Landlord, as additional rent for the electricity being furnished to the Premises during the Term, an amount (the "Electricity Additional  Rent") equal to the amount Landlord actually pays to the utility company or provider to provide electricity to the Premises, including all applicable surcharges, demand charges, time-of-day charges, energy charges, fuel adjustment charges, rate adjustment charges, taxes and other amounts payable in respect thereof and net of any rebates or credits actually received by Landlord in respect of such electricity supplied to the Premises, based on Tenant's demand and/or consumption of electricity (and/or any other method of quantifying Tenant's use of or demand for electricity as set forth in the utility company's tariff) as registered on a meter or submeter for purposes of measuring such demand, consumption or other method of quantifying Tenant's use of or demand for electricity (it being agreed that such meter or submeter shall measure demand and consumption, and off-peak and on-peak use, in either case to the extent such factors are relevant in making the determination of Landlord's cost). Landlord, shall install the aforesaid meter or submeter on or before, the Commencement Date (the costs for which shall be deducted from the Building-Standard Fit-up Fund). In addition, Landlord (subject to recoupment under Article 2 hereof), shall maintain such meter or submeter in good working order. Landlord shall render bills for the Electricity Additional Rent at such time as Landlord may elect (but in no event more frequently than monthly), and Tenant shall pay the amount shown thereon to Landlord, as additional rent, within twenty (20) days after Landlord gives such bill(s) to Tenant. Landlord and Tenant acknowledge that said Electricity Additional Rent payable hereunder does not include the cost of electricity incurred for operating the rooftop HVAC units at the Building and/or for electricity consumed in public portions and/or common areas of the Building, which electricity charges shall be included in Operating Expenses hereunder. Landlord shall use good faith, commercially reasonable efforts to obtain the lowest, competitive electricity rates for the Building from reasonably available and reasonably reliable commercial utility provider(s).

             Section 13.3. Termination of Electric Service. If Landlord is required by any Requirement to discontinue furnishing electricity to Tenant, then this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to Tenant and Tenant shall not be obligated to pay the Electricity Additional Rent. If Landlord so discontinues furnishing electricity to Tenant, then Tenant shall use diligent efforts to obtain electric energy directly from the public utility furnishing electric service to the Building. The costs of such service shall be paid by Tenant directly to such public utility. Such electricity may be furnished to Tenant by means of the existing electrical facilities serving the Premises, at no charge, to the extent the same are available, suitable and safe for such purposes in each case as reasonably determined by Landlord. Landlord, to the extent permitted by applicable Requirements, shall not discontinue furnishing electricity to the Premises until Tenant is able to obtain electricity directly from the public utility. Notwithstanding the foregoing, provided: (a) Landlord has so discontinued furnishing electricity as hereinabove provided; (b) Tenant has used such diligent efforts to so directly obtain electricity as hereinabove provided; (c) following such efforts, Tenant is genuinely unable to obtain such electricity service; and (d) Landlord is thereafter promptly unable to obtain same on Tenant's behalf; then, provided no Event of Default has occurred and is continuing, Tenant may elect to terminate this Lease by written notice given to Landlord with such termination being effective on the later of Landlord receiving such written notice or upon Tenant vacating the Premises in accordance with Section 19.1 hereof.

ARTICLE 14.
ACCESS TO PREMISES

             Section 14.1. Ducts, Pipes and Conduits. Landlord shall have the right to erect, use and maintain concealed ducts, pipes and conduits in and through the Premises, provided that such pipes, ducts, or conduits are furred at points immediately adjacent to partitioning columns or ceilings and that such pipes, ducts, or conduits do not reduce the usable area of the Premises beyond a de minimis amount.

             Section 14.2. Access. Subject to the terms of this Lease, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week during the Term. Subject to the provisions of this Section 14.2, Landlord and Landlord's designees shall have the right to enter the Premises at all reasonable times upon reasonable prior notice (which notice may be oral), to (i) examine the Premises, (ii) show the Premises to prospective purchasers, or prospective or existing Mortgagees or Lessors, (iii) make repairs, alterations, improvements, additions or restorations which are reasonably necessary or desirable in connection with the Operation of the Property (including, without limitation, the repairs described in Section 5.2 hereof and Section 5.3 hereof), or (iv) for the purpose of complying with any Requirements. Landlord may take material into the Premises to the extent required for any work being performed by Landlord in the Premises pursuant to this Section 14.2. Landlord shall not be required to give Tenant prior notice of Landlord's entry into the Premises if an emergency exists. During the twelve (12) month period prior to the Fixed Expiration Date, Landlord, at reasonable times and on reasonable prior notice (which notice may be oral), may exhibit the Premises to prospective tenants thereof.

             Section 14.3. Keys. Tenant shall give to Landlord a key to the Premises (it being agreed that if Tenant at any time changes the locks in or to the Premises, then Tenant, simultaneously therewith, shall give Landlord a duplicate of the keys thereto).

             Section 14.4. Building Changes. Landlord shall have the right at any time to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts or common areas of the Building (the "Common Areas"), or other aspects of the Building, provided that any such change does not (a) unreasonably reduce, interfere with or deprive Tenant of access to the Building or the Premises, or (b) reduce the rentable areas of the Premises. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises and Landlord shall have the use thereof, as well as reasonable access thereto through the Premises for the purposes of operation, maintenance, alteration and repair.

ARTICLE 15.
DEFAULT

             Section 15.1. Events of Default. Each of the following events shall be an "Event of Default" hereunder:

             (A)   if Tenant defaults in the payment when due of any installment of Rental and such default continues for ten (10) days after notice of such default is given to Tenant; or

             (B)   if the Premises become abandoned; or

             (C)   if Tenant's interest or any portion thereof in this Lease devolves upon or passes to any person, whether by operation of law or otherwise, except as expressly permitted under Article 12 hereof, or

             (D)      (1)    if a Tenant Party generally does not, or is unable to, or admits in writing its inability to, pay its debts as they become due; or

                    (2)    if a Tenant Party commences or institutes any case, proceeding or other action A) seeking relief on its behalf as debtor, or to be adjudicated as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

                    (3)    if a Tenant Party makes a general assignment for the benefit of creditors; or

                    (4)   if any case, proceeding or other action is commenced or instituted against a Tenant Party A) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, or (ii) remains undismissed for a period of sixty (60) days; or

                    (5)   if any case, proceeding or other action is commenced or instituted against a Tenant Party seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which is not vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof, or

                    (6)   if a Tenant Party takes any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the acts set forth in clauses (2), (3), (4) or (5) above; or

                    (7)   if a trustee, receiver or other custodian is appointed for any substantial part of the assets of a Tenant Party, which appointment is not vacated or stayed within thirty (30) Business Days (the events described in this Section 15.1(D) being collectively referred to herein as "Insolvency Events"); or

             (E)    if Tenant defaults in the observance or performance of any other term, covenant or condition of this Lease on Tenant's part to be observed or performed, and Tenant fails to remedy such default within twenty-five (25) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it can be remedied, but cannot with due diligence be completely remedied within said period of twenty-five (25) days, Tenant does not commence within said period of twenty-five (25) days, and does not thereafter diligently prosecute to completion all steps necessary to remedy such default.

             Section 15.2. Termination. If (i) an Event of Default (other than an Insolvency Event) occurs and Landlord, at any time thereafter, at its option gives written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date designated by Landlord in such notice, or (ii) an Insolvency Event occurs, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date specified in such notice, or on the date when the Insolvency Event occurs, as the case may be, were the Fixed Expiration Date, and Tenant immediately thereafter shall quit and surrender the Premises as required herein, but Tenant shall nonetheless be liable for all of its obligations hereunder, as provided in Articles 16 and 17 hereof.

ARTICLE 16.
REMEDIES AND DAMAGES

             Section 16.1. Certain Remedies. If there occurs any Event of Default, and this Lease and the Term expires and comes to an end as provided in Article 15 hereof, then:

            (1)   Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after the date when this Lease and the Term shall expire and come to an end, reenter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable lawful action or proceeding (without being liable to indictment, prosecution or damages therefor), and may, pursuant to lawful action or proceeding, repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises; and

                (2)   Landlord, at Landlord's option, may relet the whole or any portion or portions of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include reasonable concessions and free rent periods, as Landlord, in its reasonable discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord's option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

             Section 16.2. Certain Waivers. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to reenter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant has been dispossessed by a judgment or by warrant of any court or judge, or (b) any legal reentry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, reentry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words "reenter," "reentry" and "reentered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach by Tenant, or any persons claiming through or under Tenant, or any threatened breach by any officer of Tenant having legal authority to bind Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if reentry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

             Section 16.3. Damages.

             (A)    If this Lease and the Term shall expire and come to an end as provided in Article 15 hereof, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

                    (1)    Tenant shall pay to Landlord all Rental payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end  or to the date of reentry upon the Premises by Landlord, as the case may be;

                   (2)   Tenant also shall pay to Landlord, as damages, the excess if any, of A) the Rental for the period which otherwise would have constituted the unexpired portion of the Term, over B) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of this Article 16 for any part of such period (first deducting from the rents collected under any such reletting all of Landlord's reasonable expenses in connection with the termination of this Lease, Landlord's reentry upon the Premises and with such reletting, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys' fees and disbursements, alteration costs, contribution to work and other reasonable expenses of preparing the Premises for such reletting) (such excess being referred to herein as a "Deficiency"); any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent, Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar proceeding; and

                   (3)   whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal to the amount by which the Rental for the period which otherwise would have constituted the unexpired portion of the Term (commencing on the date immediately succeeding the last date with respect to which a Deficiency, if any, was collected) exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the Base Rate; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

         (B)    If the Premises, or any part thereof, are relet together with other space in the Building, then the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Article 16. Tenant shall in no event be entitled to any rents collected or payable under any reletting, regardless of whether such rents exceed the Rental reserved to this Lease. Nothing contained in Article 15 hereof or this Article 16 shall limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 16.3.

ARTICLE 17.
LANDLORD FEES AND EXPENSES

             Section 17.1 Landlord's Costs After Event of Default. If an Event of Default occurs and is continuing, then Landlord may make reasonable expenditures or incur any reasonable obligation for the payment of money, including, without limitation, reasonable attorneys' fees and disbursements, in instituting, prosecuting or defending any action or proceeding relating to such Event of Default, and the cost thereof, with interest thereon at the Applicable Rate, shall be additional rent hereunder and shall be paid by Tenant to Landlord within ten (10) days after Landlord gives Tenant an invoice therefor, and, if the Term has expired or terminated at the time when Landlord makes such expenditures or incurs such obligations, then such amounts shall be recoverable by Landlord as damages (any such amounts recoverable by Landlord under this Section 17.1 being referred to herein as "Landlord's Costs"). The provisions of this Section 17.1 shall survive the expiration or earlier termination of the Term.

             Section 17.2. Interest on Late Payments. If Tenant fails to pay any item of Rental on or prior to the tenth (10th) day after the date when such payment is due, then Tenant shall pay to Landlord, in addition to such item of Rental, as a late charge and as additional rent, an amount equal to interest at the Applicable Rate on the amount unpaid, computed from the tenth (10th) day after the date such payment was due to and including the date of payment. Nothing contained in this Section 17.2 limits Landlord's available rights or remedies after the occurrence of an Event of Default.

ARTICLE 18.
CONDITION OF PREMISES

             Section 18.1. No Representations. Landlord and Landlord's agents and representatives have made no representations or promises with respect to the Building, the Real Property or the Premises except (i) to Landlord's knowledge, as of the date of this Lease, the Building complies with the present requirements of the ADA, and (ii) as expressly set forth in this Lease. No rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. Tenant hereby accepts the Premises in their "as is" condition existing as of the date hereof, subject only to completion of the Initial Alterations.

ARTICLE 19.
END OF TERM

             Section 19.1. Condition of Premises at End of Term. On the Expiration Date, Tenant shall quit and surrender the Premises, vacant, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and otherwise, in compliance with the provisions of Article 5 hereof. In addition, on the Expiration Date, Tenant shall deliver to Landlord the keys to (i) the Premises, and (ii) if the Premises do not constitute the entire rentable area on any floor of the Building, the core bathrooms.

             Section 19.2. Holding Over. If Tenant retains possession of all or any part of the Premises after the end of the Term, same shall not result in a renewal of this Lease or an extension of the Term, but Tenant shall pay to Landlord, for retaining occupancy, on a per, diem basis, a sum equal to one hundred twenty percent (120%) of the Rental payable for the month preceding such holding over, computed on a daily basis for each day that Tenant remains in possession. In addition to this amount, Tenant shall be liable for all lawful damages sustained by reason of Tenant's holding over (but not indirect or punitive damages). In no event shall a renewal or extension of the Term, a month-to-month tenancy, or any other tenancy be created by such holdover.

ARTICLE 20.
QUIET ENJOYMENT

             Section 20.1. Landlord's Covenant. Provided Tenant timely performs its obligations under this Lease, Landlord covenants that Tenant may peaceably and quietly enjoy the Premises and related common facilities for the Term, free from claims of any parties claiming by, under or through Landlord, subject, nevertheless, to the terms and conditions of this Lease. In addition, provided no Event of Default has occurred and is continuing, Landlord shall manage and operate the Building in a manner generally consistent with comparable first-class, Class A, multi-tenant office buildings in the New Haven County, and Fairfield County, Connecticut areas.

ARTICLE 21.
POSSESSION

             Section 21.1. Delivery. Subject to the terms hereof, Landlord shall deliver exclusive possession of the Premises to Tenant on the Commencement Date. Notwithstanding anything to the contrary contained in this Lease, in the event Landlord is unable to deliver possession of the Premises to Tenant as provided herein, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any damages or liabilities resulting therefrom. Notwithstanding the foregoing, however, in the event that Landlord is unable to deliver possession of the Premises to Tenant by May 1, 2000, due solely to a Landlord Delay, Landlord shall reimburse Tenant for the hold-over premium (presently stipulated in Tenant's existing lease) on fixed rent and additional rent actually incurred by Tenant resulting from Tenant holding-over at Tenant's current office space located at 1000 Lafayette Boulevard, Bridgeport, Connecticut, from May 1, 2000 until the earlier of: (a) January 1, 2001; or (b) the date Landlord delivers possession of the Premises to Tenant. ( Landlord shall pay said reimbursement to Tenant within twenty (20) days after being billed therefor by Tenant. In addition, if Landlord fails to deliver the Premises to Tenant with the Initial Alterations Substantially Completed by January 1, 2001, and such failure is not caused by any Tenant Delay, then Tenant shall have the option, without liability, to terminate this Lease by delivering written notice of such election to Landlord on or before January 10, 2001, time being of the essence with respect to such termination.

ARTICLE 22.
NO WAIVER

             Section 22.1. No Surrender. Tenant acknowledges that Landlord shall be deemed to have accepted an early surrender of the Premises by Tenant only if Landlord executes and delivers to Tenant a written instrument providing therefor.

             Section 22.2. No Waiver by Landlord. Landlord's failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not prevent a subsequent act, which would have originally constituted a violation of the provisions of this Lease, from having all of the force and effect of an original violation of the provisions of this Lease. The receipt by Landlord of Rental with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the Rental herein stipulated shall be deemed to be other than on account of the earlier stipulated Rental, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rental be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rental or to pursue any other remedy provided in this Lease.

             Section 22.3. No Waiver by Tenant. Tenant's failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease on Landlord's part to be performed, shall not be deemed a waiver of such breach or prevent a subsequent act which would have originally constituted a violation of the provisions of this Lease from having all of the force and effect of an original violation of the provisions of this Lease. The payment by Tenant of Rental or performance of any obligation of Tenant hereunder with knowledge of any breach by Landlord of any covenant of this Lease shall not be deemed a waiver of such breach, and payment of the same by Tenant shall be without prejudice to Tenant's right to pursue any applicable remedy against Landlord.

ARTICLE 23.
WAIVER OF TRIAL BY JURY

             Section 23.1. Waiver. The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease. If Landlord commences any summary proceeding against Tenant, then Tenant shall not interpose any counterclaim of whatever nature or description in any such summary proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such summary proceeding with any other action which may have been or will be brought in any other court by Tenant.

ARTICLE 24.
SERVICES

             Section 24.1. Passenger Elevators. Landlord, at Landlord's expense (but subject to recoupment pursuant to Article 2 hereof), shall provide passenger elevator service to the Premises on Business Days from 8:00 a.m. to 6:00 p.m. and have a passenger elevator subject to call at all other times. Landlord shall, in compliance with applicable Requirements, install and provide a card access system to two (2) presently existing passenger elevators for facilitating access to the Premises during Overtime Periods. Notwithstanding the installation and operation of the aforementioned card access system, Landlord shall have access to the Premises as otherwise provided in this Lease. The cost to install said card access system shall be shared between Landlord and Tenant, with Landlord paying 50% of the cost and Tenant paying 50% of the cost (provided, however, that Tenant's allocation of such cost does not exceed Five Thousand Dollars ($5,000.00). Tenant's portion of such cost shall be paid to Landlord, as additional rent, by Landlord deducting same out of the Building-Standard Fit-up Fund or the related allowance provided in Section 4.13 hereof.

             Section 24.2. Freight Elevators. Landlord, at Landlord's expense (but subject to recoupment pursuant to Article 2 hereof), shall provide freight elevator service by keeping one (1) freight elevator on call on a "first come, first served" basis on Business Days from 9:30 a.m. to 11:30 a.m., and from 1:30 p.m. to 4:30 p.m., and on a reservation, "first come, first served" and prior notice basis from 5:00 p.m. to 8:00 a.m. on Business Days and at any time on days other than Business Days. If Tenant uses the freight elevators serving the Premises between 5:00 p.m. and 8:00 a.m. on Business Days or at any time on any other days, and if thereby Landlord incurs any incremental costs related thereto then Tenant shall pay Landlord, as additional rent for such use, an amount equal to such incremental cost to Landlord. Notwithstanding the preceding sentence, Landlord hereby agrees to waive the additional rent freight charges for up to the first twenty-six (26) hours of Initial Tenant's move-in to the Premises. Landlord shall not be required to furnish any freight elevator services during the hours from 5:00 p.m. to 8:00 a.m. on Business Days and at any time on days other than Business Days unless Landlord has received advance notice from Tenant requesting such services prior to 2:00 p.m. on the day upon which such service is requested or by 2:00 p.m. of the last preceding Business Day if such periods are to occur on a day other than a Business Day. Landlord shall have the right to require Tenant to schedule Tenant's move of substantial Tenant's Property or materials for Alterations into or out of the Premises during the hours of 5:00 p.m. to 8:00 a.m. on Business Days, or at times on days other than Business Days, in which case Tenant shall pay to Landlord the charge for overtime freight elevator use as provided in this Section 24.2. Notwithstanding the foregoing, upon at least five (5) days prior notice to Landlord, Tenant shall be permitted to schedule Tenant's initial move into the Premises at any time on Business Days or non-Business Days, provided, however, that if Tenant moves into the Premises during the hours of 5:00 p.m. to 8:00 a.m. on Business Days or at times on days other than Business Days, Tenant shall pay to Landlord the charge for overtime freight elevator use as provided in this Section 24.2.

             Section 24.3. HVAC. Landlord, at Landlord's expense (but subject to recoupment pursuant to Article 2 hereof), shall furnish to the perimeter of the Premises through the HVAC System, when required for the comfortable occupancy of the Premises, HVAC in accordance with the specifications set forth in Exhibit "B" attached hereto and made a part hereof, on a year round basis from 8:00 a.m. to 6:00 p.m. on Business Days. Tenant shall draw and close the draperies or blinds for the windows of the Premises whenever the HVAC System is in operation and the position of the sun so requires. If Landlord furnishes HVAC to the Premises at the request of Tenant at times other than 8:00 a.m. to 6:00 p.m. on Business Days, (any such times other than during such hours on Business Days being referred to herein as "Overtime Periods"), then, subject to the last sentence of this Section 24.3, Tenant shall pay to Landlord additional rent for such services initially at a flat rate of $15.00 per hour (which rate shall be subject to commercially reasonable increase from time to time). Any amount of money collected from any tenants of the Building for such Overtime Periods that exceeds the actual cost of providing HVAC during said periods will be applied to reduce the Building's common area electricity charges included in Operating Expenses. Landlord shall not be required to furnish any such services during any Overtime Periods unless Landlord has received advance notice from Tenant requesting HVAC services prior to 2:00 p.m. of the day upon which such services are requested or by 2:00 p.m. of the last preceding Business Day if such Overtime Periods are to occur on a day other than a Business Day. Notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, and Tenant remains in occupancy of at least 47,544 square feet of rentable area in the Building, Landlord shall not charge Tenant such hourly rate HVAC charges for the first one hundred twenty-five (125) hours per year during the Term that Tenant uses HVAC during Overtime Periods (such 125 hour allowance to be appropriately prorated for any partial years during the Term).

             Section 24.4. Cleaning.

             (A)   Provided Tenant shall keep the Premises in order, Landlord, at Landlord's expense (but subject to recoupment pursuant to Article 2 hereof), shall cause the Premises, excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages other than coffee, tea or vending machine snacks ("Tenant's Kitchenette Area"), to be cleaned, substantially in accordance with the standards set forth in Section A of Exhibit "C" attached hereto and made a part hereof. Tenant shall pay to Landlord, promptly after Landlord's request, the cost of removal of refuse and rubbish from the Premises to the extent that such refuse and rubbish exceeds the amount thereof usually attendant to the use of the Premises as offices. Tenant, at Tenant's sole cost and expense, shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be exterminated against infestation by vermin, rodents or roaches regularly in a manner reasonably satisfactory to Landlord, and by Persons reasonably approved by Landlord. If Tenant performs any cleaning services in addition to the services provided by Landlord as aforesaid, then Tenant shall employ the cleaning contractor providing cleaning services to the Building on behalf of Landlord, provided that such cleaning contractor's rates are commercially reasonable. Tenant shall comply with any recycling program and/or refuse disposal program (including, without limitation, any program related to the recycling, separation or other disposal of paper, glass or metals) which Landlord reasonably imposes or which is required pursuant to any Requirements.

             (B)   Landlord shall cause Tenant's Kitchenette Area, if any, to be cleaned, substantially in accordance with the standards set forth in Section B of Exhibit "C" attached hereto and made a part hereof. Tenant shall pay to Landlord as additional rent, for such services initially a flat rate of $50.00 per month (which rate shall be subject to commercially reasonable increase from time to time) ("Kitchenette Additional Rent"). Landlord shall render bills for Kitchenette Additional Rent at such time as Landlord may elect (but in no event more frequently than monthly), and Tenant shall pay the amount shown thereon to Landlord within thirty (30) days after Landlord gives such bill(s) to Tenant.

             (C)   Landlord shall cause the Building to be power-washed prior to the Commencement Date.

             Section 24.5. Water. Landlord, at Landlord's expense (but subject to recoupment pursuant to Article 2 hereof), shall provide to the Premises hot and cold water for ordinary drinking, cleaning and lavatory purposes. If Tenant uses water for any purpose in addition to ordinary drinking, cleaning or lavatory purposes, then Landlord may install a water meter and thereby measure Tenant's water consumption for all such additional purposes. Tenant shall pay Landlord for the cost of the meter and the cost of the installation thereof, and through the duration of Tenant's occupancy, Tenant shall keep said meter and equipment in good working order and repair at Tenant's own cost and expense. Tenant shall pay Landlord for water consumed as shown on said meter (to the extent the water consumed exceeds the amount which Tenant would have consumed for ordinary drinking, cleaning or lavatory purposes), as additional rent calculated at the cost imposed on Landlord by the public utility. Tenant shall make such payment to Landlord not later than the twentieth (20th) day after the date when Landlord gives Tenant an invoice therefor. Tenant shall pay the sewer rent, charge or any other tax, rent, levy or charge which now or hereafter is imposed in connection with any such metered consumption (to the extent such rent, charge, tax or levy is in connection with water consumed in excess of the amount which Tenant would have consumed for ordinary drinking, cleaning or lavatory purposes).

             Section 24.6. Directory; Monument Signs. Landlord shall, as an Operating Expense, list Tenant on a Building-Standard, non-computerized directory in the lobby of the Building, and Tenant shall be entitled to Tenant's Operating Share of any lineage on such directory. Tenant shall also be identified, on a non-exclusive basis, on Landlord's Building-Standard monument sign to be located at the entrance driveway to the Building. As long as Tenant, Tenant's Affiliates and/or the Permitted Occupants collectively occupy at least 47,544 square feet of rentable area in the Building, Tenant shall be the first tenant listed on said Building-Standard monument sign and Landlord agrees not to grant any other tenant leasing space in the Building any lettering larger than Tenant's on said Building-Standard monument sign. Furthermore, as long as Tenant, Tenant's Affiliates and/or the Permitted Occupants collectively occupy at least 47,544 square feet of rentable area in the Building, Landlord shall not grant the right to be listed on said Building-Standard monument sign to more than four (4) other Building tenants (for a total of five (5) Building tenants, including Tenant). In addition, as long as Tenant, Tenant's Affiliates and/or the Permitted Occupants collectively occupy at least 47,544 square feet of rentable area in the Building, Tenant shall have the option to be identified, on an exclusive basis, on an additional, exterior, exclusive monument sign (which sign shall be installed at Landlord's sole cost and expense, be consistent in appearance with the aforementioned Landlord's Building-Standard monument sign and be no greater than 40 inches tall and 85 inches long in size). Said exclusive monument sign shall be located at the front of the island facing the street at the Building's main entranceway, or at a location mutually acceptable to Landlord and Tenant. Landlord shall choose the lettering for Tenant's exclusive monument sign, subject to Tenant's approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be entitled to relocate its exclusive monument sign to a location reasonably approved by Landlord at Tenant's sole cost and expense, provided such relocation occurs no more than once during the Term. Landlord shall not post or permit any exterior, exclusive Building sign for any other Building tenant which sign is more prominent in terms of size and location than any such permitted sign of Tenant.

             Section 24.7. Building Security. Landlord shall provide (subject to recoupment pursuant to Article 2 hereof) a CCTV/card access system to the Building, as well as a security guard on duty during the hours of 8:00 a.m. to 6:00 p.m. on Business Days (with such hours of security guard duty subject to change, from time to time, at Landlord's discretion). The charges for said security shall be included as Operating Expenses hereunder.

             Section 24.8. Cafeteria; Private Dining Room.

             (A)    Subject to the provisions of this Lease, Landlord shall install and operate a cafeteria in the Building for the non-exclusive use by Tenant, in common with other tenants in the Building. The installation of said cafeteria shall be at Landlord's sole cost and expense, with any deficit generated by the operation of the cafeteria being subject to recoupment pursuant to this Section 24.8. Tenant shall pay to Landlord, as additional rent, a share of any deficit generated by the operation of the cafeteria in the Building, an amount (the "Cafeteria Additional Rent") equal to the proportion of Tenant's Operating Share (said Tenant payments of Cafeteria Additional Rent not to exceed, however, the sum of $700.00 per month). Landlord shall render bills for the Cafeteria Additional Rent at such time as Landlord may elect (but in no event more frequently than monthly), and Tenant shall pay the amount shown thereon to Landlord Within thirty (30) days after Landlord gives such bill(s) to Tenant. Tenant, from time to time, shall have the right to review (on a strictly confidential basis) Landlord's books documenting the cafeteria's operational costs, and Landlord's calculation of the Cafeteria Additional Rent at reasonable times and on reasonable prior notice, by giving notice thereof to Landlord on or prior to the ninetieth (90th) day after the date when Landlord gives Tenant the applicable bill for the Cafeteria Additional Rent. If Landlord closes the cafeteria because Landlord is required by any Requirement or casualty or condemnation loss to close the cafeteria, then this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of such closing, Landlord shall not be obligated to operate the cafeteria and Tenant shall not be obligated to pay the Cafeteria Additional Rent for the duration of such closing. If Landlord closes (or intends to close) the cafeteria, however, due to any operating deficit, then Landlord agrees to keep such cafeteria operating provided Tenant pays Landlord, monthly, as additional rent, 50% of any such cafeteria operating deficit remaining after the other tenants of the Building pay any cafeteria additional rent.

             (B)    Landlord shall make available a private dining room located reasonably near the cafeteria for the non-exclusive use by Tenant, in common with other tenants in the Building, on a Rental-inclusive basis. Tenants of the Building shall be able to use the dining room on a first-come, first-served, "pre-appointment" basis. Landlord shall use good-faith, commercially reasonable efforts to make available to Initial Tenant usage of the Building's private dining room facility on a "pre-appointment" basis approximately four (4) times per week provided: (a) no Event of Default has occurred and is continuing under this Lease; (b) Initial Tenant gives Landlord at least one (1) week advance notice of each desired usage of such dining room and same is then available; (c) Initial Tenant's usage of such dining room is conducted solely in connection with Initial Tenant's business operations conducted at the Premises; (d) Initial Tenant reasonably allocates such usage on an approximately balanced basis between breakfast usage and luncheon usage (i.e. two (2) breakfasts and two (2) lunches per week); and (e) Initial Tenant, Tenant's Affiliates and/or the Permitted Occupants collectively remain in occupancy of at least 47,544 square feet of rentable area in the Building.

             Section 24.9. Locker Facilities. Subject to the provisions of this Lease, Landlord shall install locker rooms with shower facilities in the Building for the non-exclusive use by Tenant, in common with other tenants in the Building. Said installation shall be at Landlord's sole cost and expense, with any operational costs being subject to recoupment pursuant to Article 2 hereof. If Landlord closes the locker facilities because Landlord is required by any Requirement or casualty or condemnation loss, or because Landlord reasonably determines that said facilities are underused by the occupants of the Building, then this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after such closing, Landlord shall not be obligated to operate the locker facilities and such operational costs shall not be included in Operating Expenses under this Lease.

             Section 24.10. Fiber Optic Cable. Landlord, at Landlord's expense, shall install fiber optic cabling and bring same to the presently existing telephone closet located on the Building's fourth floor prior to the Commencement Date.

ARTICLE 25.
INABILITY TO PERFORM

             Section 25.1. Unavoidable Delays. Subject to Section 25.2 hereof, this Lease and the obligation of Tenant to pay Rental hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall not be affected, impaired or excused, and Landlord shall not be in default in respect of Landlord's obligations hereunder, because (i) Landlord is unable to fulfill any of its obligations under this Lease by reason of any genuine cause beyond Landlord's reasonable control, including, but not limited to, the impact of Requirements or the failure of the Building Systems, or (ii) Landlord stops any Building system by reason of actual accident or genuine emergency, or for repairs, additions, replacements or improvements thereto (such events contained in subsection (i) or (ii) above herein known individually as an "Unavoidable Delay", or collectively as "Unavoidable Delays").

             Section 25.2. Rent Credit. If, by reason of Landlord's failure or inability to perform Landlord's obligations hereunder, more than twenty-five percent (25%) of the Premises are rendered untenantable such that Tenant is unable for at least five (5) consecutive Business Days following notice to Landlord of such conditions, to operate Tenant's business in the Premises in substantially the same manner as such business was operated prior to such failure or the performance of such work (and actually and genuinely ceases such business operations on the relevant portion of the Premises for such period due to such untenantable conditions), and such interruption occurs during business hours on Business Days, then the Fixed Rent and the Escalation Rent shall be reduced on a per diem basis in the proportion which the area of the portion of the Premises which is unusable bears to the total area of the Premises, for the period beginning on the first Business Day after Landlord receives notice thereof that such portion of the Premises becomes unusable, and ending on the day immediately preceding the date when the Premises (or such portion thereof) become usable.

ARTICLE 26.
BILLS AND NOTICES

             Section 26.1. Means of Notice. Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications required or desired to be given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt) or if sent by registered or certified mail (return receipt requested) addressed if to Tenant (a) at Tenant's address set forth in this Lease, if mailed prior to Tenant's taking possession of the Premises, or (b) at the Building, if mailed subsequent to Tenant's taking possession of the Premises, or (c) at any place where Tenant or any agent or employee of Tenant may be found if mailed subsequent to Tenant's vacating, deserting, abandoning or surrendering the Premises, in each case with copies to (a) Mr. Peter M. Donovan at Tenant's appropriate address pursuant to the provisions above, and (b) Mr. Eugene Helm at Tenant's appropriate address pursuant to the provisions above, or if to Landlord at Landlord's address set forth in this Lease, Attn.: T. Craig, Senior Vice President, and in each case with copies to (a) Cummings & Lockwood, Two Greenwich Plaza, Greenwich, Connecticut 06836 (Attn.: Jonathan B. Mills, Esq.), and (b) each Mortgagee and Lessor which shall have requested same, by notice given in accordance with the provisions of this Article 26 at the address designated by such Mortgagee or Lessor, or to such other address or addresses as Landlord, Tenant or any Mortgagee or Lessor may respectively designate as its new address or addresses for such purpose by notice given to the other in accordance with the provisions of this Article 26. Any such bill, statement, consent, notice, demand, request or other communication shall be deemed to have been rendered or given on the date when it has been hand delivered, or three (3) Business Days from when it has been mailed as provided in this Article 26.

ARTICLE 27.
OUTSIDE OF PREMISES

             Section 27.1. Outside of Premises. Notwithstanding anything to the contrary contained in this Lease or indicated on any sketch, blueprint or plan, any vaults, vault space or other space outside the boundaries of the Premises are not included in the Premises. All vaults and vault space and all other space outside the boundaries of the Premises which Tenant may be permitted to use or occupy are to be used or occupied under a revocable license, and if any such license is revoked, or if the amount of such space shall be diminished or required by any Governmental Authority or by any public utility company, such revocation, diminution or requisition shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord.

ARTICLE 28.
SECURITY

             Section 28.1. Security Deposit. Within two (2) Business Days of Tenant's receipt of an executed non-disturbance agreement from Landlord's present Mortgagee as provided in Section 7.1 hereof, Tenant will deposit into an escrow account with Tenant or Tenant's Affiliate acting as investment advisor with respect to such escrow account, and with a third party institutional depository reasonably acceptable to Landlord (by check, subject to collection), and throughout the Term (subject to the last sentence of this Section 28.1), Tenant shall keep on deposit in such escrow account, a security deposit (the "Security Deposit") in the amount of Three Hundred Thousand Dollars ($300,000.00) as security for Tenant's payment of Rental and Tenant's faithful performance under this Lease. Said escrow shall be at no charge to Landlord. Landlord and Tenant each hereby agree to indemnify, defend and hold the other party harmless from any costs, fees, charges or claims incurred by such other party to the extent such other party is the prevailing party in the enforcement or defense of its respective rights or claims against the indemnifying party with respect to the Security Deposit or the Security Deposit Instruments hereinafter defined. Within ten (10) days of Landlord and Tenant signing this Lease, Tenant shall execute and deliver (and shall cause its depository to likewise execute and deliver) those instruments attached hereto as Schedule 6 (collectively, the "Security Deposit Instruments"). Pursuant to the terms of such instrument(s) which shall be consistent herewith, if at any time during the Term, Tenant defaults in the performance of any provisions of this Lease, Landlord may, but shall not be required, to use, apply or draw down the Security Deposit (and any monies theretofore paid by Tenant to Landlord, whether as advanced Rent or otherwise), or so much thereof as necessary, to pay any Rental in default, or to reimburse any expense or damages incurred by Landlord by reason of Tenant's default. Alternatively, at the option of Landlord, the Security Deposit (and any of the aforementioned sums) may be retained by Landlord as liquidated damages. In either such event, Tenant shall, on written demand of Landlord, immediately remit to Landlord a sufficient amount in cash to restore the Security Deposit to its original amount. Within sixty (60) days after the end of the Term, and in the event such Security Deposit has not been entirely utilized or released to Tenant as provided herein, any remaining balance of the Security Deposit will be released to Tenant with any interest accrued thereon. Landlord will assign its rights in and to the Security Deposit to the purchaser of Landlord's interest in the Demised Premises in the event such interest is sold, and at that time Landlord will be discharged from further liability with respect to the Security Deposit. Upon Landlord's request, Tenant, at Tenant's expense, shall promptly have the third party institutional depository name Landlord's successor as the secured party beneficiary in the event of such sale (but any such changes shall be at Landlord's expense for any sales occuring after the first of any such sales during the Term). Notwithstanding the provisions of this Section, if the claims of Landlord exceed the Security Deposit, Tenant will remain liable for the balance of such claims. Furthermore, notwithstanding the provisions of this Section 28.1, provided no Event of Default has occurred and is then continuing, Landlord shall authorize the release of the Security Deposit to Tenant on the fourth anniversary of the Rent Commencement Date.

ARTICLE 29.
BROKER

             Section 29.1. Commission. Each party represents and warrants to the other party that it has not dealt with any broker or Person acting as a broker, finder or salesperson in connection with this Lease other than Insignia/ESG Inc. (the "Broker"). Tenant shall indemnify and hold Landlord harmless from and against any and all claims for commission, fee or other compensation by any Person (other than the Broker) who has dealt with Tenant in connection with this Lease and for any and all costs incurred by Landlord in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. Landlord shall indemnify and hold Tenant harmless from and against any and all claims for commission, fee or other compensation by any Person (including, without limitation, the Broker) who has dealt with Landlord in connection with this Lease and for any and all costs incurred by Tenant in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. Landlord shall pay the Broker any commission due for this Lease pursuant to a separate agreement. The indemnity provisions of this Section 29.1 shall survive the expiration or earlier termination of the Term.

ARTICLE 30.
INDEMNITY

             Section 30.1. Tenant's Indemnification of Landlord. Subject to Section 9.3 hereof, Tenant shall indemnify, defend and save the Landlord Indemnitees harmless from and against (a) all claims arising from damage to the Building or bodily injury of whatever nature made against the Landlord Indemnitees to the extent arising from any negligence or willful misconduct of Tenant, or Tenant's contractors, licensees, agents, servants, employees, invitees, visitors, subtenants or assigns (b) all claims against the Landlord-Indemnitees arising from any act, omission, accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term in the Premises or outside of the Term during any period when Tenant has access to the Premises (other than any such claim to the extent resulting from the negligence or willful misconduct of Landlord, its contractors, licensees, agents, servants, employees, invitees or visitors), and (c) all claims against the Landlord Indemnitees arising out of a Compliance Challenge. Tenant shall have no liability for any consequential damages suffered either by Landlord or by any party claiming through Landlord.

             Section 30.2. Landlord's Indemnification of Tenant. Subject to Section 9.3 hereof, Landlord shall indemnify, defend and save the Tenant Indemnitees harmless from and against all claims against the Tenant Indemnitees to the extent arising from any damage to the Premises or any bodily injury resulting from the negligence or willful misconduct of Landlord, or Landlord's contractors, licensees, agents, servants, employees, invitees or visitors. Landlord shall have no liability for any consequential damages suffered either by Tenant or by any party claiming through Tenant.

             Section 30.3. Indemnification Procedure. If any claim, action or proceeding is made or brought against either party, which claim, action or proceeding the other party is obligated to indemnify such first party against pursuant to the terms of this Lease, then, upon demand by the indemnified party, the indemnifying party, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the indemnified party's name, if necessary, by such attorneys as the indemnified party shall approve, which approval shall not be unreasonably withheld. Attorneys for the indemnifying party's insurer are hereby deemed approved for purposes of this Section 30.3. Notwithstanding the foregoing, an indemnified party may retain its own attorneys to defend or assist in defending any claim, action or proceeding involving potential liability of Three Million Dollars ($3,000,000) or more, and the indemnifying party shall pay the reasonable fees and disbursements of such attorneys. The indemnifying party shall have no right to settle a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed. The provisions of this Article 30 shall survive the expiration or earlier termination of the Term.

ARTICLE 31.
ADDITIONAL PROVISIONS

             Section 31.1. Not Binding Until Execution. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant have each executed and unconditionally delivered a fully executed copy of this Lease to the other.

             Section 31.2. Extent of Landlord's Liability. The obligations of Landlord under this Lease shall not be binding upon Landlord after the sale, conveyance, assignment or transfer by Landlord of its interest in the Building or the Real Property, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder thereafter accruing. The Landlord Indemnitees (other than Landlord) shall not be liable for the performance of Landlord's obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord's obligations hereunder and shall not seek any damages against any of the other Landlord Indemnitees. The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Real Property (and any proceeds derived therefrom), and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the other Landlord Indemnitees in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations.

             Section 31.3. Rent Under Section 502(b)(7) of the Bankruptcy Code. Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as Rental, shall constitute rent for the purposes of Section 502(b)(7) of the Bankruptcy Code.

             Section 31.4. Survival. Tenant's liability for all items of Rental due under this Lease shall survive the Expiration Date.

             Section 31.5. No Recording. This Lease shall not be recorded. Notwithstanding the foregoing, Landlord and Tenant shall, at either party's request, promptly execute and deliver duplicate originals of an instrument prepared by Landlord's counsel, in recordable form, which will constitute a statutory Notice of Lease, setting forth a description of the Premises, the Term and any other provisions required by statute. The fully executed Notice of Lease shall be promptly recorded, at the requesting party's expense, in the Land Records of the City of Milford, Connecticut. Upon the Expiration Date or sooner termination of this Lease, Tenant, upon Landlord's request, shall promptly execute and deliver an instrument in recordable form terminating such Notice of Lease. The Notice of Lease shall provide that Tenant shall appoint Landlord as attorney-in-fact to execute and record, on Tenant's behalf, an agreement terminating and releasing the Notice of Lease in the event the Lease is terminated and Tenant fails, within ten (10) days of landlord's request therefor, in the manner provided for the giving of notices in this Lease, to execute an instrument in recordable form terminating and releasing the Notice of Lease. The terms of this Section 31.5 shall survive the expiration or sooner termination of this Lease.

             Section 31.6. Landlord's Consents and Approvals.

             (A)   Subject to the provisions of this Section 31.6(A), Tenant hereby waives any claim against Landlord which Tenant may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant (in respect of which Landlord agreed herein to not unreasonably withhold or delay such consent or approval), and Tenant agrees that its sole remedy shall be an action or proceeding to enforce the applicable provision or for specific performance, injunction or declaratory judgment, or an arbitration to the extent provided in Section 31.6(B) hereof. Tenant's sole remedy for Landlord's unreasonably withholding or delaying consent or approval shall be that Landlord's consent shall be deemed to have been granted, unless it is finally determined pursuant to the arbitration hereinafter provided that Landlord has maliciously or capriciously, or in bad faith, or in willful disregard of Tenant's rights under this Lease (or in a commercially unreasonable manner, taking into account sound commercial real estate standards and practices employed by other reasonably prudent commercial landlords), refused or failed to give such consent or approval, in which case Landlord shall be liable for Tenant's lawful, compensatory damages (including legal fees and costs) caused by such refusal or failure to give such consent or approval.

             (B)   Subject to the provisions of this Section 31.6(B), if there is a dispute between Landlord and Tenant as to (i) the reasonableness of Landlord's refusal to consent to any subletting or assignment with respect to which Landlord agreed herein to be reasonable, (ii) the reasonableness of Landlord's refusal to give any approval relating to an Alteration with respect to which Landlord agreed herein to be reasonable, or (iii) the reasonableness of any Rule or Regulation adopted by Landlord from and after the date hereof, or (iv) any other matter specifically provided in this Lease to be resolved by binding arbitration, then Landlord or Tenant may submit the dispute to binding arbitration in Fairfield County, Connecticut in accordance with the rules then in effect of the American Arbitration Association (or any successor organization). Landlord and Tenant shall cooperate with each other to conclude such arbitration on an expedited basis. The arbitrator shall have no right whatsoever to alter the provisions of this Lease (including, without limitation, the provisions of Section 31.6(A) hereof). The unsuccessful party to the arbitration shall pay the costs of the arbitration (including, but not limited to, the filing fees and the reasonable fees and disbursements of the successful party's experts and attorneys). With respect to a dispute concerning the reasonableness of Landlord's refusal to consent to a subletting or assignment, or the reasonableness of any such Rule or Regulation, the arbitrator shall have at least ten (10) years' experience in the business of managing real estate or acting as a real estate broker dealing with first-class office buildings in the Milford, Connecticut, area. With respect to a dispute concerning the reasonableness of Landlord's refusal to give any approval of any Alteration with respect to which Landlord agreed to be reasonable, the arbitrator shall be an architect engineer with at least ten (10) years' experience in designing and performing alterations in first-class office buildings in the Fairfield County, Connecticut, area similar in size, quality and character to the Alteration which is the subject of the dispute.

             Section 31.7. Merger; Written Supplements. This Lease contains the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Lease shall not be modified, changed, or supplemented, except by a written instrument executed by both parties. All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent or approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord.

             Section 31.8. Submission to Jurisdiction. Landlord and Tenant (and any guarantor of Tenant's Lease obligations) hereby (a) irrevocably consents and submits to the jurisdiction of any federal, state, county or municipal court sitting in the State of Connecticut in respect to any action or proceeding brought therein by either party against the other concerning any matters arising out of or in any way relating to this Lease; (b) irrevocably waives all objections as to venue and any and all rights it may have to set a change of venue with respect to any such action or proceedings; (c) agrees that the laws of the State of Connecticut shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of Connecticut; and (d) agrees that any final judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each party hereto further agree that any action or proceeding by such party in respect to any matters arising out of or in any way relating to this Lease shall be brought only in the State of Connecticut and County of Fairfield.

             Section 31.9. Captions. The captions are inserted herein only for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

             Section 31.10. Parties Bound. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

             Section 31.11. Schedules and Exhibits. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, but, in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control.

             Section 31.12. Gender. Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other genders and the singular to include the plural.

          Section 31.13. Divisibility. If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such term, covenant, condition or provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

             Section 31.14. Adjacent Excavation. If an excavation is made to land adjacent to the Premises, or is authorized to be made, then Tenant, upon reasonable advance notice, shall afford to the person causing or authorized to cause such excavation a license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of Rental, provided that Tenant shall continue to have access to the Premises.

             Section 31.15. Parking.

             (A)   Tenant shall have access, during the Term, to one hundred sixty-six (166) parking spaces at the Building, on a Rental-inclusive basis (all Tenant's visitor parking included in such total). Of said one hundred sixty-six (166) parking spaces, fourteen (14) parking spaces shall be reserved for Tenant's officers and/or employees, and three (3) parking spaces shall be reserved for Tenant's visitors. The remaining one hundred forty-nine (149) parking spaces shall be unreserved parking spaces. Tenant's seventeen (17) reserved parking spaces shall be located as provided in Schedule "4" attached hereto and made a part hereof. Provided no Event of Default has occurred and is continuing, Landlord agrees not to grant to any other tenant of the Building more reserved parking spaces, on a proportional basis (and based on the number of spaces marked as reserved by Tenant), than Landlord grants to Tenant.

             (B)   Notwithstanding anything to the contrary contained herein, Tenant's parking spaces under this Lease shall be subject to Landlord's reasonable rules and regulations as same may be promulgated and changed from time to time, provided Tenant has notice of same.

             Section 31.16. Lease Renewal. (A) Provided no Event of Default has occurred and is continuing under this Lease at the time same is exercised, Tenant shall have a single option to renew the initial Lease term demised hereunder (hereinafter in this Section 31.16, the "Original Term") for one additional term of five (5) years (the "Renewal Term"). Such Renewal Term, if exercised, would start on the next day following the last day of the Original Term, and end on the date which is the fifth (5th) anniversary of the last day of such Original Term. Such extension would be on the same terms and conditions as are set forth in (and are last applicable under) this Lease, except that, during such Renewal Term: (i) Tenant's annual rate of Fixed Rent shall be as provided in Section 31.16(B) immediately following; (ii) there shall be no fit-up or construction or other work or allowance or concessions relating to preparing the Premises for Tenant's occupancy; (iii) there shall be no termination option or right of first offer or contraction option applicable as provided in Sections 31.18, 31.19 and 31.25, respectively; and (iv) there shall be no further option to renew. The exercise of such option to renew the Lease must be accomplished as follows: not later than the date which is twelve (12) months prior to the last day of the Original Term (time being of the essence), Tenant, if it wishes to exercise such option, must notify Landlord in writing that Tenant elects to renew for such 5-year Renewal Term, or be deemed to have waived Tenant's option to renew. Notwithstanding anything to the contrary contained in this Lease: (a) Tenant's option to renew shall apply only with respect to the entire Premises as then constituted, and not to a portion or portions of the Premises as then constituted; (b) if Tenant fails to properly and timely exercise its option to renew hereunder, said option shall be null and void; (c) Tenant's option to renew shall be limited to Initial Tenant only, and shall not be transferred or assigned to any other party; and (d) Tenant must be in occupancy of the entire Premises, as then constituted under this Lease, at the time of the exercise of such option.

             (B)    The annual Fixed Rent for the Renewal Term provided above shall be the greater of $808,248.00 or ninety-five percent (95%) of the annual "Fair Rental Value of the Premises" determined as follows: Upon Landlord's receipt of Tenant's timely notice of Tenant's election to renew and commencing on the start of the calendar month which is eleven (1 I ) months before the end of the Original Term, Landlord and Tenant shall have a period of fifteen (15) days within which to enter a written agreement fixing the Fixed Rent for the Renewal Term at the greater of $808,248.00, or ninety-five percent (95%) of the Fair Rental Value of the Premises as of the Expiration Date, which Fair Rental Value shall be based on the annual fair rental value for comparable, first-class commercial office space (including any available in the Building) on comparable terms and conditions in the Connecticut towns of Shelton, Trumbull, Stratford and Milford, as of such applicable date. If the parties agree in writing to the Fixed Rent for the Premises for the first year of the Renewal Term within such fifteen (15) day period, then the Fixed Rent for the first year of the Renewal Term shall be governed by such agreement. If the parties are unable to so agree on the Fixed Rent for the Renewal Term, then such figure shall be determined as follows: Each party shall, within ten (10) days after the expiration of such fifteen (15) day period, appoint a reputable, independent, commercial MAI appraiser, commercial real estate broker or commercial real estate consultant, which, as to any such selected party, has had not less than ten (10) years' experience appraising and/or leasing comparable, first-class commercial properties in the Connecticut towns of Shelton, Trumbull, Stratford and Milford (an "advisor"). On the failure of either party to appoint such advisor within ten (10) days after notification of the appointment by the other party, the person appointed as an advisor shall appoint an advisor to represent the party who has not so appointed an advisor. The two (2) advisors appointed in either manner above provided shall then proceed to act to determine such figure equaling ninety-five percent (95%) of such Fair Rental Value of the Premises as of the such applicable date, in accordance with the above definition. In the event of their inability to reach an agreement between them within ten (10) days, they shall, within ten (10) days, appoint a third similarly qualified advisor who has had not less than ten (10) years' experience appraising comparable, first-class commercial properties in the Connecticut towns of Shelton, Trumbull, Stratford and Milford. If the three (3) advisors are then unable to reach an agreement within ten (10) days thereafter, the decision of a majority of them shall determine such figure equaling ninety-five percent (95%) of such Fair Rental Value of the Premises, in accordance with the above definition (which majority decision shall be made by the third advisor picking one of the two such submitted figures by the other advisor(s)). The final decision of the advisors shall be delivered to the parties in writing not later than nine (9) months before the expiration of the Original Term (the "Decision Date"), time being of the essence. Landlord and Tenant agree to each pay one-half (1/2) of the expenses and reasonable fees of the advisors and to be bound by their final decision. Notwithstanding anything to the contrary contained herein, in no event shall the rate of annual Fixed Rent for the Renewal Term, however determined, be less than $808,248.00.

             (C)    If for any reason by the commencement of the Renewal Term, the Fixed Rent for the first year of such period shall not have been finally determined, Tenant shall, until such determination, continue to pay the Fixed Rent at the then annual rate of $808,248.00. Upon such final determination, Tenant shall thereafter pay such Fixed Rent for a rate which is based upon the Fixed Rent for the Renewal Term as so determined and shall pay Landlord the balance, if any, which shall be owning for the period preceding such determination. Whenever the Fixed Rent for the first year of the Renewal Term shall have been determined, the parties hereto, on request of either of them, shall enter into a stipulation with respect to the amount of the Fixed Rent for the first year of the Renewal Term.

             Section 31.17. Freight Access. Tenant shall have a non-exclusive license to use Landlord's truck bay at the rear of the Building, which accommodates a single truck, in common with other tenants of the Building. Said usage shall be on a "pre-appointment" basis, and if Tenant elects to use same between 5:00 p.m. and 8:00 a.m. on Business Days or at any time on non-Business Days, and if thereby Landlord incurs any incremental cost related thereto, then Tenant shall pay Landlord an amount equal to such incremental cost to Landlord. Said usage charges shall be due and payable, as additional rent, within thirty (30) days after Landlord submits bills or statements therefor. Notwithstanding the foregoing, Tenant shall not be charged for freight access between 9:30 a.m. to 11:30 a.m. and from 1:30 p.m. to 4:30 p.m. on

Business Days. Furthermore, notwithstanding anything to the contrary contained herein, Landlord hereby agrees to waive the additional rent freight access charges for up to the first twenty-six (26) hours of Initial Tenant's move-in to the Premises.

             Section 31.18. Termination Option. Tenant shall have a single option to terminate this Lease, which termination shall be effective on the "Cancellation Date" (as hereinafter defined), subject to all of the following terms and conditions: (a) If Tenant wishes to exercise its termination option hereunder, Tenant must deliver to Landlord, clear and unconditional written notice of Tenant's election to terminate this Lease (the "Election Notice"), at any time prior to the fourth (4th) anniversary of the Rent Commencement Date, time being of the essence; (b) Upon Tenant's timely exercise of its termination option, the effective date for the termination of this Lease (the "Cancellation Date") shall be the fifth (5th) anniversary of the Rent Commencement Date, time being of the essence; (c) In consideration of said Lease termination, Tenant must pay Landlord $1,000,000.00 (if Tenant terminates to move its business operations to the City of Bridgeport), but otherwise $1,250,000.00 (if Tenant terminates for any other reason or no reason) (said payment, the "Cancellation Fee"), said payment to be in good funds, subject to collection, by certified check payable to the order of Landlord and delivered to Landlord on or before the Cancellation Date, time being of the essence; (d) From and after Tenant's exercise of such termination option by Tenant's timely delivery of its Election Notice as required herein, Tenant shall continue to timely perform all of its obligations under this Lease (including, without limitation, its Rental obligations) through and including the Cancellation Date; and (e) Notwithstanding anything to the contrary contained in this Lease, Tenant's termination option hereunder shall be subject to the following additional conditions: (i) As of the date of the Election Notice (and Landlord's receipt of the Cancellation Fee), no Event of Default shall have occurred and be continuing; (ii) If Tenant fails to properly and timely exercise its option to terminate hereunder, said option shall be null and void; (iii) Tenant's option to terminate herein shall be personal to Initial Tenant only, and shall not be transferred or assigned to any other parties; (iv) Such termination of this Lease shall not release or discharge any of Tenant's obligations under this Lease accruing up to and including the Cancellation Date; (v) Such termination option shall lapse and have no force or effect after the fourth (4th) anniversary of the Rent Commencement Date if not theretofore duly exercised as required herein; and (vi) In the event there is an Event of Default that occurs and is continuing up to and including the Cancellation Date, Landlord, at Landlord's option, may negate Tenant's exercise of such termination option by written notice to Tenant, in which case this Lease shall continue in full force and effect from the date of Landlord's notice with such termination option being null and void.

             Section 31.19. Right of First Offer. Following Landlord's initial lease-up of the Building (and the expiration of any leases, occupancies, renewals or options with respect thereto), unless this Lease is sooner terminated, Tenant shall have a right of first offer (the "Right of First Offer") to lease the remaining, vacant office space in the Building not originally leased to Tenant under this Lease (which remaining space is outlined on Schedule 1 hereto and is hereafter referred to as the "Option Space"), subject to the following terms and conditions:

        (a)   If such Option Space is available for leasing to the general public, and Landlord desires to lease same, before leasing the Option Space to any third party, Landlord shall deliver a written notice to Tenant specifying the terms and conditions of Landlord's proposed leasing of such Option Space, which terms and conditions shall be determined by Landlord in its sole but good faith, reasonable judgment.

        (b)   Tenant shall thereafter have ten (10) Business Days in which to accept (on the same terms and conditions as Landlord's offer) or reject such offer, pursuant to a written notice delivered to Landlord, within such period, time being of the essence, with Tenant's rejection or failure to so accept such offer within such ten (10) Business Day period being deemed a waiver of its Right of First Offer, notwithstanding any principles of law or equity to the contrary.

        (c)   If Tenant rejects such offer or fails to accept the same as herein required within such ten (10) Business Day period, then Landlord shall be free to lease the Option Space to any party on whatever terms and conditions Landlord desires, provided such leasing is for a use which does not materially impair Tenant's right to quiet enjoyment or Tenant's other material rights as contained in this Lease.

        (d)   If Tenant validly exercises the Right of First Offer as provided herein, Tenant shall lease such Option Space on the terms and conditions stipulated in such offer, but otherwise on the terms and conditions as are applicable under this Lease, and the parties shall, at Landlord's request, execute and deliver a new lease for such Option Space, or such other documentation as Landlord reasonably requires in order to confirm the leasing of such Option Space to Tenant, but an otherwise valid exercise of the Right of First Offer contained herein shall be fully effective, whether or not such confirmatory documentation is executed and delivered.

          (e) Notwithstanding anything to the contrary contained in this Lease, Tenant's Right of First Offer is subject to all of the following conditions: (A) as of the date of Landlord's offer (and as of the date of Tenant's acceptance of Landlord's offer), this Lease must be in full force and effect and no Event of Default shall have occurred and be continuing; (B) as of the date of Landlord's offer, Tenant must be in occupancy of all of the Premises as demised under this Lease; (C) such Right of First Offer shall apply only during the period(s) set forth herein, and then only with respect to the entire Option Space and on the identical terms as offered by Landlord, and may not be exercised with respect to only a portion of such space or on varying terms; (D) such Right of First Offer is personal to Initial Tenant only, and may not be transferred by Initial Tenant to any other party under any circumstances whatsoever; and (E) such Right of First Offer shall not apply to any space to be used by Landlord, any Landlord's Affiliate(s) or the Managing Agent.

             Section 31.20. Hazardous Substances.

        (a) Landlord hereby represents to Tenant that, as of he date of this Lease, to the Landlord's knowledge, no release, leak, discharge, spill, disposal or emission of Hazardous Substances in violation of Environmental Laws (as hereafter defined) has occurred in, on or about the Real Property, Building or Premises, and that the Real Property, Building and Premises are free of unlawful levels of Hazardous Substances as of the date of this Lease.

        (b) Landlord shall indemnify and hold harmless the Tenant from any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, attorneys' fees, consultant and expert fees) arising during or after the Term from the unlawful presence of Hazardous Substances deposited by Landlord (or by any Person acting on behalf of or with the knowledge and approval of Landlord) in, on or about the Real Property, Building or Premises.

        (c) Tenant shall not cause or permit any Hazardous Substances to be used, stored,generated or disposed of in, on or about the Real Property, Building or Premises by Tenant, its agents, employees, contractors, licensees or invitees. Tenant shall indemnify and hold harmless the Landlord from any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, attorneys' fees, consultant and expert fees) arising during or after the Term from the use, storage, generation or disposal of Hazardous Substances in violation of Environmental Laws in, on or about the Real Property, Building or Premises by Tenant, Tenant's agents, employees, contractors, licensees or invitees or by any Person otherwise acting on behalf of or with the knowledge and approval of Tenant.

        (d) Notwithstanding anything to the contrary stated hereinabove, the indemnifications contained in subparagraphs (b) and (c) above shall not include any consequential damages (e.g. loss of rent, use and profits) incurred by either Landlord or Tenant, but shall expressly include, without limitation, any and all costs incurred due to any investigation of the site or any cleanup, removal or restoration mandated by or pursuant to any Environmental Laws. The indemnifications contained herein shall survive any expiration or termination of the Term, but shall terminate three (3) years after any such expiration or termination except with respect to any specific claims which have been given in writing by either party to the other prior to the expiration of said three-year period.

        (e)    As used herein, "Hazardous Substances" means any unlawful substance which is toxic, ignitable, reactive, or corrosive or which is regulated by "Environmental Laws" (other than lawful substances normally or typically used at an office facility (wherein off-set and digital printing operations are performed), such as, without limitation, cleaning solutions, ink, toner, landscaping fertilizers, etc.). The term "Environmental Laws" means applicable federal, state and local laws and regulations, judgments, orders and permits governing safety and health and the protection of the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended (CERCLA), the Resource Conservation and Recovery Act, as amended 42 U.S.C. 6901 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. 300f through 300j. "Hazardous Substances" includes any and all materials or substances which are defined as "hazardous waste", "extremely hazardous waste" or a "hazardous substance" pursuant to state, federal or local governmental law. "Hazardous Substances" also includes asbestos, polychlorinated biphenyls ("PCBs") and petroleum products (but in all events excludes lawful substances normally or typically used at an office facility (wherein off-set and digital printing operations are performed), such as, without limitation, cleaning solutions, ink, toner, landscaping fertilizers, etc.).

             Section 31.21. Representations. (a) Landlord represents to Initial Tenant that, as of the date of this Lease, to Landlord's knowledge and belief: (i) the Building complies with applicable Requirements; (ii) subject to the completion of the Initial Alterations, the Premises may be lawfully used for offices (provided, however, that nothing herein shall constitute Landlord's representation that the Premises, or any part thereof, can be used for any particular purpose or manner as opposed to mere "office" use, and Landlord shall have no liability hereunder to the extent any Requirements are violated by reason of an Event of Default by Tenant or by reason of any Alterations by Tenant or any parties holding by, under or through Tenant); (iii) Landlord is not subject to any pending or threatened insolvency or bankruptcy claims or proceedings; (iv) Landlord has timely performed its outstanding fit-up and construction allowance obligations for other tenants of the Building; (v) Landlord is a duly organized and validly existing Delaware limited liability company, and is qualified to do business in Connecticut; (vi) the party(ies) executing and delivering this Lease on behalf of Landlord is/are duly authorized and empowered to do so; and (vii) this Lease, once executed and delivered by Landlord, is binding upon Landlord subject to and in accordance with its terms.

          (b)    Tenant represents to Landlord that, as of the date of this Lease, to Tenant's knowledge and belief: (i) Tenant is not subject to any pending or threatened insolvency or bankruptcy claims or proceedings; (ii) Tenant is a duly organized and validly existing Connecticut corporation, and is qualified to do business in Connecticut; (iii) the party executing and delivering this Lease on behalf of Tenant is duly authorized and empowered to do so; and (iv) this Lease, once executed and delivered by Tenant, is binding upon Tenant subject to and in accordance with its terms.

             Section 31.22. Outside Business Installation. Subject to and in accordance with all Requirements, Tenant shall have the right to have installed, at Tenant's sole cost and expense, up to (but no more than) eight (8) satellite dishes or similar pieces of business equipment, and a single, commercially reasonable, generator, all exclusively serving Tenant's business operations in the Premises (but in any case no such satellite dishes or satellite equipment shall measure greater than 24" in diameter or 36" in height), said satellite dishes or similar pieces of business equipment, along with any such generator, collectively constituting Tenant's outside business installation (the "OBI"), with Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed, provided further, that Tenant, at its sole expense, satisfies all of the following conditions:

          (a)   Such OBI is purchased, maintained, repaired, insured, operated and replaced at Tenant's sole cost and expense;

          (b)   Such OBI shall be installed on the roof of the Building (with appropriate reinforcements and/or supports) and/or in other area(s) approved of by Landlord, and where, to the extent reasonably possible, such OBI shall be screened from view, from within and without the Building, by reasonably attractive screening and/or fencing as reasonably required by Landlord;

          (c)   Such OBI fully complies with all Requirements, and Tenant obtains, at its sole expense, all necessary approvals and permits for said OBI (in coordination with Landlord's dealings with the applicable local authorities);

          (d)   Tenant submits to Landlord, at least thirty (30) days before the date of the installation of the OBI or screening for same, complete and final plans, specifications and details for the installation in question, for Landlord's approval, which approval shall not be unreasonably withheld or delayed;

          (e)   Tenant does whatever is reasonably required, in Landlord's reasonable opinion, to ensure that such OBI and its screening present an architecturally acceptable appearance that is compatible with the remainder of the Building and to ensure that same operates in a manner which does not unreasonably interfere with any other parties' occupancies or installations;

          (f)   Tenant does whatever is reasonably required, from an engineering standpoint, to render such OBI to be safe and secure, and to prevent any such OBI or its screening from interfering with any equipment, structures or systems serving the Building or other tenants (or to prevent such OBI from impairing any roof warranty or other warranties relating to the Building);

          (g)   Tenant shall, upon Landlord's reasonable request, and at Tenant's sole expense, demolish and remove such OBI and its screening and restore the affected area of the Building at or before the end of the Term;

          (h)   Tenant shall fully reimburse Landlord for any increase in insurance premiums, other Operating Expenses or Taxes resulting from the installation of the OBI or its screening;

          (i)   Tenant shall, upon Landlord's request, and at Tenant's sole cost and expense, reasonably add to and/or increase Tenant's required insurance coverages under this Lease to cover any risks created by such OBI installation and screening;

          (j)   Upon making such installation, Tenant shall be deemed to have agreed to indemnify, defend and hold Landlord harmless from and against all liabilities, obligations, damages, fines, claims, losses, costs and expenses, including reasonable attorney's fees, paid, suffered or incurred as a result of such OBI and/or its screening;

          (k)   Landlord has the right to have Tenant relocate such OBI to other areas, from time to time, at Tenant's sole cost and expense; and

          (1)    Except for Tenant's related monetary obligations specified in this Section 31.21, said OBI shall be on a Rental-inclusive basis. Landlord agrees to reasonably cooperate with Tenant in

Tenant obtaining and installing said OBI at Tenant's sole cost and expense and subject to Tenant's compliance with all of the provisions contained in this Section 31.22.

Section 31.23. Common Areas. Tenant shall have the non-exclusive use of all Common Areas for the same purpose and on the same basis as such Common Areas are made available to other tenants in the Building, although Landlord shall have the right to impose, from time to time, Building-Standard rules and regulations regarding the usage of such Common Areas.

Section 31.24. Year 2000 Compliance. Landlord hereby represents to Tenant that, as of the date of this Lease, to the Landlord's knowledge, all relevant, material Building Systems including, without limitation, energy management, HVAC, security, fire safety and elevator systems, have the ability for continued normal use and operation on all dates prior to, on and after January I, 2000, without impairment of performance and functionality because of any date element or date format contained in or used by any hardware, software, embedded microprocessor or other computer component contained in (or necessary to the operation of) such Building System. Landlord shall conduct a commercially reasonable, good faith, Year 2000 Compliance audit and shall comply with any commercially reasonable requirements in connection therewith. Landlord shall provide Tenant with a copy of any report providing the results of such audit, if and when received by Landlord.

Section 31.25. Contraction Option. Tenant shall have a single option to reduce the size of the Premises, which contraction option shall be effective on the "Contraction Date" (as hereinafter defined), subject to all of the following terms and conditions: (a) if Tenant wishes to exercise its contraction option hereunder, Tenant must deliver to Landlord, clear and unconditional written notice of Tenant's election to reduce the size of the Premises (the "Contraction Notice"), at any time prior to the seventh (7th) anniversary of the Rent Commencement Date; (b) upon Tenant's timely exercise of its contraction option, the effective date for the reduction in size of the Premises (the "Contraction Date"), shall be the eighth (8th) anniversary    of the Rent Commencement Date; (c) in consideration of said Premises reduction, Tenant shall pay Landlord $100,000.00 (the "Contraction Fee"), said payment to be in good funds, subject to collection, by certified check or bank check payable to the order of Landlord and delivered to Landlord on or before the date Landlord receives Tenant's Contraction Notice, time being of the essence; (d) Tenant's Contraction Notice hereunder, if exercised, shall apply solely to (and reduce the size of the Premises solely by) that certain space constituting 10,296 square feet of rentable area (the "Contraction Space"), said Contraction Space being outlined on Schedule 5 attached hereto and made a part hereof; (e) from and after Tenant's exercise such Contraction Option by Tenant's timely delivery of its Contraction Notice and Contraction Fee as required herein, Tenant shall continue to timely perform all of its obligations under this Lease (including, without limitation, its Rental obligations); (f) Tenant shall vacate and surrender the Contraction Space in the condition required under this Lease on or before thirty (30) days prior to the Contraction Date, time being of the essence, and Tenant shall be deemed to be "holding over" therein if it does not do so; (g) from and after the Cancellation Date and Tenant's surrender of the Contraction Space, the Fixed Rent, Tenant's Tax Share, Tenant's Operating Share, the Electricity Additional Rent, the Cafeteria Additional Rent, Tenant's parking spaces, Tenant's private dining room rights, and Tenant's signage rights shall be proportionately reduced, on a per rentable square foot basis, to reflect the rentable area of the Premises remaining after such contraction; and (h) notwithstanding anything to the contrary contained in this Lease, Tenant's contraction option hereunder shall be subject to the following additional conditions: (i) as of the date of the Contraction Notice (and Landlord's receipt of the Contraction Fee), no Event of Default shall have occurred and be continuing; (ii) if Tenant fails to properly and timely exercise its contraction option hereunder, said option shall be null and void; (iii) Tenant's contraction option herein shall be personal to Initial Tenant only, and shall not be transferred or assigned to any other parties; (iv) such contraction shall not release or discharge any of Tenant's obligations under this Lease accruing up to and including the Contraction Date; (v) such contraction option shall lapse and have no force or effect after the seventh (7th) anniversary of the Rent Commencement Date if not theretofore duly exercised as required herein; (vi) such contraction option shall apply only during the Original Term and not during any Renewal Term; and (vii) in the event there is an Event of Default that occurs and is continuing up to and including the Contraction Date, Landlord, at Landlord's option, may negate Tenant's exercise of such contraction option by written notice to Tenant, in which case this Lease shall continue in full force and effect from the date of Landlord's notice with such contraction option being null and void.

       IN WITNESS WHEREOF, Initial Landlord and Initial Tenant have duly executed and delivered this Lease as of the day and year first above written.

440 WHEELERS FARM ROAD, L.L.C., Landlord By: SAP II Manager, Inc.
/s/ L.Thomas Osterman
Name: L.Thomas Osterman Title: Vice President

THE WINTHROP CORPORATION, Tenant
By: /s/ Peter M. Donovan
Name: Peter M. Donovan Title: President

EXHIBIT "A"
DEFINITIONS

       The following definitions shall apply for purposes of this Lease:

      "Affiliate" shall mean a Person which (i) Controls, (2) is under the Control of, or (3) is under common Control with, the Person in question.

      "Alterations" shall mean alterations, installations, improvements, additions or other physical changes (other than decorations) in or about the Premises performed by Tenant or any Person claiming by, through or under Tenant, but excludes-the Initial Alterations to be performed hereunder.

      "Annual Operating Statement" shall mean a statement in reasonable detail setting forth the Operating Payment for such Operating Year, based on the actual Operating Expenses incurred for such Operating Year.

      "Applicable Rate" shall mean the lesser of (x) two (2) percentage points in excess of the then current Base Rate, and (y) the maximum rate permitted by applicable law.

      "Assessed Valuation" shall mean the amount for which the Real Property is assessed pursuant to applicable provisions of law for the purpose of calculating all or any portion of the Taxes.

      "Assignment Profit" shall mean all consideration payable to Tenant, directly or indirectly, by any assignee, or any other amount received by Tenant from or in connection with any assignment of this Lease (including but not limited to, sums paid for the sale or rental, or consideration received on account of any contribution, of Tenant's Property) after deducting therefrom: (i) in the event of a sale (or contribution) of Tenant's Property, the then unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns, (ii) the reasonable out-of-pocket costs and expenses of Tenant in making such assignment such as brokers' fees, attorneys' fees, and advertising fees paid to unrelated third parties, (iii) any payments required to be made by Tenant in connection with the assignment of its interest in this Lease pursuant to any real property transfer tax of the United States or the State of Connecticut or the City of Milford (other than any income tax), (iv) any sums paid by Tenant to Landlord pursuant to Section 12.2 hereof, (v) the cost of improvements or alterations made by Tenant expressly and solely for the purpose of preparing the Premises for such assignment, as determined by Tenant's federal income tax returns, (vi) the unamortized or undepreciated cost of any Tenants Property leased to and used by such assignee, and (vii) the then unamortized or undepreciated costs of the Alterations determined on the basis of Tenant's federal income tax returns. If the consideration paid to Tenant for any assignment is paid in installments, then the expenses specified above shall be amortized over the period during which such installments are paid.

      "Assignment Statement" shall have the meaning set forth in Section 12.8 hereof.

      "Bankruptcy Code" shall mean 11 U.S.C. Section 101 et seq., or any statute of similar nature and purpose.

      "Base Rate" shall mean the rate of interest publicly announced from time to time by The Chase Manhattan Bank, or its successor, as its "prime lending rate" (or such other term as may be used by The Chase Manhattan Bank, from time to time, for the rate presently referred to as its "prime lending rate"), which rate was seven and three-quarters percent (7.75%) on January 1, 1999.

      "Broker" shall have the meaning set forth in Section 29.1 hereof.

      "Building" shall mean all the buildings, equipment and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed or placed upon the real property known by the street address of 440 Wheelers Farms Road, Milford, Connecticut.

      "Building-Standard" shall mean the commercially reasonable and appropriate standard of materials, fixtures, furnishings, equipment, finishes and installations for executive office space generally applicable to the Building, as reasonably established by Landlord in Landlord's good faith judgment. As of the date of this Lease (and with respect to the Initial Alterations), Building-Standard shall mean those standards provided in Schedule A to Exhibit B-1.

      "Building-Standard Fit-up Fund" shall have the meaning set forth in Section 4.13 hereof.

      "Building Systems" shall mean the service systems of the Building, including, without limitation, the mechanical, gas, electrical, sanitary, heating, air conditioning, ventilating, elevator, plumbing, and life-safety systems of the Building.

      "Business Days" shall mean all days, excluding Saturdays, Sundays and all days observed as legal holidays by (i) either of the government of the State of Connecticut or the United States, and (ii) the labor unions serving the Building.

      "Cafeteria Additional Rent" shall have the meaning set forth in Section 24.8 hereof.

      "Cancellation Date" shall have the meaning set forth in Section 31.18 hereof.

      "Cancellation Fee" shall have the meaning set forth in Section 31.18 hereof.

      "Commencement Date" shall mean the earliest date on which the Initial Alterations to the Premises are Substantially Completed, subject to acceleration due to any Tenant Delay (i.e., if the Commencement Date is delayed due to any Tenant Delay, the Commencement Date shall be the earliest date on which the Initial Alterations would have been completed but for such Tenant Delay). In no event shall the Commencement Date be delayed due to Tenant's moving schedule or Tenant's installations of its personalty, business equipment or trade fixtures. Assuming Landlord receives approved Tenant's Plans from Tenant by the Plan Submission Date of September 1, 1999 Landlord presently estimates that the
Commencement Date will occur on or about December 15, 1999, absent any Tenant Delays and Unavoidable Delays.

      "Common Areas" shall have the meaning set forth in Section 14.4 hereof.

      "Compliance Challenge" shall have the meaning set forth in Section 6.3 hereof.

      "Contraction Date" shall have the meaning set forth in Section 31.25 hereof.

      "Contraction Fee" shalt have the meaning set forth in Section 31.25 hereof.

      "Contraction Notice" shall have the meaning set forth in Section 31.25 hereof.

      "Contraction Space" shall have the meaning set forth in Section 31.25 hereof.

      "Control" shall mean ownership, directly or indirectly, of (x) more than fifty percent (50%) of the outstanding voting stock of a corporation, or (y) more than fifty percent (50%) of the voting interest in any other form of entity, and, in either case, the possession of power to direct or cause the direction of the

-ii-

management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract.

      "Deficiency" shall have the meaning set forth in Section 16.3 hereof.

      "Disbursement Request" shall have the meaning set forth in Section 4.13 hereof.

      "Effective Date" shall have the meaning set forth in Section 12.11 hereof.

      "Election Notice" shall have the meaning set forth in Section 31.18 hereof

      "Electricity Additional Rent" shall have the meaning set forth in Section 13.2 hereof

      "Environmental Laws" shall have the meaning set forth in Section 31.20(e) hereof

      "Escalation Rent" shall mean the Tax Payment and the Operating Payment.

      "Estimated Operating Statement" shall mean a statement in reasonable detail setting forth (i) Landlord's reasonable estimate of Operating Expenses for the then current Operating Year, and (ii) Landlord's calculation of the Operating Payment for such Operating Year based on such estimate.

      "Event of Default" shall have the meaning set forth in Section 15.1 hereof

      "Excluded Amounts" shall mean (w) any taxes imposed on Landlord's income, (x) estate or inheritance taxes imposed on Landlord, (y) franchise taxes imposed on Landlord, and (z) any other similar taxes imposed on Landlord.

      "Expiration Date" shall mean the Fixed Expiration Date or such earlier date when the term of this Lease ends pursuant to the terms of this Lease or pursuant to law (or such later date as this Lease is renewed pursuant to its terms).

      "Fair Rental Value of the Premises" shall have the meaning set forth in Section 31.16 hereof.

      "Fixed Expiration Date" shall mean the date which is the last day of the calendar month immediately prior to the tenth (10th) anniversary of the Rent Commencement Date.

      "Fixed Rent" shall have the meaning set forth in Section 1.2 hereof, the rate schedule of which is shown on Exhibit "D" hereof.

      "Governmental Authority" shall mean the United States of America, the State of Connecticut, the City of Milford, any political subdivision of any of the foregoing and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any quasi-governmental authority, in each case now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.

      "Hazardous Substances" shall have the meaning set forth in Section 31.20(e) hereof.

      "HVAC" shall mean heat, ventilation and air conditioning.

      "HVAC Systems" shall mean the Building Systems providing HVAC.

-iii-

      "Initial Alterations" shalt mean the Alterations which shall be performed by any general contractor reasonably acceptable to Landlord before Tenant occupies the Premises initially for the conduct of business.

      "Initial Landlord" shall have the meaning set forth in the introductory paragraph hereof.

      "Initial Monthly Operating Amount" shall have the meaning set forth in Section 2.4 hereof.

      "Initial Tenant" shall have the meaning set forth in the introductory paragraph hereof.

      "Insolvency Events" shall have the meaning set forth in Section 15.1 hereof.

      "Kitchenette Additional Rent" shall have the meaning set forth in Section 24.4(B) hereof.

      "Landlord," on the date as of which this Lease is made, shall mean Initial Landlord, but thereafter, "Landlord" shall mean only the fee owner of the Real Property, or if there exists a Superior Lease, the lessee thereunder.

      "Landlord's Costs" shall have the meaning set forth in Section 17.1 hereof.

      "Landlord Indemnitees" shall mean Landlord, the members, managers, or partners comprising Landlord and its and their members, managers, partners, shareholders, officers, directors and employees.

      "Leaseback Area" shall have the meaning set forth in Section 12.11 hereof.

      "Lease Year" shall mean the twelve (12) month period beginning on the Commencement Date, and each ensuing twelve (12) month period during the Term, with the last Lease Year ending on the last day of the Term.

      "Liability Policy" shall have the meaning set forth in Section 9.I hereof. "Lessor" shall mean a lessor under a Superior Lease.

      "Maximum Capacity" shall have the meaning set forth in Section 13.1 hereof.

      "Maximum Disbursement Amount" shall have the meaning set forth in Section 4.13 hereof.

      "Monthly Operating Deficiency" shall have the meaning set forth in Section 2.4 hereof.

      "Monthly Operating Surplus" shall have the meaning set forth in Section 2.4 hereof

      "Monthly Tax Deficiency" shall have the meaning set forth in Section 2.2 hereof.

      "Monthly Tax Surplus" shall have the meaning set forth in Section 2.2 hereof.

      "Mortgage" shall mean any trust indenture or mortgage which now or hereafter affects the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements of such indenture or mortgage, and substitutions therefore.

-iv-

      "Mortgagee" shall mean any holder of a Mortgage.

      "OBI" shall have the meaning set forth in Section 31.21 hereof.

      "Operating Expense Reserves" shall mean the money, if any, Landlord reserves or sets aside in order to meet probable or possible Operating Expenses.

      "Operating Expenses" shall have the meaning set forth in Section 2.1 hereof.

      "Operating Payment" shall mean, with respect to any Operating Year, the product obtained by multiplying (x) the Operating Expenses for such Operating Year, by (y) Tenant's Operating Share.

      "Operating Statement" shall have the meaning set forth in Section 2.4 hereof.

      "Operating Year" shall mean the calendar year during which the Commencement Date occurs and each subsequent calendar year, any portion of which occurs during the Term.

      "Operation of the Property" shall mean the maintenance, operation, repair, replacement and management of the Real Property and the curbs, sidewalks and areas adjacent thereto.

      "Option Space" shall have the meaning set forth in Section 31.19 hereof.

      "Original Term" shall have the meaning set forth in Section 31.16 hereof.

      "Overtime Periods" shall have the meaning set forth in Section 24.3 hereof.

      "Permitted Occupant" shall have the meaning set forth in section 12.10 hereof.

      "Person" shall mean any natural person, a partnership, a corporation and any other form of business or legal association or entity.

      "Permitted Occupant" shall have the meaning set forth in Section 12.10 hereof.

      "Premises" shall mean the interior space on the fourth floor of the Building as set forth on the floor plans attached hereto as Schedule "1" and made a part hereof. Said Premises are comprised of approximately 47,544 rentable square feet of rentable area, the parties hereto stipulating to such rentable area.

      "Qualified Accountant" shall mean an independent firm of certified public accountants, provided that such firm is one of the so-called "big-six" accounting firms or, if at such time there is no group of accounting firms commonly referred to as "big-six", then a nationally recognized firm of at least one hundred fifty (150) partners or principals who are certified public accountants.

      "Qualified Alterations" shall have the meaning set forth in Section 4.1 hereof.

      "Real Property" shall mean the Building, together with the plot of land upon which it stands.

      "Renewal Term" shall have the meaning set forth in Section 31.16 hereof.

      "Rent Commencement Date" shall mean August 1, 2000.

-v-

      "Rent Per Square Foot" shall mean the quotient obtained by dividing (x) the sum of the then Fixed Rent, Escalation Rent and Electricity Additional Rent, by (y) the Space Factor.

      "Rental" shall mean Fixed Rent, Escalation Rent, all additional rent and any other sums payable by Tenant hereunder.

      "Requirements" shall mean all present and future law, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders of all Governmental Authorities and of any applicable fire rating bureau, or other body exercising similar functions, affecting the Real Property or any portion thereof, or any street, avenue or sidewalk comprising a part thereof or adjacent thereto, or any vault in or under the Real Property.

      "Right of First Offer" shall have the meaning set forth in Section 31.19 hereof.

      "Rules and Regulations" shall mean the rules and regulations attached hereto as Schedule "2" and made a part hereof, and such other and further rules and regulations as Landlord may from time to time adopt as provided in Article 8 hereof.

      "Security Deposit" shall have the meaning set forth in Section 28.1 hereof.

      "Space Factor" shall mean forty-seven thousand five hundred forty-four rentable square feet (47,544 r.s.1), as the same may be decreased pursuant to the terms hereof.

      "Specialty Alterations" shall mean Alterations which (i) affect the structure of the Building, (ii) affect any Building Systems, (iii) establish a connection between any portions of the Premises which are not contiguous or are not on the same floor of the Building (such as staircases, dumbwaiters, and pneumatic tubes), (iv) constitute Alterations made to accommodate Tenant's particular technical installations (such as raised flooring for computer installation) or to accommodate Tenant’s subletting or assignment transactions, (v) constitute vaults, or (vi) constitute or require floor reinforcement.

      "Sublease" means any sublease, sub-sublease, occupancy agreement, license or other similar agreement (i) that grants to any other party the right to occupy or use the Premises or any part thereof, and (ii) in respect of which Tenant, or any other Person claiming by, through or under Tenant is the sublessor, grantor or licensor thereunder.

      "Sublease Expenses" shall mean, in connection with a Sublease, (i) in the event of a sale of Tenant's Property, the then unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns, (ii) the reasonable out-of-pocket costs and expenses incurred by Tenant in connection with making such Sublease, such as brokers' fees, attorneys' fees, and advertising fees paid to unrelated third parties, (iii) any sums paid to landlord pursuant to Section 12.2 hereof, (iv) the cost of improvement or alterations made by Tenant expressly and solely for the purpose of preparing the Premises for such Sublease, and (v) the unamortized or undepreciated cost of any Tenant's Property leased under such Sublease. In determining Sublease Rent, (a) the costs described in clauses (ii), (iii) and (iv) above shall be amortized on a straight-line basis over the term of such Sublease, and (b) the costs in clause (v) above shall be amortized on a straight-line basis over the greater of the longest useful life of such improvements, alterations or Property (as permitted pursuant to the Internal Revenue Code of 1986, as amended) and the term of such Sublease.

      "Sublease Profit" shall mean the product obtained by multiplying (x) the excess of (A) the Sublease Rent Per Square Foot, over (B) the Rent Per Square Foot, by (y) the number of rentable square feet by the Sublease in question.

-vi-

      "Sublease Rent" shall mean the excess of (a) any rent or other consideration paid by the subtenant, grantee or occupant under any Sublease (including, but not limited to, sums paid for the sale or rental, or consideration received on account of any contribution of Tenant's Property or sums paid in connection with the supply of electricity or HVAC), over (b) the Sublease Expenses.

      "Sublease Rent Per Square Foot" shall mean the quotient obtained by dividing (x) the Sublease Rent, by (y) the number of rentable square feet covered by the Sublease in question.

      "Subsequent Monthly Operating Amount" shall have the meaning set forth in Section 2.4 hereof.

      "Substantial Completion" or "Substantially Completed" or words of similar import shall mean that the applicable work has been substantially completed, it being agreed that such work shall be deemed substantially complete notwithstanding that insubstantial details and/or mechanical adjustment and/or decorative items remain to be performed, and that such date of substantial completion shall be accelerated by the number of days of Tenant Delay, if any, applicable thereto.

      "Superior Lease" shall mean a ground or underlying lease of the Real Property or the Building now or hereafter affecting same and all renewals, extensions, supplements, amendments and modifications thereof.

      "Taxes" shalt have the meaning set forth in Section 2.1 hereof.

      "Tax Amount" shall have the meaning set forth in Section 2.2 hereof.

      "Tax Payment" shall mean, with respect to any Tax Year, the product obtained by multiplying (x) the Taxes for such Year, by (y) Tenant's Tax Share.

      "Tax Statement" shall mean a statement in reasonable detail setting forth the amount of the Tax Payment.

      "Tax Year" shall mean the period July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing taxes as its fiscal year for real estate tax purposes), any portion of which occurs during the Term.

      "Tenant" on the date as of which this Lease is made, shall mean Initial Tenant, but thereafter "Tenant" shall mean only the tenant under this Lease at the time in question; provided, however, that Initial Tenant and any assignee of Tenant's interest in this Lease shall not be released from liability hereunder in the event of any assignment of this Lease.

      "Tenant's Kitchenette Area" shall have the meaning set forth in Section 24.4 hereof.

      "Tenant's Plans" shall have the meaning set forth in Exhibit B-I of the Lease.

      "Tenant Indemnitees" shall mean Tenant, Tenant's Affiliates and their respective members, managers, shareholders, partners, directors, officers, and employees.

      "Tenant Party" shall mean Tenant and any Person which (x) previously constituted Tenant hereunder, and (y) assigned its interest as Tenant hereunder without Landlord's consent pursuant to Section 12.4 hereof.

-vii-

      "Tenant's Operating Share" shall mean a fraction, the numerator of which is the number of square feet of rentable area in the Premises (it being understood that such number will be 47,544; and further subject to change if the space in the Premises is (i) increased by reason of Tenant including additional space in the Premises or (ii) reduced for any reason consistent with the terms of this Lease, then such number shall be appropriately adjusted), and the denominator of which is the greater of (i) ninety-five percent (95%) of the number of square feet of rentable area in the Building (excluding storage space), or (ii) the aggregate number of square feet of rentable area in the Building (excluding storage space) occupied by tenants during such period.

      "Tenant's Property" shall mean Tenant's personal property, including, without limitation, furniture, furnishings and equipment.

      "Tenant's Specific Use" shall have the meaning set forth in Section 6.1 hereof.

      "Tenant's Tax Share" shall mean a fraction, the numerator of which is the number of square feet of rentable area in the Premises (it being understood that such number will be 47,544; and further subject to change if the space in the Premises is (i) increased by reason of Tenant including additional space in the Premises or (ii) reduced for any reason consistent with the terms of this Lease, then such number shall be appropriately adjusted), and the denominator of which is the greater of (i) ninety-five percent (95%) of the number of square feet of rentable area in the Building (excluding storage space), or (ii) the aggregate number of square feet of rentable area in the Building (excluding storage space) occupied by tenants during such period.

      "Term" shall mean a term which commences on the Commencement Date and expires on the Expiration Date.

      "Unavoidable Delays" shall have the meaning set forth in Section 25.1 hereof.

-viii-

EXHIBIT B

Winter:     0 deg. F

Summer:    95 deg. F. dry bulb - 75 deg. F. wet bulb

Indoor Design Conditions (occupied spaces)

Heating:     70 deg. F.
Cooling:    78 deg. F.db - 50%RH

EXHIBIT B-1
WORK LETTER

       1.     Tenant's Plans; Costs.

          (a)   On or before September I, 1999 (the "Plan Submission Date"), Tenant and/or Tenant's licensed architect shall produce and submit to Landlord a final and complete dimensioned and detailed architectural and engineering plans, specifications and drawings of partition layouts (including openings), ceiling and lighting layouts, colors, mechanical and electrical drawings, HVAC system design and distribution plans and specifications and any and all other information as may be reasonably acceptable to Landlord, and necessary and sufficient to obtain a building permit and to complete the Initial Alterations to the Premises in accordance with this Exhibit B-1 (and using the Building Standard items and quantities listed in Schedule A hereto) (such plans are collectively referred to herein as "Tenant's Plans"). Landlord shall have five (5) Business Days to approve of Tenant's Plans (or reasonably disapprove same, with Landlord reasonably specifying the reasons for such disapproval to the extent reasonably possible under the circumstances). Landlord and Tenant hereby agree to the use of Lev Zetlin Associates, as the engineer, and Turner Construction Company ("Turner"), as the general contractor for the Initial Alterations hereunder.

          (b)   [Intentionally Omitted]

          (c)   Following Landlord's receipt of Tenant's Plans (which are in form reasonably acceptable to Landlord), Landlord shall submit the same to the Milford, Connecticut, Building Department and shall diligently pursue the issuance of a building permit. Tenant agrees to diligently cooperate with Landlord with respect to applying for and obtaining said building permit.

          (d)   [Intentionally Omitted]

          (e)   [Intentionally Omitted]

          (f)   [Intentionally Omitted]

       2.    Initial Alterations.

          (a)   Landlord shall, promptly following its receipt and approval of Tenant's Plans, engage Turner to construct the Initial Alterations, and subject to the terms and conditions of the Lease and this Exhibit B-1 (and using equivalent materials and quantities to the Building-Standard items and quantities set forth on Schedule A hereto), Landlord shall have Turner install the same in a good and workmanlike manner to conform with the approved Tenant's Plans and said Schedule A. Landlord shall use commercially reasonable, good faith efforts under the circumstances, to have the Initial Alterations constructed on or before December 15, 1999, subject to Tenant Delay and causes beyond Landlord's reasonable control. In no event shall Landlord be required to use overtime or premium-pay labor, however, unless Tenant agrees to pay for same.

          (b)   Tenant shall not engage any contractor to perform any Change Orders or Tenant's Installations or Extra Work (as hereinafter defined), unless Landlord has given Tenant notice of Landlord's refusal to perform such work and has approved of the work in question and the identity of the contractor which Tenant wishes to engage.

       3.   Tenant Delay; Cooperation. The term "Tenant Delay," as used herein and in the Lease shall mean any actual delay which causes a delay in Landlord's performance (or Landlord's agents', employees', general contractors', subcontractors' or construction administrators') performance of its/their

-ii-

obligations with respect to the Initial Alterations, and which is caused by any action, omission, negligence or willful misconduct of Tenant or Tenant's agents, employees, contractors, subcontractors, consultants, invitees, subtenants, or assigns, including, without limitation:

          (a)   any delay due to Tenant's failure to meet any of the following scheduled items, which Tenant hereby agrees to meet, time being of the essence: (1) to submit the Tenant's Plans in the form required herein and reasonably acceptable to Landlord on or before the September 1, 1999 Plan Submission Date; or (ii) to approve the pricing of any Change Orders or Extra Work items within three (3) Business Days of receipt of Landlord's pricing statement concerning same; or (iii) to approve the pricing of the initial Alterations and/or Landlord's Iist of proposed subcontractors (or to reasonably disapprove same, with noted reasons for such disapproval) within three (3) Business Days' after receiving same;

          (b)   any delay due to changes or additions to (or deficiencies in) Tenant's Plans (if caused by Tenant or Tenant's agents, employees, contractors, subcontractors, architects or space planners), or due to requests by Tenant or Tenant's agents or employees or contractors for Change Orders, long-lead-time items, upgrades, substitutions or items other than the approved Initial Alterations; and

          (c)   any delay due to (i) Tenant's or Tenant's contractors' performance or execution of Tenant's Installations; or (ii) Tenant's non-compliance with Tenant's obligations hereunder or under the Lease; or (iii) interference with or delays to Turner's performance of the Initial Alterations (or to Landlord or Landlord's agents or employees in their performance of their respective obligations hereunder) caused by Tenant or Tenant's agents, employees or contractors.

       If the commencement, construction or completion of the Initial Alterations (or the Commencement Date) shall be actually delayed by reason of any Tenant Delay, the Commencement Date shall be accelerated to the earliest date on which the Initial Alterations would have been completed and a certificate of occupancy would have been obtained but for such Tenant Delay. In no event shalt Landlord be subject to any liability whatsoever for any delays to any aspects of the Initial Alterations, except as specifically hereinafter provided, and as referred to in Section 1.3 of the Lease.

       For purposes hereof, the "Work Start Date" shall be the earliest date after which (i) Landlord and Tenant shall have executed and delivered the Lease; (ii) Landlord has received the approved Tenant's Plans; (iii) the bidding and pricing of the Initial Alterations and the selection of all relevant subcontractors as provided in the Lease and herein have been completed; (iv) Tenant has approved the pricing of any approved Change Orders; and (v) Landlord's construction administrator, in coordination with Turner has obtained a duly-issued building permit for the Initial Alterations_ The fourteen (14) week period starting on the Work Start Date shall be deemed the "Construction Period" (absent any Tenant Delays or Unavoidable Delays hereunder). A "Landlord Delay" as used herein shall mean any actual delay caused by Landlord in the Construction Period (without any Tenant Delay or Unavoidable Delay), which thereby results in the Commencement Date occurring after the estimated Commencement Date of December 15, 1999. Tenant's free Fixed Rent and Escalation Rent period as provided in Section 1.3 of the Lease shall be extended on a per diem basis for each day a Landlord Delay causes a delay to the Construction Period that thereby results in the Commencement Date occurring after the estimated Commencement Date of December 15, 1999.

       Landlord and Tenant shall each use diligent, good faith efforts to reasonably cooperate with (and not to unreasonably interfere with) each other with respect to the coordination and performance of the Initial Alterations. Landlord and Tenant each agree not to unreasonably withhold or delay their respective approvals under this Exhibit B-1. Landlord agrees to reasonably consult with Tenant regarding the selection of subcontractors for the Initial Alterations, but, notwithstanding anything to the contrary contained in the Lease or this Exhibit B-1, Landlord shall in no event be liable for any cost increases or scheduling or performance delays resulting from such consultation and/or Tenant's selection of the

-iii-

subcontractors to the extent such consultation or selection results in any delays or any cost increases. Tenant acknowledges that the completion (or non-completion) of the Initial Alterations shall not affect, in any way, the validity of the Lease, the Commencement Date of the Lease, or the commencement of the Tenant's obligations for Fixed Rent or additional rent under the Lease (except as may be specifically provided in the Lease).

       4.   Tenant's Installations. Tenant, at its sole expense, shall cause to be performed, in a good and workmanlike manner, its telephone, movable partitions, furniture, computer and business equipment installations in the Premises (collectively, "Tenant's Installations"). Said Tenant's Installations shall not in any way interfere with, delay or postpone the Commencement Date, the Rent Commencement Date or the performance of the Initial Alterations. Said Tenant's Installations shall not adversely affect any structural portions or mechanical/utility systems of the Building or the Real Property.

       5.   Change Orders; Extra Work.

          (a)   No material changes or material additions to Tenant's Plans after Tenant's approval of such plans pursuant to Section 1(a) of this Exhibit B-1 (hereunder, a "Change Order") shall be made without the prior written approval of Landlord in each instance, after written request therefor by Tenant. Landlord's approval to any such changes shall not be unreasonably withheld or delayed. Any such Change Order approval or disapproval shall be given within ten (10) days after receiving the same, with any disapproval noting the reasons therefor.

          (b)   If Tenant desires extra work, materials or equipment to be installed as part of the Initial Alterations which are not included in the Building-Standard items and quantities in Schedule A  hereto (herein referred to as "Extra Work"), then Tenant must deliver to Landlord, at Tenant's expense, complete information concerning such Extra Work, including all architectural, electrical, mechanical and finishing drawings, specifications and details, on or before the Plan Submission Date. Any work, materials or equipment to be installed by Landlord above and beyond those items and quantities stated in Schedule A hereto, shall be deemed Extra Work. If Tenant so submits such Extra Work information, Landlord shall submit a proposal to Tenant for such Extra Work within ten (10) days after its receipt of such information. If Tenant decides to accept Landlord's proposal and proceed with the Extra Work, Tenant agrees to pay Landlord for same pursuant to such proposal.

       6.   Approvals. Except as otherwise herein specified or required, any approvals or disapprovals required to be given by either party shall be deemed given as follows: submissions of plans, drawings, layouts, estimates, etc. and requests for authorization or approval which are not disapproved in writing and received by the requesting party within ten (10) days after submission, shall be deemed approved and authorized.

       7.   Lease Compliance; Remedies; Inconsistencies; Move-in. Notwithstanding anything to the contrary contained in the Lease, from and after the date of the execution of the Lease and at all times thereafter, Tenant shall comply strictly with all of the provisions of this Exhibit B-1 and any applicable obligations of Tenant under the Lease. The Lease (including this Exhibit B-1) is a present lease and not a contract to make a lease at some future date, even though the Term has not yet commenced. Any breach by Tenant before the Commencement Date shall, at Landlord's option, be deemed an Event of Default under the Lease, and Landlord may, without liability, order any and all work stopped immediately until such default is cured, without limitation to Landlord's other rights and remedies under the Lease, or at law or in equity. In the event of any express inconsistencies between the Lease and this Exhibit B-1, this Exhibit B-1  shall govern in each instance with respect to the parties' respective obligations under this Exhibit B-1. Tenant agrees to move into the Premises and commence its business operations therein, upon, or promptly after, the Commencement Date,

-iv-

SCHEDULE A TO EXHIBIT B-1

MERRITT CROSSING BUILDING STANDARD ITEMS AND QUANTITIES

1. Building Standard Partitions
Building standard partitions are constructed of 2 1/2", 25 gauge metal studs, 24" on center (o.c.), with 5/8" thick drywall on each side. The Building Standard partitions are attached to a metal runner at the ceiling and a metal runner on the floor. Gypsum board is to be taped and floated and ready to paint.

Quantity: 60 if per 1000 usf

2. Paint:
All Building Standard partitions are to receive two (2) coats of Building Standard paint; the first coat will be a latex primer with the second coat being a latex eggshell finish in a color to be designated by Tenant's Architect from the Building Standard color chart available from the Construction Manager.

Quantity: 60 if per 1000 usf

3. Flooring:
The Building Standard carpet is a Blueridge Prodigy P371, broadloom, 28 ounce high quality cut and loop, direct glue down carpet offered in a choice of colors. Building Standard 1/8" x 12" x 12" vinyl composition floor may be substituted where resilient floor covering is required. (In lieu of the above Building Standard carpet, Tenant may substitute its own new, commercially reasonable carpeting selection, provided Tenant purchases and delivers same to the construction site in sufficient quantity and in a timely manner at Tenant's sole cost and expense, in which case Tenant shall receive a credit for the unused Building Standard carpet equaling $1.25 per rentable square foot of the Premises. Any delay to the construction or completion of the Initial Alterations caused by such carpeting substitution shall be deemed a Tenant Delay.)

4. Base:	Resilient vinyl straight base (Burke) at carpet in Building Standard colors. Building Standard base is 2 1/2" high located on each side of Building Standard partition.

5. Doors, Frames and Hardware:
Building Standard doors are 3'-0" x 9'-0" (nominal) x 1 3/4" Algona wood doors with natural pre-finished veneer, pre-mortised for latch set hardware and cut to size. Tenants on multi-tenant floors shall be provided up to two rated Building Standard doors set in hollow metal frames for egress and ingress into Common Areas.

Building Standard door frames are extruded aluminum RACO frames with a factory-painted finish to match Building Standard Fuller O'Brien "Whisper White" finish on perimeter drywall and column enclosures.

-v-

Building Standard hardware is a McKinney TA 714 4 112" x 4 112" x 26 D solid lever brushed chrome handle with a US26D finish and a latchset on all interior Building Standard doors. Building Standard Sargent 648205 LNE x 32 D locksets and automatic door closers are provided at Tenant entrance doors. Each Building Standard door is to have three hinges and a floor-mounted Ives 436B26D door stop on Building Standard carpet all in US26D finish.

Quantity: 2.5 doors per 1000 usf + 1 entry door

6. Ceiling	Building Standard 2'0" x 2'0" Armstrong Silhouette 9/16 slotted edge with Armstrong Cirrus Ceiling Tile, nominal 9'0" above the finished floor.

7. Window Treatment:	Building Standard one-inch aluminum horizontal slat blinds.

Quantity: Existing on all exterior windows.

8. Lighting Fixtures:	2'0" x 2'0" Mark Direct/Indirect Fluorescent Fixture, Model 1 DLS 22-2-
40 WB6-EBX 277 PSSB and switches Decora rocker style for light control.

Quantity: One 2x2 light fixture for every 75 usf.

9. Exit Sign	Signage for means of egress, edge lit, red LED with integral battery pack.

Quantity: One per 2000 usf.

10. Emergency Lights:	Showing means of egress during power outage. Battery packs on regular lights only.

Quantity: One emergency light for every 1000 usf.

11. Light Switches	Building Standard single pole rocker type switches are white with white plastic face plates mounted vertically at 4'0" vs 3'2" above the finished floor.

:	Quantity: 3 per 1000 usf

12. Power:	Receptacles deliver 120 volt power to equipment.

Quantity:  When the majority of space is used for cubicle or module furniture layout, there shall be five receptacles (Decora style) per 1000 usf. There will be one 20 amp electrical circuit provided for the outlets for every 430 usf or for every six receptacles. When there is not a majority of modular furniture (40% of space) then eight receptacles per 1000 usf and one 20A electrical circuit for every 430 usf.

13. Telephone & Data Outlets:
Building Standard telephone and data outlets shall be wall mounted vertically at 1'0" above the floor with conduit extending to the ceiling plenum above. All wiring within the ceiling plenum not in conduit must

-vi-

be approved for return air plenum use by the City of Milford. Wall boxes to be provided by the Landlord.

Quantity: 3 per 1000 usf.

14. Fire Protection Sprinkler Head:	The facility is equipped with a wet pipe sprinkler system with up right heads in the unfinished areas and flush ceiling mounted heads with white cover plates in the finished areas.

Quantity: One head per 225 usf for interior offices. One head per 120 usf for perimeter offices. Heads located in ceiling tiles will be centered in the tile.

15. Life Safety Systems:
Building Standard exit signs, fire hose valve cabinets, fire alarm pull stations and fire extinguisher cabinets will be provided and installed in accordance with the code requirements for Tenant's layout, except to the extent the requirement is a result of Tenant Extra Work. Building Standard speaker/strobes, exit signs, and emergency lighting as required by code for light hazard general office use.

Quantity: There will be one pullstation for every 200 linear feet and be each exit door. There will be one horn/strobe inline of sight for every 2000 ft.

16. Air Conditioning and Heating:
The rooftop air conditioning units are ducted to above ceiling VAV terminals, from the terminal to diffusers in the ceiling. The ceiling space is utilized as a return air plenum. Ventilation, fresh air, is introduced into the air system at the RTU at a rate of 15 CFM per person (approx. .133 CFM of tenant space). The building base air conditioning system is designed to maintain space conditions of 75 deg./50% RH in the summer and 70 deg. in the winter. The system is designed to handle the building skin loads and internal loads of one person per 175 usf and lighting and power loads of 6.0 watts total per rsf. The base building air conditioning system is operated from 8:00 a.m. to 6:00 p.m. Monday through Friday - the system is in the unoccupied mode on Saturday, Sunday and holidays.

Quantity: Base building.

Option: If the tenant space internal heat gain loads exceed those specified as building standards or if special areas require temperature, humidity, or operating hours other than the building standard then supplemental air conditioning equipment and systems are to be installed. Cost: Subject to requirements and layouts.

16a. Variable Air Volume Terminals - Perimeter.
The perimeter zones consist of the 12'0" wide area around the exterior wall of the building. The VAV terminals at the perimeter spaces are parallel fan units with electric reheat. On a call for cooling, these

-vii-

terminals vary the amount of primary cooling air from the RTU to maintain the space conditions. On a call for heat, the terminal goes to its minimum primary air set point (to maintain required ventilation to the space) and the fan is activated to induce warm ceiling plenum air. On a further call for heat the electric reheat coil is activated. Each VAV terminal has an associated room thermostat.

Quantity: Quantity is per base building layout - zones at approximately 600 usf per perimeter terminal and individual terminals serving the building corner area&

16 b. Variable Air Volume Terminals- Interior:
The VAV terminals at the interior spaces are of the cooling, shut-off type. These terminals vary the air quantity to the space to maintain room conditions. Each VAV terminal has an associated room thermostat.

Quantity: One VAV terminal for approximately 1800 usf of interior space.

Option: Where the tenant wishes to have areas with a constant air flow to the space, series fan powered VAV terminals with electric reheat coils can be installed instead of the building standard. Cost: Based on quantity and location.

16 c. Supply Air Diffusers - Perimeter:	The perimeter spaces are served by 4'0" long linear slot ceiling diffusers.

Quantity: One linear slot ceiling diffuser per 120 usf of perimeter space.

17. Ventilation:	Building Standard is as follows:

A. Supply Air Diffusers - Interior: The interior spaces are served by 2' x 2' perforated face ceiling diffusers.

Quantity: Approximately six (6) 2' x 2' perforated ceiling diffusers per 1800 usf of interior space.

B. Return Air Registers: The return air from the space is transferred to the return air ceiling plenum via Titus Model #8FF Ceiling Return Register with Opposed Blade Damper

Quantity: One 24" x 24" register per 120 usf of perimeter space. One 24" x 24" register per 1800 usf of interior space.

-viii-

EXHIBIT C
CLEANING SPECIFICATIONS

SECTION A

GENERAL CLEANING - Office Areas - Five (5) nights per week, Monday through Friday, excluding non-Business Days

1.	Waste paper baskets will be emptied and trash removed to a designated location on the premises.
2.	All composition floor tile will be swept and dustmopped with a chemically treated mop for dust control.
3.	All furniture such as tables, chairs, desks, cabinets and allied attachments will be dusted.
4.	Window sills will be dusted.
5.	Ashtrays will be emptied and cleaned.
6.	All carpeting will be thoroughly vacuumed three (3) times per week.
7.	Formica and glass desk tops and glass doors will be damp dusted.
8.	Papers and folders on desks are not to be moved.
9.	Remove recycling materials from central locations in office areas three (3) times per week.
10.	Extinguish lights upon securing each suite at end of shift.

GENERAL CLEANING - Office Areas - Weekly Services

1.	Pictures, graphs, charts, and similar wall hangings within high hand reach shall be dusted one (1) time per week.
2.	All telephones will be wiped clean (1) time per week.
3.	Coat closets will be vacuumed and checked for general cleanliness one (1) time per week.
4.	Remove smudges and fingerprints from around light switches and door knobs.

GENERAL CLEANING - Office Areas - Quarterly Services

1.	Perform high dusting to include grills, louvers and similar ornamental work located above high hand reach.
2.	Dust and clean smudges from all vinyl bases.

LAVATORY CLEANING - Core Lavatories - Five (5) nights per week

1.	Porcelain fixtures will be scoured clean.
2.	Both sides of toilet seats will be washed with a mild germicidal solution.
3.	Bright work will be dry polished.
4.	Receptacles will be emptied and cleaned.
5.	Mirrors will be cleaned.
6.	Partitions will be wiped down as necessary.
7.	Shelves will be cleaned.
8.	Floors will be washed with a mild non-injurious disinfectant.
9.	Hand soap, hand towels and toilet tissues will be installed and maintained.

LAVATORY CLEANING - Core Lavatories - Periodic

1.	Lavatory flooring will be machine scrubbed one (I) time per month.
2.	Grills and louvers will be dusted one (I) time per month.

-ix-

SECTION B

KITCHENETTE MAINTENANCE

1.	Counter, exterior of cabinet surfaces and appliances will be cleaned and sanitized nightly.

2.	Refrigerator will be emptied and cleaned one (1) time per week, on Fridays.

3.	Sink will be scoured nightly.

4.	Dishes left in sink will be washed nightly. (Detergent will be furnished by Tenant.)

5.	Coffee pots will be scoured clean.

6.	Interior of all appliances, microwave, toaster, coffee maker will be thoroughly cleaned and sanitized one (1) time per week, on Fridays.

PORTER/MATRON SERVICES

Porters and matrons are available to assist in special projects such as furniture moving, meeting set-ups, construction cleaning, and other services per your instruction.

Prices for porter/matron services vary depending upon the scope of work required. Please contact us to discuss your individual needs.

-x-

EXHIBIT D FIXED RENT SCHEDULE

Lease Period	RSF47,	Annual Rate Per RSF	Annual Rate	Monthly Rate
Commencement Date to Rent Commencement
	544	$0.00	$0.00	$0.00
Date ("RCD")
	47,544
RCD to Day Preceding the Second Anniversary of the RCD		$12.00	$570,528.00	$47,544.00
	47,544
Second Anniversary of the RCD to Day Preceding the Fifth Anniversary of the RCD		$13.50	$641,844.00	$53,487.00
Fifth Anniversary of the RCD to Day Preceding	47,544
the Seventh Anniversary of the RCD		$14.00	$665,616.00	$55,468.00
Seventh Anniversary of the RCD to the Fixed
Expiration Date	47,544	$15.00
			$713,160.00	$59,430.00

EXHIBIT E

(Intentionally Omitted)

MERRITT CROSSING

47,544 R.S.F.

PREMISES

FOURTH FLOOR

MERRITT CROSSING

45,694 R.S.F.

SORDONI/SKANSKA
CONSTRUCTION CO.
(5,036 R.S.F)
CGU
(22,847 R.S.F)

SECOND FLOOR

SCHEDULE 2
RULES AND REGULATIONS

          (1)            The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors. or hails of the Building shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.

          (2)           No awnings, air-conditioning units, fans or other projections shall be attached to the outside walls of the Building. No curtains, blinds, slates, or screens, other than those which conform to Building standards as established by Landlord from time to time, shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord which shall not be unreasonably withheld or delayed. Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in the manner reasonably approved by Landlord.

          (3)           No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or Building or on the inside of the Premises if the same can be seen from the outside of the Premises, without the prior written consent of Landlord, except that the name of Tenant may appear on the entrance door of the Premises. Interior signs, on doors and any listing on the directory tablet shall be of a size, color and style reasonably acceptable to Landlord.

          (4)           The exterior windows and doors of the Premises shall not be covered or obstructed.

          (5)           The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, acids or other similar substances shall be deposited therein.

          (6)           Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them whether by the use of any musical instrument, radio, television set, talking machine, unmusical noise, whistling, singing, or in any other way.

          (7)           Tenant shall not at any time bring in or keep upon or permit to be brought in or kept upon, the Premises any inflammable, combustible or explosive fluid, chemical or substance except for lawful substances as are incidental to usual office occupancy (including customary digital and off-set printing incidental to Tenant's business).

          (8)           No bicycles, vehicles or animals of any kind (except for seeing eye dogs) shall be brought into or kept by Tenant in or about the Premises or the Building.

          (9)           Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 8 a.m. and at all hours on days other than Business Days all persons who do not present a pass to the Building approved by Landlord.

          (10)         There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

          (11)           Tenant shall keep the entrance door and windows to the Premises closed at all times.

          (12)           Landlord shall have the right to require that all messengers and other Persons delivering packages, papers and other materials to Tenant (i) be directed to deliver such packages, papers and other materials to a Person designated by Landlord who will distribute the same to Tenant, or (ii) be escorted by a person designated by Landlord to deliver the same to Tenant.

          (13)           Tenant shall cause Tenant's furniture, equipment, machines, cartons or other bulky material to be moved in or out of the Building pursuant to Landlord's reasonable scheduling requirements using only the freight entrances to the Building, and the freight elevators.

          (14)           Tenant shall not adjust or tamper with any controls for the HVAC System other than the wall mounted thermostats located in the Premises.

          (15)           Tenant shall not engage in or permit any solicitations at the Building.

Schedule 3

Present Mortgagee's Non-Disturbance Agreement

NON-DISTURBANCE, ATTORNMENT AND SUBORDINATION AGREEMENT

THIS AGREEMENT is made and entered into this                       day of                                                       , 1999, by and among SUBWAY SUBS, INC., a Delaware corporation (hereinafter called the "Lender"), which has an address at 325 Bic Drive, Milford, Connecticut 06460, THE WINTHROP CORPORATION, a Connecticut corporation (hereinafter called the "Tenant"), which has an address at 1000 Lafayette Street, Bridgeport, Connecticut 06604, and 440 WHEELERS FARM ROAD, L.L.C., a Delaware limited liability company (hereinafter called the "Landlord"), which has an address at 440 Wheelers Farms Road, Milford, Connecticut 06460.

 WITNESSETH:

WHEREAS Landlord has entered into and delivered, or will enter into and deliver, that certain Mortgage Deed and Security Agreement and that certain Collateral Assignment of Leases and Rentals in favor of Lender, to be recorded with the Town Clerk's Office, in the City of Milford, Connecticut (said Mortgage Deed and Security Agreement and said Collateral Assignment of Leases and Rentals being hereinafter collectively referred to as the "Deed"), conveying the property described therein (hereinafter, together with all buildings and improvements from time to time located (or intended to be located) on the land portion thereof, called the "Property") which is located at 440 Wheelers Farms Road, Milford, Connecticut, to secure the payment of a loan by Lender to Landlord; and

WHEREAS Landlord and Tenant are, or intend to become, the landlord and tenant under the lease(s) and agreement(s) described on Exhibit A hereto (said lease(s) and agreement(s) being hereinafter (collectively) called the "Lease") with respect to certain premises (Lang hereinafter called the "Leased Premises") which comprises all or part(s) of the Property; and

WHEREAS, the parties hereto desire to enter into this Non-Disturbance, Attornment and Subordination Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter set forth, Lender, Tenant and Landlord hereby covenant and agree as follows, notwithstanding anything to the contrary contained in the Lease:

1.   Non-Disturbance. So long as no default exists (and so long as no event has occurred which has continued to exist for such period of time (after notice, if any, required by the Lease) as would entitle the lessor under the Lease to terminate the Lease, or would cause, without any further action on the part of lessor, the termination of the Lease, or would entitle such lessor to dispossess the lessee thereunder), (i) the Lease shall not be terminated, and (ii) the Lease and the lessee's rights and options under the Lease shall be recognized and respected, and (iii) the lessee's use, possession or enjoyment of the Leased Premises shall not be interfered with or disturbed, and (iv) the lessee shall not be made a party to any foreclosure action or other proceeding under the Deed (unless same is required by law), and (v) the leasehold estate granted by the Lease shall not be affected in any other manner, in the event of (X) any exercise of any power of sale contained in the Deed, or (Y) any foreclosure or any action or proceeding instituted under or in connection with the Deed or (Z) any taking, by the Lender, of possession of the Property pursuant to any provisions of the Deed, unless, in the case of clause (i), (ii), (iii), (iv) and/or (v), the lessor under the Lease would have had such right if the Deed had not been made, except that the person or entity acquiring the interest of the lessor under the Lease as a result of any such action or proceeding described in (X), (Y) and/or (Z), and the successors and assigns thereof (hereinafter, including Lender, called the "Purchaser"), shall not be: (a) liable for any act or omission of any prior lessor under the Lease; or (b) subject to any offsets or defenses which the lessee under the Lease might have against any prior lessor under the Lease; or (c) bound by any base rent, percentage rent or any other payments which the lessee under the Lease might have paid, to any prior lessor under the Lease, for more than thirty (30) days prior to accrual; or (d) bound by any amendment or modification of the Lease made after the date hereof without Lender's prior written consent; or (e) bound by any consent, by any lessor under the Lease, to any assignment, of the lessee's interest in the Lease, made after the date hereof without also obtaining Lender's prior written consent; or (f) obligated to return any security deposits made by the lessee, except to the extent they have been paid over to Lender by the lessee or the Landlord; or (g) bound to perform any work with respect to the Leased Premises (other than any work which the Lease may require of the lessor under the Lease in the provisions of the Lease dealing with maintenance and repair, casualties and condemnations relating to the Leased Premises or the Property). In the event that the Lease is terminated, through no fault of the lessee under the Lease, then Tenant and Lender agree that the lessee under the Lease and Purchaser shall enter into a new lease on all of the then-executory terms and conditions of the Lease.

          2.           Attornment. If the interests of the lessor under the Lease shall be transferred by reason of the exercise of any power of sale contained in the Deed, or by any foreclosure or other proceeding for enforcement of the Deed, the lessee under the Lease shall be bound to the Purchaser under all of the terms, covenants and conditions of the Lease for the balance of the term thereof and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease, with the same force and effect as if the Purchaser were the lessor under the Lease, and Tenant, as lessee under the Lease, does hereby agree to attorn to the Purchaser, including the Lender if it be the Purchaser, as its lessor under the Lease. The respective rights and obligations of the Purchaser and of the lessee under the Lease, upon such attornment, to the extent of the then remaining balance of the term of the Lease and any such extensions and renewals, shall be and are the same as now set forth in the Lease, except as otherwise expressly provided herein.

          3.           Subordination. Tenant hereby subordinates all of its right, title and interest, as lessee under the Lease, to the right, title and interests of the Lender under the Deed, and Tenant further agrees that the Lease now is and shall at all times continue to be subject and subordinate in each and every respect to the Deed, and, without notice to Tenant, to any and all increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations of the Deed.

          4.           Notice of Default by Lessor. Tenant, as lessee under the Lease, hereby covenants and agrees to give Lender written notice properly specifying wherein the lessor under the Lease has failed to perform any of the covenants or obligations of the lessor under the Lease, simultaneously with the giving of any notice of such default to the lessor under the provisions of the Lease. Tenant agrees that Lender shall  have the right, but not the obligation, within thirty (30) days after receipt by Lender of such notice (or within such additional time as is reasonably required to correct any such default) to correct or remedy, or cause to be corrected or remedied, each such default, before the lessee under the Lease may use self-help (except in life- or health-threatening, emergency situations) or take any action under the Lease to terminate the Lease by reason of such default. Such notices to Lender shall be delivered in duplicate to:

          Subway Subs, Inc.
          325 Bic Drive
          Milford, CT 06460
          Attention: General Counsel

and

Atty. W. C. Stokesbury
Levy & Droney, P.C.
74 Batterson Park Road
Farmington, CT 06034-0887,

or to such other address as the Lender shall have designated to Tenant by giving written notice to Tenant at the Leased Premises or at such other address as, prior thereto, may have been designated by written notice from Tenant to Lender.

          5.           As to Landlord and Tenant. As between Landlord and Tenant, Landlord and Tenant covenant and agree that nothing herein contained, nor anything done pursuant to the provisions hereof, shall be deemed or construed to modify the Lease.

          6.           As to Landlord and Lender. As between Landlord and Lender, Landlord and Lender covenant and agree that nothing herein contained, nor anything done pursuant to the provisions hereof, shall be deemed or construed to modify the Deed.

          7.           Title of Paragraphs. The titles of the paragraphs of this agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this agreement.

          8.           Governing Law. This agreement shall be governed by and constructed in accordance with the laws of the State of Connecticut.

          9.           Provisions Binding. The terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and the heirs, executors, administrators, successors and assigns, respectively, of Lender, Tenant and Landlord. The reference herein contained to successors and assigns of Tenant is not intended to constitute, and does not constitute, a consent by Landlord or Lender to an assignment or subleasing by Tenant, but has reference only to those instances in which the lessor under the Lease and Lender shalt have given written consent to a particular assignment or sublease by Tenant thereunder, or such consent is not required.

IN WITNESS WHEREOF, the parties have hereunto set their respective hands and seals as of the day, month and year first above written.

WITNESSES		LENDER:
SUBWAY SUBS, INC.

by:
Title:
Its

TENANT:
THE WINTHROP CORPORATION

by:
Title:
Its

LANDLORD:
440 WHEELERS FARM ROAD, L.L.C.

	by:	SAP II Manager, Inc., its manager,

by:
Title:
Its

STATE OF	) ) ss: )	, 1999
COUNTY OF

       Personally appeared, Subway Subs, Inc., by ___________, its ___________, duly authorized, signer and sealer of the foregoing instrument, and he/she acknowledged the same to be his/her free act and deed, and the free act and deed of said Corporation, before me.

Notary Seal
Notary Public
My Commission Expires: _____________

STATE OF	) ) ss: )	, 1999
COUNTY OF

       Personally appeared, The Winthrop Corporation, by ___________, its ___________, duly authorized, signer and sealer of the foregoing instrument, and he/she acknowledged the same to be his/her free act and deed, and the free act and deed of said corporation, before me_

Notary Seal
Notary Public
My Commission Expires: _____________

STATE OF	) ) ss: )	, 1999
COUNTY OF

       Personally appeared, 440 Wheelers Farm Road, L.L.C., by Sap II Manager, Inc., its ___________, duly authorized, by ___________, its ___________, duly authorized, signer and sealer of the foregoing instrument, and he/she acknowledged the same to be his/her free act and deed, the free act and deed of said manager, and the free act and deed of 440 Wheelers Farm Road, L.L.C., before me.

Notary Seal
Notary Public
My Commission Expires: _____________

Exhibit A

Lease Documents

1. Agreement of Lease dated as of __________________, and Side Letter Agreement dated as of __________

LANDSCAPING PLAN

SCHEDULE 4

Employee Parking
Visitor Parking
Wheelers Farms Road
Monument Sign
Legend
Seasonal Plantings
Flowering Tree
Pine / Spruce
Maple / Birch / Willow
Existing Side Trees

Schedule 5
Contraction Space

MERRITT CROSSING

10,296 square feet of rentable area

Schedule 6

Security Deposit Instruments

- iv -

  Schedule 6

SECURITY AGREEMENT

This Security Agreement ("Agreement") is entered into on July _____, 1999 between The Winthrop Corporation ("TWC") and 440 Wheelers Farm Road, L.L.C. ("Secured Party") pursuant to an Agreement of Lease, dated as of the date hereof, between TWC as Tenant and Secured Party as Landlord (the "Lease"). Capitalized terms used herein but not defined herein shall have the definitions ascribed to them in the Lease.

RECITALS

    WHEREAS, Section 28.1 of the Lease requires a Security Deposit as security for the obligation of TWC to pay Rental; and

    WHEREAS, said Section permits the Security Deposit to be held in an escrow account; and

    WHEREAS, TWC and Secured Party have agreed that such escrow account shall be subject to the Procedural and Safekeeping Agreement, dated as of the date hereof, by and among Investors Bank & Trust Company ("IBT"), TWC and Secured Party (the "Safekeeping Agreement").

    NOW, THEREFORE, in exchange for the mutual covenants contained in this Agreement and for other good and valuable consideration, the parties agree:

1.           GRANT.   TWC hereby grants to Secured Party a security interest in the collateral described on Schedule A hereto (the "Collateral").

    In acknowledgement of the nature of the Collateral, the Secured Party specifically agrees that any Property in the Safekeeping Account may be designated by TWC as part of the Collateral, and that TWC may from time to time substitute any Acceptable Security (as defined in the Safekeeping Agreement) for any portion of the Property previously deposited in the Safekeeping Account.

The parties specifically agree that any property in the Safekeeping Account in excess of the Collateral is not subject to this Agreement and may be freely transferred or encumbered by TWC without notice to the Secured Party.

2.           OBLIGATIONS.    The security interest granted in Section 1 above secures the obligation of TWC to pay Rental under the Lease and the faithful performance of its duties as Tenant under the Lease (the "Obligations").

3.           WARRANTIES.     TWC represents and warrants

(a)	TWC has the power and right to enter into and perform this Agreement;
(b)	TWC is a corporation duly organized, existing and in good standing under the laws of the State of Connecticut;
(c)	The execution of this Agreement by TWC, and the performance of its duties hereunder, do not and will not contravene any right of any third party;
(d)	The Collateral is and will be owned solely by TWC free and clear of all liens and encumbrances except for the security interest created by this Agreement;
(e)
There are no financing statements or other documents evidencing a lien on file with respect to the Collateral, and so long as this Agreement is in effect, TWC will not execute any such statement or document without the prior consent of Secured Party;
There is no claim, litigation or proceeding threatened or pending that would have a material adverse effect on the ownership of the Collateral; and

(g)	TWC's name is as set forth at the beginning of this Agreement, and TWC shall not add or change names without prior written notice to Secured Party.

4.           PROTECTION OF COLLATERAL.     So long as this Agreement is in effect:

(a)	TWC will keep the Collateral in the Safekeeping Account (as defined in the Safekeeping Agreement) and subject to the Safekeeping Agreement;
(b)	The Collateral will not be encumbered or transferred, whether voluntarily or by operation of law; and
(c)	TWC will execute, at Secured Party's request, such documents that Secured Party deems necessary to perfect, protect, preserve and maintain the security interest granted herein.

5.           DEFAULT.     TWC shall be in default upon the occurrence of any of the following events:

(a)	TWC fails to pay or otherwise perform any of the Obligations beyond any applicable grace period set forth in the Lease;
(b)	TWC fails to substantially comply with or perform within ten (10) days from the date required for performance any provision of this Agreement;
(c)	Any warranty or representation made herein by TWC to Secured Party is untrue;
(d)	Any type of lien is placed on the Collateral and not removed within 60 days; or

(e)	Bankruptcy proceedings are commenced by or against TWC under any provision of the Bankruptcy Code and the same are not dismissed within 60 days.

6.   REMEDIES.   In the event of default, provided that TWC has not cured such default within ten days of having received notice thereof from the Secured Party:

(a)
Secured Party shall have all the rights and remedies of a secured party upon default, including but not limited to those provided under the Uniform Commercial Code as enacted in the State of Connecticut;

(b)	Secured Party shall have access to the Collateral in the manner provided in Section 5 of the Safekeeping Agreement;
(c)
TWC hereby appoints Secured Party as attorney-in-fact for TWC, to exercise any or all of the foregoing powers, and any other powers necessary for the proper exercise of the foregoing, all of which being coupled with an interest, shall be irrevocable until the termination of this Agreement.

7.   TERMINATION.      Provided that TWC is not in default of its obligations under this Agreement, the Lease or the Safekeeping Agreement, the security interest granted in this Security Agreement shall terminate on August 1, 2004, and the Secured Party shall, at TWC's request, execute all documents reasonable necessary to terminate such security interest and any public filings made concerning such security interest.

8.   GENERAL.   The parties agree that the following additional provisions shall apply:

(a)
Except to the extent specifically referenced herein, this Agreement is the only agreement between the parties regarding its subject matter, and supersedes all prior or contemporaneous agreement, whether oral or written;

(b)
No modification or waiver shall be effective unless contained in a writing signed by the modifying or waiving party. The waiver of any default shall not be deemed a waiver of any other subsequent default.

(c)
Any provision of this Agreement which is declared invalid or unenforceable by a court of competent jurisdiction shall be severed and the remainder of this Agreement shall be enforced to the full extent permitted by law.

(d)	This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to any choice of law principles.
(e)	This Agreement shall inure to the benefit of and be binding on the parties and their respective successors and assigns.

(f)
TWC AND SECURED PARTY HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, DEFENSE, COUNTERCLAIM, CROSSCLAIM AND/OR ANY FORM OF PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR RELATING TO THE COLLATERAL NOW OR HEREAFTER SECURING THIS AGREEMENT.

  Executed on the date first above written.

The Winthrop Corporation		440 Wheelers Farm Road, L.L.C.

By:		By:
	Name:		Name:
	Title:		Title:

SCHEDULE A
Description of the Collateral

"Collateral" shall mean an amount equal to $300,000 (THREE HUNDRED THOUSAND DOLLARS) of assets held in the Safekeeping Account (Account Number ), whether such assets be in the form of monies, securities or other property. The valuation of the property in such Safekeeping Account shall be determined by Investors Bank & Trust Co. in accordance with the Safekeeping Agreement.

PROCEDURAL AND SAFEKEEPING AGREEMENT

    This Procedural and Safekeeping Agreement (this "Agreement") is entered into as of the 15th day of July, 1999, by The Winthrop Corporation (the "Customer"), 440 Wheelers Farm Road, L.L.C. (the "Secured Party"), and Investors Bank & Trust Company (the "Bank").

1.       The Lease Agreement.

(a)           This Agreement is entered into in connection with the Agreement of Lease (the "Lease ") between Secured Party as Landlord and The Winthrop Corporation as Tenant. To the extent that this Agreement is inconsistent with the Lease, this Agreement shall govern with respect to the subject matter hereof. All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Lease.

(b)           Effective two (2) Business Days after Tenant's receipt of an executed non-disturbance agreement from Landlord's present Mortgagee, all as defined and provided in the Lease, Customer grants and conveys to the Secured Party a security interest in the Collateral held in the Safekeeping Account, as security for all obligations of Customer under the Lease. "Collateral" shall mean an amount equal to no less than $300,000 (THREE HUNDRED THOUSAND DOLLARS) of assets held in the Safekeeping Account (as defined in Section 2(a), below), whether such assets be in the form of monies, securities or other property (the "Property"). The value of such Collateral shall be the Market Price (as defined in Section 3(b), below).

2.       Establishment of Safekeeping Account; Conditions of Account.

(a)           Customer hereby requests Bank, and Bank hereby agrees, to open and maintain a segregated safekeeping account (the "Safekeeping Account"), to be designated in the name of the Secured Party for the benefit of Customer for the purpose of providing custody of all Property now or hereafter deposited with and accepted by Bank in respect of the Collateral that Customer is required to deposit and maintain from time to time pursuant to the Lease; and

(b)           Bank shall hold all Property deposited in the Safekeeping Account in custody for Customer and Secured Party hereunder, in accordance with the terms of this Agreement, and shall take only such actions with respect to such Property as are required or permitted by this Agreement.

(c)           Bank shall:

(1)           collect and hold in the Safekeeping Account all dividends, interest and other distributions or income in respect of securities held in such Safekeeping Account, and all payments at maturity, redemption, sale or other disposition of such securities; provided that, unless a Notice (as defined in Section 5(a) of this Agreement) has been delivered by Secured Party pursuant to Section 5(a) of this Agreement, all dividends, interest and other distributions and income in respect of such securities received by Bank shall be paid by Bank to Customer (or in accordance with Customer's instructions) at the time such amounts are collected;

(2)           within five Bank Business Days of the end of each month (a Bank Business Day is any day, other than a Saturday or Sunday, on which the office of the Bank at which the Safekeeping Account is maintained is not authorized or required to be closed), provide a written statement to Customer (with a copy to Secured Party) of all Property held in the Safekeeping Account on the last Bank Business Day of such month, and stating that it is holding all Property in such Safekeeping Account for the benefit of Customer subject to Secured Party's rights hereunder; and

(3)           on request, confirm to Secured Party and Customer all Property held in the Safekeeping Account.

(d)           Any and all expenses of establishing, maintaining or terminating the Safekeeping Account, including without limitation any and all expenses incurred by Bank in connection with the Safekeeping Account, shall be borne by Customer.

3.        Deposits and Withdrawals.

(a)           Customer shall deposit and maintain in the Safekeeping Account the Collateral in an amount required by the Lease. Customer may deposit or maintain amounts in excess of such requirements in the Safekeeping Account (any such amounts in excess of such requirements being referred to herein as "Excess Amounts"), which Excess Amounts shall be subject to the provisions of this Agreement, but which are not part of the Collateral.

(b)           All Collateral deposited in the Safekeeping Account shall be in a form that satisfies the guidelines for acceptable securities set forth on Schedule A hereto ("Acceptable Securities"). Such Acceptable Securities shall be valued by Bank in its good faith judgment, based on current price quotations for such securities obtained by Bank or based on the most recent closing price for such securities on the principal exchange or market on which they are traded, if any (such value being hereinafter referred to as the "Market Price"), on the Bank Business Day preceding the Bank Business Day on which such securities are deposited and on each Bank Business Day thereafter. Customer may substitute U.S. Government securities (or other Acceptable Securities) of equal or greater value for securities held in the Safekeeping Account.

(c)           Bank shall release Property from the Safekeeping Account to Customer only upon receipt by Bank of Customer's instruction and provided that the balance of the Property in the safekeeping Account, after such withdrawal, equals or exceeds the Collateral. If, after taking into account the amount of withdrawal requested by Customer, the Bank in good faith estimates that the Market Price of all Property in the Safekeeping Account shall be less than the Collateral, the Bank shall release such Property only upon receipt of the Secured Party's prior written approval of such withdrawal.

4.        Form of Securities Deposited in Safekeeping Account.

  Bank may hold any securities in the Safekeeping Account in bearer, nominee, book-entry or other form and in any depository or clearing corporation; provided, however, that all securities held in the Safekeeping Account shall be identified on Bank's records as being subject to this Agreement, and shall be held in a form that permits transfer without additional authorization by or consent of Customer.

5.       Secured Party's Access to the Safekeeping Account.

(a)           If Secured Party has not received any payment required to be made under the Lease in the manner or at the time provided in the Lease, Secured Party shall, after giving effect to any period to cure the default in payment specified in the Lease, deliver a notice (a "Notice") to Bank stating that all conditions precedent to Secured Party's right to have access to the Collateral in the Safekeeping Account have been satisfied, and provided that Secured Party shall notify Customer of its intention to act pursuant to this Section 5 not less than three Bank Business Days before taking any such action.

(b)           After Secured Party shall have delivered a Notice as provided in Section 5(a), (i) Bank shall not permit Customer to take any action with respect to any Property held in a Safekeeping Account, if the effect of such action would, in the good faith estimate of the Bank, reduce the Property to an amount less than the Collateral; (ii) Bank shall either (A) transfer to Secured Party ownership of securities held in the Safekeeping Account in an amount not to exceed the Collateral, based on the Market Price for such securities on the Bank Business Day preceding the Bank Business Day on which such Notice was given,

(B) sell any securities in the Safekeeping Account in an amount not to exceed the Collateral, based on the Market Price for such securities on the Bank Business Day preceding the Bank Business Day on which such Notice was given, and transfer to Secured Party the proceeds of such sales, or (C) perform any combination of (A) and (B), in each case as instructed by Secured Party, provided that the aggregate of the value assigned by Bank to any securities so transferred to Secured Party and the amount of proceeds of such sales shall not exceed the lesser of (x) the amount of the Collateral, or (y) the amount specified in the Notice. Bank shall retain for Customer's benefit, subject to Secured Party's rights hereunder, any balance in the Safekeeping Account. Secured Party shall give consideration to any timely request by Customer with respect to particular securities to be transferred or sold, but shall not be obligated to comply with any such request if Secured Party, in its reasonable judgment, believes that its rights or position would be jeopardized thereby.

    (c)    Bank shall promptly inform Customer of any Notice received from Secured Party pursuant to this Section 5.

6.          Customer's Representations.

    Customer hereby represents and warrants, for the benefit of Secured Party and the Bank, that:

(a)	Each of Customer's representations and warranties set forth in the Lease is true and correct as of the date hereof and as of the date of each transaction contemplated hereunder and thereunder.

(b)	Customer has full power and authority to enter into this Agreement and to engage in the transactions contemplated hereby.

(c)	This Agreement is the valid and binding agreement of Customer, enforceable against Customer in accordance with its terms.

7.          Bank's Acknowledgments, Rights and Responsibilities.

  (a)           Bank hereby agrees that Bank shall not be entitled to combine any Safekeeping Account with any other account or to exercise any right of set-off or counterclaim against the Safekeeping Account.

  (b)           Bank shall have no duty to require any Property to be delivered to it, to determine that the amount and form of Property deposited in the Safekeeping Account complies with any applicable requirements of the Lease or to determine whether Secured Party has the right to give the Notice referred to in Section 5 of this Agreement.

  (c)           Bank shall not be liable or responsible for anything done or omitted to be done by it in good faith and in the absence of negligence, provided that, in the event that Bank utilizes any sub-custodians in connection with the custody of assets held in the Safekeeping Account, Bank shall be responsible and liable for the custody of such assets, and shall have the obligations set forth herein with respect to such assets, to the same extent as if such assets were held by Bank directly.

  (d)           Bank may rely, and shall be protected in acting, upon any notice, instruction or other communication that it reasonably believes to be genuine and authorized by the appropriate party hereto.

  (e)           As between Secured Party and Bank, Secured Party shall indemnify and hold Bank harmless from and against any losses or liabilities (including counsel fees) including a legal claim of Customer arising from action taken or not taken by the Bank pursuant to instructions of Secured Party hereunder, except to the extent that any such loss or liability results from Bank's negligence or bad faith. Subject to the provisions of the custodial agreement, if any, referred to in Section 12 of this Agreement, as between Customer and Bank, Customer shall indemnify and hold Bank harmless from and against any losses or liabilities (including counsel fees) including a legal claim of Secured Party arising from action taken or not taken by the Bank pursuant to instructions of Customer or Secured Party hereunder, except to the extent that any such loss or liability results from Bank's negligence or bad faith.

           (f)    As between the Customer and the Bank, the provisions of the custodian contract between them shall govern as to any losses or liabilities of such parties arising out of this Agreement.

8.       Communications.

(a)           Unless otherwise specified in this Agreement, all reports, instructions and other communications by any party to another under this Agreement may be oral or written, and shall be given by the most expeditious means reasonably available. All oral communications shall promptly be confirmed in writing.

(b)           Any report, instruction or other communication transmitted to Customer or Bank pursuant to this Agreement shall be transmitted to Customer or Bank, as the case may be, at the applicable address or telecopier or telephone number set forth on the signature page of this Agreement or at such other address or number as Customer or Bank, as the case may be, notifies each other party hereto in writing.

(c)           Any report, instruction or other communication transmitted to Secured Party pursuant to this Agreement shall be transmitted to Secured Party at 440 Wheelers Farm Road, Milford, CT 06460, Attention: T. Craig, Senior Vice President, by telecopier at the number provided to Customer and Bank or by telephone at Secured Party's telephone number at (212) 230-2300 or at such other address or number as Secured Party notifies each other party hereto in writing.

9.       Severability.

If any provision of this Agreement is or at any time becomes inconsistent with or invalid under any present or future applicable law, such inconsistent or invalid provision shall be deemed to be superseded or modified to conform to such applicable law, but in all other respects this Agreement shall continue in full force and effect.

10.    Termination and Closing of the Safekeeping Account.

(a)           Except as provided in Section 10(b) below, this Agreement shall terminate and the Safekeeping Account shall be closed only upon the written consent of Customer and Secured Party. Upon termination of this Agreement and the closing of the Safekeeping Account and the satisfaction of all Customer's obligations to Secured Party hereunder and under the Lease, and receipt by Bank of notice to such effect from Customer and Secured Party, Bank shall transfer to Customer all Property then held in the Safekeeping Account.

(b)           Notwithstanding anything to the contrary herein and in the absence of a Notice to the contrary from the Secured Party to the Bank, this Agreement, including the security interest in the Collateral granted in Section 1(b) above, shall terminate automatically on August 1, 2004, and the Bank shall promptly thereafter transfer to Customer all of the Property then held in the Safekeeping Account. This provision shall be self-executing, without any further notice to, consent of, or action by any party being required.

(c)           Bank may resign from its duties hereunder upon 60 days' prior written notice to Customer and Secured Party, provided that such resignation shall not be effective until a successor safekeeping account has been established on terms acceptable to Secured Party.

11.     Amendment or Waiver.

No provision of this Agreement shall in any respect be waived or modified unless such waiver or modification is in writing and signed by an authorized representative of each party hereto. The rights and remedies of each party under this Agreement are cumulative and no waiver or modification of this Agreement or of any such right or remedy may be inferred from any failure by any such party to exercise any right or remedy under this Agreement.

12.     Custodial Agreement.

If Customer and Bank are parties to a custodial agreement that relates to accounts such as the Safekeeping Account, then the Safekeeping Account shall be subject to such custodial agreement, as well as to this Agreement. To the extent that this Agreement is inconsistent with such custodial agreement, this Agreement shall govern with respect to the subject matter hereof.

13.     Successors; Binding Effect.

(a)            This Agreement shall inure to the benefit of, and be binding upon, each of the parties and their respective successors and assigns.

(b)            This Agreement and the obligations of Customer and Bank hereunder may not be assigned or delegated by Customer or Bank, as the case may be, without the prior written consent of Secured Party and any purported assignment or delegation without such consent shall be void. Secured Party may not assign its rights or delegate its obligations under this Agreement, in whole or in part, without the prior written consent of Customer, and any purported assignment or delegation without such consent shall be void, except for an assignment and delegation of all of Secured Party's rights and obligations hereunder in whatever form Secured Party determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of Secured Party's assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such assignment and delegation of rights and obligations, Secured Party shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such assignment and delegation.

14.     Governing Law.

The construction, validity, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without giving effect to conflicts of law principles).

15.     Consent to Jurisdiction.

 Each of the parties hereto submits to the non-exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the Federal court in Massachusetts with respect to any proceeding arising out of or relating to this Agreement or any transaction in connection herewith, and consents to the service of process by the mailing to such party of copies thereof by certified mail to the address of such party specified according to Section 8 of this Agreement, such service to be effective ten days after mailing. Each of the parties hereto hereby waived irrevocably (i) any objection to the jurisdiction of any such court which it might otherwise be entitled to assert in any proceeding arising out of or relating to this Agreement or any transaction in connection herewith; and (ii) any defense of sovereign immunity or other immunity from suit or enforcement, whether before or after judgment.

16.     Counterparts.

  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument

The Winthrop Corporation

By:
Title:

Address: 1000 Lafayette Boulevard Bridgeport, CT. 06443 ATTENTION: Eugene J. Helm
Telephone: (203) 330-5030
Telecopier: (203) 330-5001

Investors Bank & Trust Company

By:
Title:

Address: 200 Clarendon Street Boston, MA 02116 ATTENTION: Steven K. Krekorian
Telephone: (617) 443-6949
Telecopier: (617) 330-6033

440 Wheelers Farm Road, L.L.C.

By:
Title:

Address: 440 Wheelers Farms Road Milford, CT 06460 ATTENTION: T. Craig, Senior Vice President

Telephone: (212) 230-2300 Telecopier: (212)

SCHEDULE A

Guidelines:

    Assets held in the Safekeeping Account may be invested in:

Equity securities included in the Approved Wright Investment List (the "AWIL"), as published quarterly by Wright Investors' Service, Inc. ("Wright").

US Treasury, US Agency and high grade (rated "AA" or higher by Standard & Poor's) corporate debt securities.

Any mutual fund advised by Wright.

Any combination of the above types of securities.